EXHIBIT 99.1

APACHE CORPORATION

PART II

ITEM 6.	SELECTED FINANCIAL DATA
The following table sets forth selected financial data of the Company and its consolidated subsidiaries over the five-year period ended December 31, 2015. This information should be read in connection with, and is qualified in its entirety by, the more detailed information in the Company’s financial statements set forth in Part IV, Item 15 of this Form 8-K. Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1 – Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements under Part IV, Item 15 of this Form 8-K. Certain amounts for prior years have been reclassified to conform to the current presentation. Factors that materially affect the comparability of this information are disclosed in Management’s Discussion and Analysis under Item 7 of this Form 8-K.

	As of or for the Year Ended December 31,
	2015	2014	2013	2012	2011
	(In millions, except per share amounts)
Income Statement Data
Oil and gas production revenues	$6,510	$12,795	$14,825	$14,965	$14,632
Net income (loss) from continuing operations attributable to common shareholders	(10,844)	(6,653)	(94)	484	2,076
Net income (loss) from continuing operations per share:
Basic	(28.70)	(17.32)	(0.24)	1.00	4.53
Diluted	(28.70)	(17.32)	(0.24)	1.00	4.48
Cash dividends declared per common share	1.00	1.00	0.80	0.68	0.60
Balance Sheet Data
Total assets	$25,500	$44,264	$54,828	$56,775	$49,828
Long-term debt	8,716	11,178	9,600	11,270	6,736
Total equity	9,490	20,541	30,756	28,538	27,282
Common shares outstanding	378	377	396	392	384
For a discussion of significant acquisitions and divestitures, see Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Apache Corporation, a Delaware corporation formed in 1954, is an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids. We currently have exploration and production interests in four geographic areas: the U.S., Canada, Egypt, and the U.K. (North Sea). Apache also pursues exploration interests in other areas that may over time result in reportable discoveries and development opportunities.
During the second quarter of 2016, Apache changed its method of accounting for its oil and gas exploration and development activities from the full cost method to the successful efforts method of accounting. Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1 – Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements under Part IV, Item 15 of this Form 8-K.
During 2015, Apache sold its Australia LNG business and oil and gas assets. During 2014, Apache sold its operations in Argentina. Results of operations and cash flows from operations for Argentina and Australia are reflected as discontinued operations in the Company’s financial statements for all periods presented. Certain historical information has been recast to reflect the results of operations for Argentina and Australia as discontinued operations.
The following discussion should be read together with the Consolidated Financial Statements and the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K, and the risk factors and related information set forth in Part I, Item 1A of the Previously Filed Annual Report, and Part II, Item 7A of this Form 8-K.
Overview of 2015 Results
This year was a transitional year for Apache. We made significant progress high-grading our portfolio, reducing drilling activity, driving down costs, and proactively strengthening our financial condition.
We completed an extensive refocusing of the Company’s asset portfolio which began several years ago. Through this process, we successfully monetized both capital intensive projects and assets that were not accretive to earnings in the near-term and other non-strategic assets. These divestitures included Apache’s interest in LNG projects in Australia and Canada, its exploration and production operations in Australia and Argentina, and mature assets offshore in the Gulf of Mexico. Proceeds from divestitures were used to improve our liquidity and redeployed to upgrade our portfolio.
We also reacted swiftly to the significant decline in crude oil prices that began in the third quarter of 2014 and continued throughout 2015 and into 2016. Immediate action was taken to substantially reduce activity levels, and concrete steps were taken to cut overhead and operating costs. Apache’s intense focus on driving internal efficiencies, along with considerable downward pressure on third-party service costs, resulted in savings in both capital and operating costs. Lease operating expenses and general and administrative expenses decreased 17 percent and 16 percent, respectively, from the prior year.
During the year, we also took action to strengthen our financial and liquidity position. The Company reduced debt by $2.5 billion since year-end 2014 and exited the year with $1.5 billion of cash. Our nearest long-term debt maturity is in 2018, and only $700 million, or 8 percent of our total debt portfolio, matures prior to 2021. In June 2015, we replaced $5.3 billion in revolving credit facilities with one $3.5 billion credit facility, which matures in June 2020.
Daily production of crude oil, natural gas, and natural gas liquids averaged 543 Mboe/d during 2015. Excluding the impact of divested assets and the impact of Egypt impairments, production for the year would have increased 3 percent from 2014, despite a reduction of over 60 percent in capital spending. Production volumes for 2015 included a nonrecurring downward adjustment of 4,726 boe/d related to Egypt taxes on a $1.1 billion impairment of certain gathering, transmission, and processing (GTP) assets in the fourth quarter of 2015. These charges drove a significant loss in Egypt for the fourth quarter, which mostly offset tax expense and tax volumes recognized in the first three quarters of the year. For more information regarding our production-sharing contracts and taxes, please refer to the “Geographic Area Overviews” section set forth in Part I, Item 1 and 2 of the Previously Filed Annual Report.

In spite of these and other operating achievements, the precipitous decline in commodity prices negatively impacted our earnings and cash flow compared to the prior year. We reported a $10.4 billion loss attributable to common stock, or $27.40 per diluted common share, compared to a loss of $8.4 billion, or $21.76 per share in 2014. Notable items impacting our earnings that were driven by the decline in commodity price and refocusing our asset portfolio include the following:

	For the Year Ended December 31,
	2015	2014
	(In millions)
Impairments, net of tax(1)(2)	$7,968	$5,696
Tax adjustments and valuation allowances	2,809	1,549
Discontinued operations (income) loss, net of tax	(492)	1,707
Transaction, reorganization, and separation costs, net of tax	86	44
Contract termination charges, net of tax	57	35
Loss on extinguishment of debt, net of tax	25	—
(Gain) loss on divestitures, net of tax	(180)	1,110

(1)	Excludes Egypt noncontrolling interest impact.

(2)	Includes unproved leasehold impairments, which are reflected in exploration expense in the statement of consolidated operations.
2016 Outlook
We believe our proactive actions taken in 2015 and previous years have positioned us to be flexible and rapid in our responses to the challenges faced in this difficult and unpredictable environment. We are prepared for a potentially “lower for longer” commodity price cycle, while retaining our ability to dynamically manage our activity levels as commodity price and service costs dictate. To ensure that we sustain this position, we have reduced our activity with a target of achieving “cash flow neutrality.” This means our capital program and dividends will be funded through cash from operations and a limited amount of non-core asset sales, without external financing.
We currently plan capital investments in 2016 in the range of $1.4 billion to $1.8 billion, a reduction of over 60 percent from 2015 levels. Approximately $700 million to $800 million will be allocated to North American onshore plays, with the balance to international and U.S. offshore regions. This budget may be adjusted with commodity price movements throughout the year. Our budgeted amounts exclude expenditures attributable to a one-third noncontrolling interest in Egypt. Our capital budget for 2016 has been, and will be, allocated on a prioritized basis as follows: (i) maintain assets and keeping them running efficiently and preserve mineral rights and leases, (ii) further optimize and build high quality inventory for the future, (iii) conduct certain medium-cycle, high impact exploration activities, and (iv) conduct limited-scale development activities that remain economically robust at these low prices. In addition, we will continue our overhead and lease operating expenses cost reduction efforts in order to position Apache for an extended low commodity price environment.
Given the further curtailment of capital spending, we are projecting a production decline of 7 percent to 11 percent in 2016 compared to 2015 production levels after adjusting for divestitures and volumes associated with Egypt’s noncontrolling interest and tax impacts. However, we believe that if commodity prices improve from current market levels, we will be able to increase our capital plan accordingly with a greater focus on growth in our onshore North America assets.

Operational Highlights
Operational highlights for the year include:
North America

•
North America onshore liquids averaged 193,483 barrels per day, with crude oil representing 69 percent of the liquids production. When adjusted for asset divestitures, this represents an increase of 4 percent compared to 2014. North America onshore liquids production represented 56 percent of our worldwide liquids production and 36 percent of our overall production.

•
The Permian region averaged 12 operated rigs during the year, drilling 378 gross wells, 241 net wells. Drilling activity in the region resulted in a production increase of 6 percent relative to the prior year. Over half of the region’s production is crude oil and 20 percent is NGLs. Combined, this represents more than a third of Apache’s total liquids production for 2015. The region averaged 168 Mboe/d during 2015.

•
The MidContinent/Gulf Coast region averaged 5 operated rigs during the year, drilling 127 gross wells, 76 net wells. The region focused its drilling activities in the Canyon Lime, Eagleford, Marmaton, and Woodford formations during 2015. Apache is active in the SCOOP play in Central Oklahoma targeting the Woodford formation, where we drilled or participated in drilling 33 wells. The region averaged 73 Mboe/d during 2015.

•
The Canada region averaged 2 operated rigs during the year, drilling 38 gross wells, 21 net wells. Canada primarily focused on advancing growth plays in the Duvernay and Montney formations, with a goal of reducing drilling and completion costs. In the Duvernay, we brought on-line our first seven-well pad under budget and at production levels that are exceeding our initial expectations. The region averaged 68 Mboe/d during 2015.

International and Offshore

•
The Egypt region significantly reduced its drilling program throughout the year, averaging 14 rigs and drilling 122 gross wells, 107 net wells. Despite the reduction, gross production increased 1 percent, while Egypt’s net production decreased 3 percent from 2014, a function of our production-sharing contracts. Development of the Ptah and Berenice oil fields continued to deliver excellent results, with nine new wells brought on-line and combined gross field production exceeding 26,000 b/d at its peak. The region averaged 154 net Mboe/d during 2015.

•
The North Sea region averaged 6 rigs, drilling 26 gross wells, 22 net wells. During the year, the region averaged production of 71 Mboe/d. Apache was able to maintain relatively flat production year over year despite a 21 percent reduction in capital expenditures. The 2015 drilling program was extremely successful and sets up excellent growth and profitability opportunities over the next five years. During the fourth quarter of 2015, Apache announced five significant wells in the North Sea: three exploration discoveries and two notable development wells.

Exploration Discoveries

•
The K discovery, in the Beryl area, is a significant oil discovery with multiple commercial zones across three distinct fault blocks, including one fault block with over 1,500 feet of net pay. Apache is the operator of this discovery with a 55 percent working interest.

•
The Corona discovery, also located in the Beryl area, logged 225 feet total vertical depth net pay in excellent reservoir-quality sandstone. Apache has a 100 percent working interest in this discovery.

•
The Seagull discovery confirmed 672 feet of net oil pay over a 1,092-foot column in Triassic-age sands. The well was flow tested with a facility-constrained rate of 8.7 Mb/d of oil and 16 million cubic feet of natural gas per day (MMcf/d) with a very low pressure drawdown. Further appraisal work will continue following the recent acquisition of a multi-azimuth 3-D survey. Apache has a 35 percent working interest in this project and is now operator of this license.

Notable Development Wells

•
Apache drilled two significant development wells in the Beryl area, which Apache operates. Apache owns a 60.55 percent working interest in both wells. The ACN development well came online in October at a test rate of    11 Mb/d of oil and 30.4 MMcf/d of natural gas. The L4S pilot well started production in July and had an initial production rate of 2 Mb/d of oil and 45 MMcf/d of natural gas.

For a more detailed discussion related to our various geographic regions, please refer to the “Geographic Area Overviews” section set forth in Part I, Item 1 and 2 of the Previously Filed Annual Report.
Acquisition and Divestiture Activity
Over Apache’s 60-year history, we have repeatedly demonstrated our ability to capitalize quickly and decisively on changes in our industry and economic conditions. A key component of this strategy is to continuously review and optimize our portfolio of assets in response to changes. Most recently and prior to the precipitous decline of commodity prices beginning in 2014, Apache closed, or had agreements executed, on a series of divestitures designed to monetize nonstrategic assets and enhance our portfolio. These divestments comprised primarily capital intensive projects and assets that were not accretive to earnings in the near-term, and included all of our operations in Australia and Argentina. These divestments include:

•
Australia Operations On June 5, 2015, Apache’s subsidiaries completed the sale of the Company’s Australian subsidiary Apache Energy Limited to a consortium of private equity funds managed by Macquarie Capital Group Limited and Brookfield Asset Management Inc. for total proceeds of $1.9 billion (net of $225 million in customary, post-closing adjustments for the period between the effective date, October 1, 2014, and closing). Additionally, in October 2015, Apache’s subsidiaries completed the sale of its 49 percent interest in Yara Pilbara Holdings Pty Ltd (YPHPL), to Yara International for total proceeds of $391 million. The effective date of the transaction was January 1, 2015.

•
LNG Projects On April 2, 2015 and April 10, 2015, Apache subsidiaries completed the sale of its interest in the Wheatstone LNG and Kitimat LNG projects, respectively, along with accompanying upstream oil and gas reserves to Woodside Petroleum Limited (Woodside) for a total cash consideration of $3.7 billion.

•
Nonstrategic Assets in the Anadarko Basin and in southern Louisiana On December 31, 2014, Apache completed the sale of certain Anadarko basin and southern Louisiana oil and gas assets for approximately $1.3 billion in two separate transactions. In the Anadarko basin, Apache sold approximately 115,000 net acres in Wheeler County, Texas, and western Oklahoma. In southern Louisiana, the Company sold working interests in approximately 90,000 net acres. The effective date of both of these transactions was October 1, 2014.

•
Certain Gulf of Mexico Deepwater Assets On June 30, 2014, Apache completed the sale of non-operated interests in the Lucius and Heidelberg development projects and 11 primary term deepwater exploration blocks in the Gulf of Mexico for $1.4 billion. The effective date of the transaction was May 1, 2014.

•
Nonstrategic Canadian Assets On April 30, 2014, Apache completed the sale of primarily dry gas producing hydrocarbon assets in the Deep Basin area of western Alberta and British Columbia, Canada, for $374 million. The assets comprise 328,400 net acres in the Ojay, Noel, and Wapiti areas. Apache retained 100 percent of its working interest in horizons below the Cretaceous in the Wapiti area, including rights to the liquids-rich Montney and other deeper horizons. The effective date of the transaction was January 1, 2014.

•
Argentina Operations On March 12, 2014, Apache’s subsidiaries completed the sale of all of the Company’s operations in Argentina to YPF Sociedad Anónima for $800 million (subject to customary closing adjustments) plus the assumption of $52 million of bank debt as of June 30, 2013.

•
Egypt Sinopec Partnership On November 14, 2013, Apache completed the sale of a one-third minority participation in its Egypt oil and gas business to a subsidiary of Sinopec International Petroleum Exploration and Production Corporation (Sinopec). Apache received cash consideration of $2.95 billion. This noncontrolling interest is recorded separately in the Company’s financial statements.

•
Gulf of Mexico Shelf Operations On September 30, 2013, Apache completed the sale of its Gulf of Mexico Shelf operations and properties to Fieldwood Energy LLC (Fieldwood), an affiliate of Riverstone Holdings. Under the terms of the agreement, Apache received cash consideration of $3.7 billion, and Fieldwood assumed $1.5 billion of discounted asset abandonment liabilities. In respect of such abandonment liabilities, Fieldwood has posted letters of credit in the amount of $500 million and has established a trust account funded by a net profits interest, which contains approximately $140 million as of December 31, 2015. Additionally, Apache retained 50 percent of its ownership interest in both exploration blocks and in horizons below production in developed blocks, and access to existing infrastructure. The effective date of the transaction was July 1, 2013.

For detailed information regarding our acquisitions and divestitures, please refer to Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.

Results of Operations
Oil and Gas Revenues
Apache’s oil and gas revenues by region are as follows:

	For the Year Ended December 31,
	2015		2014		2013
	$ Value	% Contribution	$ Value	% Contribution	$ Value	% Contribution
	($ in millions)
Total Oil Revenues:
United States	$2,063	40%	$4,260	42%	$5,262	44%
Canada	244	5%	537	5%	563	5%
North America	2,307	45%	4,797	47%	5,825	49%
Egypt (3)	1,690	33%	3,196	32%	3,545	30%
North Sea	1,110	22%	2,117	21%	2,500	21%
International (3)	2,800	55%	5,313	53%	6,045	51%
Total(1)(3)	$5,107	100%	$10,110	100%	$11,870	100%
Total Natural Gas Revenues:
United States	$382	32%	$935	46%	$1,096	48%
Canada	242	21%	479	24%	587	25%
North America	624	53%	1,414	70%	1,683	73%
Egypt (3)	393	33%	434	22%	426	19%
North Sea	159	14%	169	8%	194	8%
International (3)	552	47%	603	30%	620	27%
Total(2)(3)	$1,176	100%	$2,017	100%	$2,303	100%
Total NGL Revenues:
United States	$191	84%	$549	82%	$544	84%
Canada	12	5%	76	12%	74	11%
North America	203	89%	625	94%	618	95%
Egypt (3)	13	6%	13	2%	—	—
North Sea	11	5%	30	4%	34	5%
International (3)	24	11%	43	6%	34	5%
Total (3)	$227	100%	$668	100%	$652	100%
Total Oil and Gas Revenues:
United States	$2,636	40%	$5,744	45%	$6,902	47%
Canada	498	8%	1,092	8%	1,224	8%
North America	3,134	48%	6,836	53%	8,126	55%
Egypt (3)	2,096	32%	3,643	29%	3,971	27%
North Sea	1,280	20%	2,316	18%	2,728	18%
International (3)	3,376	52%	5,959	47%	6,699	45%
Total (3)	$6,510	100%	$12,795	100%	$14,825	100%
Discontinued Operations:
Oil Revenue	$138		$757		$1,050
Natural Gas Revenue	140		385		563
NGL Revenue	—		3		18
Total	$278		$1,145		$1,631

(1)	Financial derivative hedging activities decreased 2014 and 2013 oil revenues by $2 million and $47 million, respectively.

(2)	Financial derivative hedging activities increased 2014 and 2013 natural gas revenues by $2 million and $31 million, respectively.

(3)	Amounts include revenue attributable to a noncontrolling interest in Egypt.

Production
The following table presents production volumes by region:

	For the Year Ended December 31,
	2015	Increase (Decrease)	2014	Increase (Decrease)	2013
Oil Volume – b/d:
United States	123,666	(7)%	133,667	(9)%	146,907
Canada	15,768	(10)%	17,593	(1)%	17,724
North America	139,434	(8)%	151,260	(8)%	164,631
Egypt(1)(2)	90,857	1%	90,230	—	90,090
North Sea	59,334	(2)%	60,699	(5)%	63,721
International	150,191	—	150,929	(2)%	153,811
Total	289,625	(4)%	302,189	(5)%	318,442
Natural Gas Volume – Mcf/d:
United States	440,037	(26)%	591,312	(24)%	781,335
Canada	274,764	(15)%	322,783	(35)%	497,515
North America	714,801	(22)%	914,095	(29)%	1,278,850
Egypt(1)(2)	369,507	(8)%	401,431	3%	390,457
North Sea	64,787	16%	55,964	10%	50,961
International	434,294	(5)%	457,395	4%	441,418
Total	1,149,095	(16)%	1,371,490	(20)%	1,720,268
NGL Volume – b/d:
United States	53,928	(8)%	58,807	8%	54,580
Canada	6,126	(1)%	6,180	(8)%	6,689
North America	60,054	(8)%	64,987	6%	61,269
Egypt(1)(2)	1,064	55%	687	NM	—
North Sea	1,131	(19)%	1,392	9%	1,272
International	2,195	6%	2,079	63%	1,272
Total	62,249	(7)%	67,066	7%	62,541
BOE per day:(3)
United States	250,934	(14)%	291,027	(12)%	331,709
Canada	67,688	(13)%	77,569	(28)%	107,332
North America	318,622	(14)%	368,596	(16)%	439,041
Egypt(1)(2)	153,506	(3)%	157,822	2%	155,166
North Sea	71,262	—	71,419	(3)%	73,487
International	224,768	(2)%	229,241	—	228,653
Total	543,390	(9)%	597,837	(10)%	667,694
Discontinued Operations:
Oil (b/d)	7,610		22,227		28,704
Natural Gas (Mcf/d)	94,114		248,837		410,823
NGL (b/d)	—		317		2,102
BOE/d	23,296		64,017		99,277

(1)	Gross oil, natural gas, and NGL production in Egypt were as follows:

	2015	2014	2013
Oil (b/d)	206,501	197,366	197,622
Natural Gas (Mcf/d)	856,950	894,802	912,478
NGL (b/d)	2,459	1,901	—

(2)	Includes net production volumes per day attributable to a noncontrolling interest in Egypt of:

Oil (b/d)	30,224	30,063	3,890
Natural Gas (Mcf/d)	122,985	133,901	17,233
NGL (b/d)	363	229	—

(3)
The table shows production on a barrel of oil equivalent basis (boe) in which natural gas is converted to an equivalent barrel of oil based on a ratio of 6 Mcf to 1 bbl. This ratio is not reflective of the price ratio between the two products.

NM	– Not meaningful

Pricing
The following table presents pricing information by region:

	For the Year Ended December 31,
	2015	Increase (Decrease)	2014	Increase (Decrease)	2013
Average Oil Price - Per barrel:
United States	$45.71	(48)%	$87.33	(11)%	$98.14
Canada	42.33	(49)%	83.57	(4)%	87.00
North America	45.33	(48)%	86.89	(10)%	96.94
Egypt	50.97	(47)%	97.06	(10)%	107.80
North Sea	51.26	(46)%	95.53	(11)%	107.48
International	51.09	(47)%	96.44	(10)%	107.67
Total(1)	48.31	(47)%	91.66	(10)%	102.12
Average Natural Gas Price - Per Mcf:
United States	$2.38	(45)%	$4.33	13%	$3.84
Canada	2.41	(41)%	4.07	26%	3.23
North America	2.39	(44)%	4.24	17%	3.61
Egypt	2.91	(2)%	2.96	(1)%	2.99
North Sea	6.73	(19)%	8.29	(21)%	10.43
International	3.48	(4)%	3.61	(6)%	3.85
Total(2)	2.80	(31)%	4.03	10%	3.67
Average NGL Price - Per barrel:
United States	$9.72	(62)%	$25.57	(6)%	$27.29
Canada	5.52	(84)%	33.61	10%	30.50
North America	9.29	(65)%	26.33	(5)%	27.64
Egypt	30.97	(40)%	51.60	NM	—
North Sea	26.53	(55)%	59.42	(19)%	73.06
International	28.68	(50)%	56.83	(22)%	73.06
Total	9.98	(63)%	27.28	(4)%	28.56
Discontinued Operations:
Oil price ($/Bbl)	$49.76		$93.28		$100.17
Natural Gas price ($/Mcf)	4.07		4.24		3.76
NGL price ($/Bbl)	—		24.57		23.64

(1)	Reflects a per-barrel decrease of $0.02 and $0.37 in 2014 and 2013, respectively, from financial derivative hedging activities.

(2)	Reflects a per-Mcf increase of $0.04 in 2013 from financial derivative hedging activities.
NM – Not meaningful
Crude Oil Prices
A substantial portion of our crude oil production is sold at prevailing market prices, which fluctuate in response to many factors that are outside of the Company’s control. Average realized crude oil prices for 2015 were down 47 percent compared to 2014, a direct result of the sharply lower benchmark oil prices over the past year.
Continued volatility in the commodity price environment reinforces the importance of our asset portfolio. While the market price received for natural gas varies among geographic areas, crude oil tends to trade within a tighter global range. Price movements for all types and grades of crude oil generally move in the same direction. Crude oil prices realized in 2015 averaged $48.31 per barrel.
Natural Gas Prices
Natural gas, which currently has a limited global transportation system, is subject to price variances based on local supply and demand conditions. Our primary markets include North America, Egypt, and the U.K. An overview of the market conditions in our primary gas-producing regions follows:

•
North America has a common market; most of our gas is sold on a monthly or daily basis at either monthly or daily market prices. Our North American regions averaged $2.39 per Mcf in 2015, down from $4.24 per Mcf in 2014.

•
In Egypt, our gas is sold to EGPC, primarily under an industry pricing formula indexed to Dated Brent crude oil with a minimum gas price of $1.50 per MMBtu and a maximum gas price of $2.65 per MMBtu, plus an upward adjustment for liquids content. Overall, the region averaged $2.91 per Mcf in 2015, down 2 percent from the prior year.

•
Natural gas from the North Sea Beryl field is processed through the SAGE gas plant operated by Apache. The gas is sold to a third party at the St. Fergus entry point of the national grid on a National Balancing Point index price basis. The region averaged $6.73 per Mcf in 2015, a 19 percent decrease from an average of $8.29 per Mcf in 2014.

NGL Prices
Apache’s NGL production is sold under contracts with prices at market indices based on local supply and demand conditions, less the costs for transportation and fractionation, or on a weighted-average sales price received by the purchaser.
Crude Oil Revenues
2015 vs. 2014   During 2015 crude oil revenues totaled $5.1 billion, approximately 49 percent lower than the 2014 total of $10.1 billion, driven by a 47 percent decrease in average crude oil prices and a 4 percent decrease in worldwide production. Average daily production in 2015 was 289.6 Mb/d, with prices averaging $48.31 per barrel. Crude oil represented 78 percent of our 2015 oil and gas production revenues and 53 percent of our equivalent production, compared to 79 percent and 51 percent, respectively, in the prior year. Lower realized prices reduced revenues $4.8 billion, while lower production volumes reduced revenues an additional $222 million.
Worldwide crude oil production from continuing operations decreased 12.6 Mb/d. When excluding production from asset divestitures during 2015 and 2014, crude oil production remained essentially flat as drilling and recompletion activity in our North American onshore regions offset natural decline in all regions.
2014 vs. 2013   During 2014 crude oil revenues totaled $10.1 billion, $1.8 billion lower than the 2013 total of $11.9 billion, driven by a 5 percent decrease in worldwide production and 10 percent decrease in average realized prices. Average daily production in 2014 was 302.2 Mb/d, with prices averaging $91.66 per barrel. Crude oil represented 79 percent of our 2014 oil and gas production revenues and 51 percent of our equivalent production, compared to 80 and 48 percent, respectively, in the prior year. Lower realized prices reduced revenues $1.2 billion, while lower production volumes reduced revenues $544 million.
Worldwide crude oil production from continuing operations decreased 16.3 Mb/d, however, when excluding production from asset divestitures during 2014 and 2013, crude oil production increased 18.8 Mb/d. This increase was driven by production growth of 20.1 Mb/d in our Permian region as a result of higher drilling and recompletion activity, partially offset by a decrease in production from the North Sea on natural decline.
Natural Gas Revenues
2015 vs. 2014   Natural gas revenues of $1.2 billion for 2015 were $841 million lower than 2014, the result of a 31 percent decrease in realized prices and a 16 percent decrease in production volumes. Worldwide production decreased 222.4 MMcf/d, lowering revenues by $228 million. Realized prices in 2015 averaged $2.80 per Mcf, a decrease of $1.23 per Mcf compared to 2014, which decreased revenues by $613 million.
Worldwide gas production from continuing operations decreased 16 percent. Excluding production from asset divestitures during 2015 and 2014, gas production decreased only 2 percent. This decrease was driven primarily by natural decline and well shut-ins in Egypt and Canada. This decrease was primarily offset by drilling and recompletion activity in North America onshore regions.
2014 vs. 2013   Natural gas revenues of $2.0 billion for 2014 were $286 million lower than 2013, the result of a 20 percent decrease in production volumes offset by a 10 percent increase in realized prices. Worldwide production decreased 348.8 MMcf/d, lowering revenues by $513 million. Realized prices in 2014 averaged $4.03 per Mcf, an increase of $0.36 per Mcf from 2013, which increased revenues by $227 million.

Worldwide gas production from continuing operations decreased 20 percent. However, excluding production from asset divestitures during 2015 and 2014, gas production increased 11.3 MMcf/d. This increase was driven by production growth of 28.0 MMcf/d in the Permian region as a result of higher drilling and recompletion activity. Egypt’s net production increased 11.0 MMcf/d as a result of our successful drilling program with new wells coming on-line during 2014, and production from the North Sea increased 5 MMcf/d on stronger than expected well performance.
NGL Revenues
2015 vs. 2014   NGL revenues totaled $227 million in 2015, a decrease of $441 million from 2014, the result of a 7 percent decrease in production volumes and a 63 percent decrease in realized prices. Worldwide production from continuing operations decreased 4.8 Mb/d, reducing revenues by $17 million. Realized prices in 2015 averaged $9.98 per barrel, a decrease of $17.30 per barrel, which reduced revenues by $424 million.
2014 vs. 2013   NGL revenues totaled $668 million in 2014, an increase of $16 million from 2013, the result of a 7 percent increase in production volumes partially offset by a 4 percent decrease in realized prices. Worldwide production from continuing operations increased 4.5 Mb/d, which added $45 million to revenues. This increase was primarily driven by drilling and recompletion activity in our North American onshore regions. Realized prices in 2014 averaged $27.28 per barrel, a decrease of $1.28 per barrel, which reduced revenues by $29 million.
Operating Expenses
The table below presents a comparison of our expenses on an absolute dollar basis and an equivalent unit of production (boe) basis. Our discussion may reference expenses on a boe basis, on an absolute dollar basis or both, depending on context. All operating expenses include costs attributable to a noncontrolling interest in Egypt. Operating expenses for all periods exclude discontinued operations in Argentina and Australia.

	For the Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	(In millions)			(Per boe)
Lease operating expense	$1,854	$2,238	$2,650	$9.35	$10.26	$10.87
Gathering and transportation	211	273	288	1.05	1.25	1.18
Taxes other than income	282	577	772	1.42	2.65	3.17
Exploration	2,771	2,499	942	13.97	11.45	3.87
General and administrative	380	453	491	1.92	2.07	2.01
Depreciation, depletion and amortization:
Oil and gas property and equipment	2,976	4,195	4,705	15.01	19.22	19.31
Other assets	324	331	352	1.63	1.52	1.44
Asset retirement obligation accretion	145	154	211	0.73	0.71	0.87
Impairments	9,472	7,102	1,443	47.75	32.55	5.92
Transaction, reorganization, and separation	132	67	33	0.67	0.31	0.13
Financing costs, net	511	413	445	2.58	1.89	1.83
Total	$19,058	$18,302	$12,332	$96.08	$83.88	$50.60
Lease Operating Expenses (LOE)
LOE includes several key components, such as direct operating costs, repair and maintenance, and workover costs. Direct operating costs generally trend with commodity prices and are impacted by the type of commodity produced and the location of properties (i.e., offshore, onshore, remote locations, etc.). Fluctuations in commodity prices impact operating cost elements both directly and indirectly. They directly impact costs such as power, fuel, and chemicals, which are commodity price based. Commodity prices also affect industry activity and demand, thus indirectly impacting the cost of items such as rig rates, labor, boats, helicopters, materials, and supplies. Oil, which contributed more than half of our 2015 production, is inherently more expensive to produce than natural gas. Repair and maintenance costs are typically higher on offshore properties.

During 2015, LOE decreased $384 million, or 17 percent, on an absolute dollar basis compared to 2014. On a per-unit basis, LOE decreased $0.91, or 9 percent compared to 2014. During 2014, LOE decreased $412 million, or 16 percent, on an absolute dollar basis compared to 2013. On a per-unit basis, LOE decreased $0.61, or 6 percent, compared to 2013. These reductions reflect our continued focus on cost reductions consistent with the current price environment.
Gathering and Transportation
We generally sell oil and natural gas under two common types of agreements, both of which include a transportation charge. One is a netback arrangement, under which we sell oil or natural gas at the wellhead and collect a lower relative price to reflect transportation costs to be incurred by the purchaser. In this case, we record sales at the netback price received from the purchaser. Alternatively, we sell oil or natural gas at a specific delivery point, pay our own transportation to a third-party carrier, and receive a price with no transportation deduction. In this case, we record the separate transportation cost as gathering and transportation costs.
In the U.S. and Canada we sell oil and natural gas under both types of arrangements. In the North Sea, we pay transportation charges to a third-party carrier. In Egypt, our oil and natural gas production is primarily sold to EGPC under netback arrangements; however, we also export crude oil under both types of arrangements.
2015 vs. 2014  Gathering and transportation costs decreased $62 million from 2014. The decrease was driven primarily by North American onshore divestitures.
2014 vs. 2013  Gathering and transportation costs decreased $15 million from 2013. Canada’s 2014 costs decreased $32 million from a decline in production primarily associated with divestitures. The U.S. costs for 2014 increased $9 million as compared to 2013 primarily as a result of increased production in the MidContinent/Gulf Coast and Permian regions from increased drilling activity partially offset by a decrease from the Gulf of Mexico asset sales. Egypt costs were down $2 million from decreases in the world scale freight rates. North Sea costs increased $10 million on increased NGL activity and oil transportation tariffs.
Taxes Other Than Income
Taxes other than income primarily consist of U.K. Petroleum Revenue Tax (PRT), severance taxes on properties onshore and in state or provincial waters off the coast of the U.S., and ad valorem taxes on properties in the U.S. and Canada. Severance taxes are generally based on a percentage of oil and gas production revenues, while the U.K. PRT is assessed on net receipts from qualifying fields in the U.K. North Sea. We are subject to a variety of other taxes including U.S. franchise taxes and various Canadian taxes, including the Freehold Mineral tax and Saskatchewan Resources surtax. The table below presents a comparison of these expenses:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
U.K. PRT	$59	$177	$382
Severance taxes	121	259	245
Ad valorem taxes	77	104	113
Other	25	37	32
Total Taxes other than income	$282	$577	$772
2015 vs. 2014  Taxes other than income were $295 million lower than 2014. U.K. PRT decreased $118 million over the comparable 2014 period as the result of decreased production revenues in the North Sea from qualifying fields during the year. Severance tax decreased $138 million as the result of lower revenues and the divestiture of properties in Louisiana and Oklahoma. Ad valorem taxes decreased $27 million as a result of property divestitures. In 2015, the U.K. government enacted Finance Bill 2015, which provides tax relief to exploration and production (E&P) companies operating in the North Sea. Effective January 1, 2016, the U.K. PRT rate is reduced from 50 percent to 35 percent.
2014 vs. 2013  Taxes other than income were $195 million lower than 2013. U.K. PRT decreased $205 million over the comparable 2013 period based on a decrease in production revenues in the North Sea from qualifying fields during the year. Severance tax increased $14 million with increased production from the Permian region offset by higher tax credits and decreased commodity prices.

Exploration Expense
Exploration expense includes unproved leasehold impairments, exploration dry hole expense, geological and geophysical expense, and the costs of maintaining and retaining unproved leasehold properties. The following table presents a summary of these expenses:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Unproved leasehold impairments	$2,462	$1,976	$319
Dry hole expense	133	318	410
Geological and geophysical expense	89	122	135
Exploration overhead and other	87	83	78
	$2,771	$2,499	$942
2015 vs. 2014  Exploration expenses in 2015 increased $272 million, or 11 percent, compared to 2014 as lower commodity prices impacted current and planned exploration activity and resulted in unproved leasehold impairments increasing in all key geographic areas. This increase was partially offset by reduced exploration dry hole costs in 2015. Dry hole expense was $185 million higher in 2014 as a result of unsuccessful drilling activities expensed in that period associated with wells primarily in the Gulf of Mexico and Egypt. Geological and geophysical expense decreased $33 million as a result of fewer seismic purchases in Canada during 2015.
2014 vs. 2013  Exploration expenses in 2014 increased $1.6 billion, or 165 percent, compared to 2013 as lower commodity prices impacted exploration activity and resulted in unproved leasehold impairments increasing in all key geographic areas. This increase was partially offset by reduced exploration dry hole costs in 2014. Dry hole expense was $92 million higher in 2013 as a result of unsuccessful drilling activities expensed in that period associated with wells primarily in the Gulf of Mexico and North Sea.
General and Administrative (G&A) Expenses
2015 vs. 2014  G&A expenses decreased $73 million, or 16 percent, from 2014. On a per-unit basis, G&A expenses decreased $0.15 to $1.92 per boe. These reductions reflect Apache’s intense focus on driving internal efficiencies and bringing overhead in line with the current commodity price environment. In 2015, we rationalized our entire organizational structure, eliminating layers of management, consolidating office locations, and reducing corporate and regional staffing to more closely align with activity levels expected in the future.
2014 vs. 2013  G&A expenses decreased $38 million, or 8 percent, from 2013. On a per-unit basis, G&A expenses increased $0.06 to $2.07 per boe, with the benefit of lower costs offset by the impact of lower production.
Depreciation, Depletion and Amortization (DD&A)
2015 vs. 2014  Oil and gas property DD&A expense of $3.0 billion in 2015 decreased $1.2 billion compared to 2014. The Company’s oil and gas property DD&A rate decreased $4.21 per boe in 2015 compared to 2014. The primary factor driving both lower absolute dollar expense and lower DD&A per boe rates was the reduction in the Company’s oil and gas properties as a result of impairments to proved properties in 2014 and 2015. Other asset depreciation remained relatively flat.
2014 vs. 2013  Oil and gas property DD&A expense decreased $510 million on an absolute dollar basis, primarily a result of decreased production volumes. The Company’s oil and gas property DD&A rate decreased $0.09 to $19.22 per boe in 2014 compared to 2013.
Impairments
During 2015, the Company recorded asset impairments totaling $9.5 billion in connection with fair value assessments, including $7.4 billion impairments of oil and gas proved properties, $1.7 billion impairments of gathering, transmission, and processing (GTP) facilities, a $148 million impairment of our YPHPL equity method investment sold in the fourth quarter, $163 million impairment of goodwill in our North Sea reporting unit, and $55 million for inventory write-downs. Oil and gas proved property impairments resulted from lower commodity prices and downward revisions of reserves resulting from changes to the Company's development plans in certain areas. GTP impairments included $555 million for facilities in Canada, $102 million in the U.S., and $1.1 billion in Egypt. The Egyptian impairments resulted in net losses for the year in the applicable concessions, significantly reducing tax expense recorded under our production-sharing contracts.
During 2014, the Company recorded asset impairments totaling $7.1 billion, including $6.1 billion impairments of oil and gas proved properties, $655 million impairment of assets held for sale, $347 million impairments of goodwill in our U.S. and Canadian reporting units, and $32 million for inventory write-downs.
During 2013, the Company recorded asset impairments of oil and gas proved properties of $1.4 billion.
The following table presents a summary of asset impairments recorded for 2015, 2014, and 2013:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Oil and gas proved property	$7,389	$6,068	$1,443
GTP facilities	1,717	—	—
Equity method investment	148	—	—
Assets held for sale	—	655	—
Goodwill	163	347	—
Inventory	55	32	—
Total impairments	$9,472	$7,102	$1,443
Transaction, Reorganization, and Separation Costs
Apache recorded $132 million, $67 million and $33 million of expenses during 2015, 2014, and 2013, respectively, primarily related to divestiture activity and company reorganization, including separation costs, investment banking fees and other associated costs. The charges for 2015 include $53 million for employee separation cost; $42 million associated with office closings, consolidation of office space in Houston, and other reorganization efforts; and $36 million related to the Australia divestiture and other transactions.
Financing Costs, Net
Financing costs incurred during the period comprised the following:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Interest expense	$486	$499	$560
Amortization of deferred loan costs	11	6	8
Capitalized interest	(15)	(85)	(99)
Loss (gain) on extinguishment of debt	39	—	(16)
Interest income	(10)	(7)	(8)
Total Financing costs, net	$511	$413	$445
2015 vs. 2014  Net financing costs increased $98 million from 2014. The increase is primarily related to a decrease of $70 million in capitalized interest from lower asset balances qualifying for capitalized interest and a $39 million loss on the early extinguishment of debt during 2015, partially offset by a decrease of $13 million in interest expense resulting from lower average debt balances.
2014 vs. 2013  Net financing costs decreased $32 million from 2013. The decrease is primarily related to a $61 million decrease in interest expense as a result of lower average debt balances during 2014, partially offset by a $14 million decrease in capitalized interest resulting from lower qualifying asset balances and a $16 million gain on extinguishment of debt in 2013.

Provision for Income Taxes
In 2015, Apache repatriated the sales proceeds from the divestment of its interest in LNG projects and Australian upstream assets. Upon the repatriation of these proceeds, Apache recognized a U.S. current income tax liability of $560 million. Pursuant to its plan of divestiture of these assets, Apache recorded a deferred income tax liability of $560 million on undistributed foreign earnings in 2014.
The 2015 income tax benefit from continuing operations totaled $1.0 billion. The 2015 effective rate reflects the tax benefit from $11.9 billion of asset impairments and the recognition of $2.1 billion of deferred tax assets related to foreign tax credit carryforwards. The 2015 effective tax rate reflects an increase in valuation allowance against the U.S. and Canadian region’s net deferred tax assets. Separately, the U.K. government enacted Finance Bill 2015 that provides income tax relief to E&P companies operating in the North Sea through a reduction of Supplementary Charge from 32 percent to 20 percent, effective January 1, 2015. As a result of the enacted legislation, in 2015, Apache recorded a deferred tax benefit of $414 million related to the remeasurement of the Company’s December 31, 2014 U.K. deferred income tax liability.
The 2014 income tax benefit from continuing operations totaled $519 million. The 2014 effective rate reflects the tax benefit from $9.1 billion of asset impairments. The Company’s rate is also impacted by the $560 million of deferred income tax expense recorded in 2014 for changing our position on undistributed earnings on foreign subsidiaries and $311 million of deferred income tax expense on distributed foreign earnings.
For additional information regarding income taxes, please refer to Note 9—Income Taxes in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.

Capital Resources and Liquidity
Operating cash flows are the Company’s primary source of liquidity. We may also elect to utilize available cash on hand, committed borrowing capacity, access to both debt and equity capital markets, or proceeds from the sale of nonstrategic assets for all other liquidity and capital resource needs.
Apache’s operating cash flows, both in the short-term and the long-term, are impacted by highly volatile oil and natural gas prices, as well as costs and sales volumes. Significant changes in commodity prices impact our revenues, earnings and cash flows. These changes potentially impact our liquidity if costs do not trend with changes in commodity prices. Historically, costs have trended with commodity prices, albeit on a lag. Sales volumes also impact cash flows; however, they have a less volatile impact in the short-term.
Deterioration in commodity prices also impacts estimated quantities of proved reserves. During 2015, we recognized negative reserve revisions of approximately 15 percent of our year-end 2014 estimated proved reserves as a result of lower prices. If realized prices for the remainder of 2016 approximate commodity future prices as of December 31, 2015, the Company is reasonably likely to report additional negative revisions, currently estimated at eight to ten percent of year-end 2015 estimated proved reserves.
Apache’s long-term operating cash flows are dependent on reserve replacement and the level of costs required for ongoing operations. Cash investments are required to fund activity necessary to offset the inherent declines in production and proved crude oil and natural gas reserves. Future success in maintaining and growing reserves and production is highly dependent on the success of our drilling program and our ability to add reserves economically.
We currently plan capital investments in 2016 in the range of $1.4 billion to $1.8 billion, a reduction of over 60 percent from 2015 levels. Approximately $700 million to $800 million will be allocated to North American onshore plays, with the balance to international and U.S. offshore regions. This budget may be adjusted with commodity price movements throughout the year. Our budgeted amounts exclude expenditures attributable to a one-third non-controlling interest in Egypt. Our capital budget for 2016 has been, and will be, allocated on a prioritized basis as follows: (i) maintain assets and keeping them running efficiently and preserve mineral rights and leases, (ii) further optimize and build high quality inventory for the future, (iii) conduct certain medium-cycle, high impact exploration activities, and (iv) conduct limited-scale development activities that remain economically robust at these low prices. In addition, we will continue our overhead and LOE cost reduction efforts in order to position Apache for an extended low commodity price environment.
We believe the liquidity and capital resource alternatives available to Apache, combined with proactive measures to adjust our capital budget to reflect lower commodity prices and anticipated operating cash flows, will be adequate to fund short-term and long-term operations, including our capital spending program, repayment of debt maturities, payment of dividends, and any amount that may ultimately be paid in connection with commitments and contingencies.
For additional information, please see Part I, Items 1 and 2—Business and Properties and Part I, Item 1A—Risk Factors of the Previously Filed Annual Report.

Sources and Uses of Cash
The following table presents the sources and uses of our cash and cash equivalents for the years presented:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Sources of Cash and Cash Equivalents:
Net cash provided by continuing operating activities	$2,554	$7,013	$8,264
Proceeds from Australian divestitures	4,693	—	—
Net cash provided by Argentina discontinued operations	—	788	18
Proceeds from asset divestitures	1,513	3,092	4,405
Proceeds from sale of Egypt noncontrolling interest	—	—	2,948
Commercial paper and bank loan borrowings, net	—	1,568	—
Other	59	—	—
	8,819	12,461	15,635
Uses of Cash and Cash Equivalents:
Capital expenditures	$4,441	$9,489	$8,706
Leasehold and property acquisitions	367	1,475	429
Net cash used by Australia discontinued operations	208	105	732
Commercial paper, credit facility and bank loan repayments, net	1,570	—	509
Payments on fixed-rate debt	939	—	2,072
Shares repurchased	—	1,864	997
Dividends paid	377	365	360
Distributions to noncontrolling interest	129	140	—
Other	—	250	84
	8,031	13,688	13,889
Increase (decrease) in cash and cash equivalents	$788	$(1,227)	$1,746

Net Cash Provided by Continuing Operating Activities
Operating cash flows are our primary source of capital and liquidity and are impacted, both in the short-term and the long-term, by volatile oil and natural gas prices. The factors that determine operating cash flows are largely the same as those that affect net earnings, with the exception of non-cash expenses such as DD&A, asset retirement obligation (ARO) accretion, exploratory dry hole expense, asset impairments, and deferred income tax expense, which affect earnings but do not affect cash flows.
Net cash provided by continuing operating activities for 2015 totaled $2.6 billion, down $4.5 billion from 2014. The decrease primarily reflects lower commodity prices and divestitures.
For a detailed discussion of commodity prices, production, and expenses, please see “Results of Operations” in this Item 7. For additional detail on the changes in operating assets and liabilities and the non-cash expenses which do not impact net cash provided by operating activities, please see the Statement of Consolidated Cash Flows in the Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.
Australia Discontinued Operations
During 2015, Apache completed the sale of its Wheatstone LNG project and associated upstream assets to Woodside for total proceeds of $2.8 billion. During 2015, Apache also completed the sale of its Australian subsidiary AEL to a consortium of private equity funds managed by Macquarie Capital Group Limited and Brookfield Asset Management Inc. for total proceeds of $1.9 billion. The results of operations for the divested Australian assets, asset impairments, and losses on disposal are classified as discontinued operations in all periods presented in this Current Report on Form 8-K.

Argentina Discontinued Operations
During 2014, Apache completed the sale of our Argentina operations and properties to YPF Sociedad Anónima for cash proceeds of $800 million (subject to customary closing adjustments). The results of operations related to Argentina have been classified as discontinued operations in all periods presented in this Current Report on Form 8-K. Net cash provided by Argentina discontinued operations for the first quarter of 2014 was $2 million.
Asset Divestitures
During 2015, 2014, and 2013, Apache recorded proceeds from divestitures totaling $1.5 billion, $3.1 billion, and $4.4 billion, respectively. For information regarding our acquisitions and divestitures, please see Note 3—Acquisitions and Divestitures in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.
Egypt Noncontrolling Interest
During 2013, Apache completed the sale of a one-third minority participation in its Egypt oil and gas business to Sinopec for $2.95 billion. Apache made cash distributions totaling $129 million and $140 million to Sinopec in 2015 and 2014, respectively.
Capital Expenditures
During 2015, capital spending for exploration and development (E&D) activities totaled $4.2 billion compared to $8.6 billion in the prior year. Apache’s E&D capital spending was primarily focused on our North American onshore region, where Apache operated an average of 19 drilling rigs. Apache’s investment in gas gathering, transmission, and processing facilities totaled $233 million and $881 million during 2015 and 2014, respectively. Apache’s investment in GTP was primarily for the Kitimat LNG project, which was divested in the second quarter of 2015.
Apache also completed leasehold and property acquisitions totaling $367 million during 2015, compared with $1.5 billion in 2014. Our acquisition investments continued to focus on adding new leasehold positions to our North American onshore portfolio.
Shares Repurchased
Apache’s Board of Directors has authorized the purchase of up to 40 million shares of the Company’s common stock. Shares may be purchased either in the open market or through privately held negotiated transactions. The Company initiated the buyback program on June 10, 2013, and through December 31, 2014, had repurchased a total of 32.2 million shares at an average price of $88.96 per share. The Company has not purchased any additional shares during 2015 and is not obligated to acquire any specific number of shares.
Dividends
The Company has paid cash dividends on its common stock for 51 consecutive years through 2015. Future dividend payments will depend on the Company’s level of earnings, financial requirements, and other relevant factors. Common stock dividends paid during 2015 totaled $377 million, compared with $365 million in 2014 and $303 million in 2013. The Company paid dividends on its Series D Preferred Stock totaling $57 million in 2013. The preferred stock was converted to common stock in August 2013.
Liquidity

	At December 31,
	2015	2014
	(In millions, except percentages)
Cash and cash equivalents	$1,467	$679
Total debt	8,717	11,178
Equity	9,490	20,541
Available committed borrowing capacity	3,500	3,730
Floating-rate debt/total debt	0%	14%

Cash and Cash Equivalents
At December 31, 2015, we had $1.5 billion in cash and cash equivalents, of which $1.1 billion of cash was held by foreign subsidiaries, and approximately $382 million was held by Apache Corporation and U.S. subsidiaries. The cash held by foreign subsidiaries should not be subject to additional U.S. income taxes if repatriated. The majority of the cash is invested in highly liquid, investment-grade securities with maturities of three months or less at the time of purchase.
Debt
At December 31, 2015, outstanding debt, which consisted of notes and debentures, totaled $8.7 billion. We have $550 million maturing in 2018, $150 million maturing in 2019, and the remaining $8.1 billion maturing in years 2021 through 2096. At December 31, 2015, we had $416,000 of notes due June 2016 classified as current debt on the consolidated balance sheet.
In September 2015, the Company fully redeemed its $500 million 5.625% notes due in 2017 and its $400 million 1.75% notes due in 2017. The notes were redeemed pursuant to the provisions of each respective note’s indenture. Apache paid the holders an aggregate of $939 million in cash reflecting principal and the premium to par, and an additional $8 million in accrued and unpaid interest.
Available Credit Facilities
In June 2015, the Company entered into a five-year revolving credit facility which matures in June 2020, subject to Apache’s two, one-year extension options. The facility provides for aggregate commitments of $3.5 billion (including a $750 million letter of credit subfacility), with rights to increase commitments up to an aggregate $4.5 billion. Proceeds from borrowings may be used for general corporate purposes. Apache’s available borrowing capacity under this facility supports its commercial paper program. In connection with entry into the $3.5 billion facility, Apache terminated $5.3 billion in commitments under existing credit facilities. As of December 31, 2015, aggregate available borrowing capacity under this credit facility was $3.5 billion.
At the Company’s option, the interest rate per annum for borrowings under the facility is either a base rate, as defined, plus a margin, or the London Inter-bank Offered Rate (LIBOR), plus a margin. At December 31, 2015 the margin over LIBOR was 1.0 percent. The Company also pays quarterly a facility fee at a per annum rate on total commitments, which at December 31, 2015 was 0.125 percent on the total $3.5 billion in commitments. The margins and the facility fee vary based upon the Company’s senior long-term debt rating. As a result of recent ratings downgrades, the base rate margin is 0.075 percent, the LIBOR margin is 1.075 percent, and the facility fee is 0.175 percent as of the date of filing this report.
The financial covenants of the credit facility require the Company to maintain an adjusted debt-to-capital ratio of not greater than 60 percent at the end of any fiscal quarter. For purposes of this calculation, capital excludes the effects of non-cash write-downs, impairments, and related charges occurring after June 30, 2015. At December 31, 2015, the Company’s debt-to-capital ratio as calculated under the credit facility was 33 percent.
Negative covenants restrict the ability of the Company and its subsidiaries to create liens securing debt on its hydrocarbon-related assets, with exceptions for liens typically arising in the oil and gas industry, purchase money liens, liens on subsidiary assets located outside of the United States and Canada, and liens arising as a matter of law, such as tax and mechanics’ liens. The Company also may incur liens on assets if debt secured thereby does not exceed 5 percent of the Company’s consolidated assets, or approximately $1.3 billion as of December 31, 2015. Negative covenants also restrict Apache’s ability to merge with another entity unless it is the surviving entity, dispose of substantially all of its assets, and guarantee debt of non-consolidated entities in excess of the stated threshold.
There are no clauses in the facility that permit the lenders to accelerate payments or refuse to lend based on unspecified material adverse changes. The credit facility agreement does not have drawdown restrictions or prepayment obligations in the event of a decline in credit ratings. However, the agreement allows the lenders to accelerate payment maturity and terminate lending commitments for nonpayment and other breaches, and if the Company or any of its U.S. or Canadian subsidiaries defaults on other indebtedness in excess of the stated threshold, is insolvent, or has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold. Lenders may also accelerate payment maturity and terminate lending commitments if the Company undergoes a specified change in control or any borrower has specified pension plan liabilities in excess of the stated threshold. The Company was in compliance with the terms of the credit facility as of December 31, 2015.
In February 2016, Apache entered into a three-year letter of credit facility providing £900 million in commitments, with options to increase commitments to £1.075 billion and extend the term by one year. The facility is available for letters of credit and loans to cash collateralize letter of credit obligations to the extent letters of credit are unavailable under the facility. The facility’s representations and warranties, covenants, and events of default are substantially similar to those in Apache’s $3.5 billion revolving credit facility. Commissions are payable on outstanding letters of credit and borrowings bear interest (at a base rate or LIBOR), plus a margin. Letter of credit commissions, the interest margin, and the facility fee vary depending on Apache’s senior unsecured long-term debt rating. The Company has not requested any letters of credit or borrowings under this facility as of the date of the Previously Filed Annual Report. This facility is available for the Company’s letter of credit needs, particularly those which may arise in respect of abandonment obligations assumed in various North Sea acquisitions.
There is no assurance that the financial condition of banks with lending commitments to the Company will not deteriorate. We closely monitor the ratings of the banks in our bank groups. Having large bank groups allows the Company to mitigate the potential impact of any bank’s failure to honor its lending commitment.
Commercial Paper Program
As of December 31, 2015, the Company has available a $3.5 billion commercial paper program. The commercial paper program generally enables Apache to borrow funds for up to 270 days at competitive interest rates. The commercial paper program is fully supported by available borrowing capacity under the Company’s 2015 $3.5 billion committed credit facility. If the Company is unable to issue commercial paper following a significant credit downgrade or dislocation in the market, the Company’s 2015 committed credit facility, which expires in 2020, is available as a 100 percent backstop. As of December 31, 2015, the Company had no borrowings under its commercial paper program, bank facility, or uncommitted bank lines.
Off-Balance Sheet Arrangements
Apache enters into customary agreements in the oil and gas industry for drilling rig commitments, firm transportation agreements, and other obligations as described below in “Contractual Obligations” in this Item 7. Other than the off-balance sheet arrangements described herein, Apache does not have any off-balance sheet arrangements with unconsolidated entities that are reasonably likely to materially affect our liquidity or capital resource positions.
Contractual Obligations
The following table summarizes the Company’s contractual obligations as of December 31, 2015. For additional information regarding these obligations, please see Note 8—Debt and Note 10—Commitments and Contingencies in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.

Contractual Obligations(1)	Note Reference	Total	2016	2017-2018	2019-2020	2021 & Beyond
	(In millions)
Debt, at face value	Note 8	$8,831	$1	$550	$150	$8,130
Interest payments	Note 8	9,216	447	889	807	7,073
Drilling rig commitments(2)	Note 10	405	194	211	—	—
Purchase obligations(3)	Note 10	354	28	115	139	72
Firm transportation agreements(4)	Note 10	363	96	125	83	59
Office and related equipment	Note 10	342	43	87	72	140
Other operating lease obligations(5)	Note 10	64	22	35	6	1
Total Contractual Obligations		$19,575	$831	$2,012	$1,257	$15,475

(1)
This table does not include the Company’s liability for dismantlement, abandonment, and restoration costs of oil and gas properties or pension or postretirement benefit obligations. For additional information regarding these liabilities, please see Notes 7 and 11, respectively, in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.

(2)
This represents minimum future expenditures for drilling rig services. Apache’s expenditures for drilling rig services will exceed such minimum amounts to the extent Apache utilizes the drilling rigs subject to a particular contractual commitment for a period greater than the period set forth in the governing contract.

(3)
Purchase obligations represent agreements to purchase goods or services that are enforceable, are legally binding, and specify all significant terms, including fixed and minimum quantities to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. These include minimum commitments associated with take-or-pay contracts, NGL processing agreements, and drilling work program commitments.

(4)	Firm transportation commitments relate to contractual obligations for capacity rights on third-party pipelines.

(5)
Other operating lease obligations pertain to other long-term exploration, development, and production activities. The Company has work-related commitments for supply and standby vessels, gas pipeline and land leases.

Apache is also subject to various contingent obligations that become payable only if certain events or rulings were to occur. The inherent uncertainty surrounding the timing of and monetary impact associated with these events or rulings prevents any meaningful accurate measurement, which is necessary to assess settlements resulting from litigation. Apache’s management feels that it has adequately reserved for its contingent obligations, including approximately $52 million for environmental remediation and approximately $29 million for various contingent legal liabilities. For a detailed discussion of the Company’s environmental and legal contingencies, please see Note 10—Commitments and Contingencies in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.
In addition to our recorded environmental and legal liabilities, we have potential exposure to future obligations related to divested properties. Apache has divested various leases, wells, and facilities located in the Gulf of Mexico where the purchasers typically assume all obligations to plug, abandon, and decommission the associated wells, structures, and facilities acquired. One or more of the counterparties in these transactions could, either as a result of the severe decline in oil and natural gas prices or other factors related to the historical or future operations of their respective businesses, face financial problems that may have a significant impact on its solvency and ability to continue as a going concern. If a purchaser of our Gulf of Mexico assets becomes the subject of a case or proceeding under relevant insolvency laws or otherwise fails to perform required abandonment obligations, Apache could be required to perform such actions under applicable federal laws and regulations. In such event, we may be forced to use available cash to cover the costs of such liabilities and obligations should they arise.
With respect to our retained oil and gas operations in the Gulf of Mexico, the Bureau of Ocean Energy Management (BOEM) is currently planning to issue a new Notice to Lessees (NTL) significantly revising the obligations of companies operating in the Gulf of Mexico to provide supplemental assurances of performance with respect to plugging, abandonment, and decommissioning obligations associated with wells, platforms, structures, and facilities. We currently expect such new NTL may require Apache to provide additional security to the BOEM with respect to plugging, abandonment, and decommissioning obligations relating to Apache’s current ownership interests in various Gulf of Mexico leases. We are working closely with the BOEM to make arrangements for the provision of such additional required security, if such security becomes necessary under the new NTL. Additionally, we are not able to predict the effect that these changes might have on counterparties to which Apache has sold Gulf of Mexico assets. Such changes could cause the bonding obligations of such parties to increase substantially, thereby causing a significant impact on the counterparties’ solvency and ability to continue as a going concern.
Insurance Program
We maintain insurance policies that include coverage for physical damage to our assets, third party liability, workers’ compensation, employers’ liability, sudden and accidental pollution, and other risks. Our insurance coverage includes deductibles or retentions that must be met prior to recovery. Additionally, our insurance is subject to policy exclusions and limitations, and there is no assurance that such coverage will adequately protect us against liability from all potential consequences and damages.
Our current insurance policies covering physical damage to our assets provide $1 billion in coverage per occurrence. These policies also provide sudden and accidental pollution coverage. Coverage for Gulf of Mexico named windstorms is excluded from this coverage.
Our current insurance policies covering general liabilities provide approximately $500 million in coverage, scaled to Apache’s interest, subject to a retention that must be met prior to recovery. This coverage is in excess of any existing policies, including, but not limited to, aircraft liability and automobile liability. Our service agreements, including drilling contracts, generally indemnify Apache for injuries and death of the service provider’s employees as well as subcontractors hired by the service provider.
Apache purchases multi-year political risk insurance from the Overseas Private Investment Corporation (OPIC) and other highly rated international insurers covering a portion of its investments in Egypt for losses arising from confiscation, nationalization, and expropriation risks. The Islamic Corporation for the Insurance of Investment and Export Credit (ICIEC, an agency of the Islamic Development Bank) reinsures OPIC. In the aggregate, these insurance policies, subject to the policy terms and conditions, provide approximately $750 million of coverage to Apache, subject to a self-insured retention of approximately $1 billion.

In addition, Apache has a separate policy with OPIC, which, subject to policy terms and conditions, provides $300 million of coverage through 2024 for losses arising from (1) non-payment by EGPC of arbitral awards covering amounts owed Apache on past due invoices and (2) expropriation of exportable petroleum in the event that actions taken by the government of Egypt prevent Apache from exporting our share of production. The Multilateral Investment Guarantee Agency (MIGA), a member of the World Bank Group, provides $150 million in reinsurance to OPIC.
Future insurance coverage for our industry could increase in cost and may include higher deductibles or retentions. In addition, some forms of insurance may become unavailable.

Critical Accounting Policies and Estimates
Apache prepares its financial statements and the accompanying notes in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the accompanying notes. Apache identifies certain accounting policies as critical based on, among other things, their impact on the portrayal of Apache’s financial condition, results of operations, or liquidity and the degree of difficulty, subjectivity, and complexity in their deployment. Critical accounting policies cover accounting matters that are inherently uncertain because the future resolution of such matters is unknown. Management routinely discusses the development, selection, and disclosure of each of the critical accounting policies. The following is a discussion of Apache’s most critical accounting policies.
Reserves Estimates
Proved oil and gas reserves are the estimated quantities of natural gas, crude oil, condensate, and NGLs that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing conditions, operating conditions, and government regulations.
Proved undeveloped reserves include those reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Undeveloped reserves may be classified as proved reserves on undrilled acreage directly offsetting development areas that are reasonably certain of production when drilled, or where reliable technology provides reasonable certainty of economic producibility. Undrilled locations may be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless specific circumstances justify a longer time.
Despite the inherent imprecision in these engineering estimates, our reserves are used throughout our financial statements. For example, since we use the units-of-production method to amortize our oil and gas properties, the quantity of reserves could significantly impact our DD&A expense. A material adverse change in the estimated volumes of reserves could result in property impairments. Finally, these reserves are the basis for our supplemental oil and gas disclosures.
Reserves are calculated using an unweighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months, held flat for the life of the production, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.
Apache has elected not to disclose probable and possible reserves or reserve estimates in this filing.
Oil and Gas Exploration Costs
Apache accounts for its exploration and production activities using the successful efforts method of accounting. Costs of acquiring unproved and proved oil and gas leasehold acreage are capitalized. Costs of drilling and equipping productive wells, including development dry holes, and related production facilities are also capitalized. Oil and gas exploration costs, other than the costs of drilling exploratory wells, are charged to expense as incurred. Costs associated with drilling an exploratory well are initially capitalized, or suspended, pending a determination as to whether proved reserves have been found. On a quarterly basis, management reviews the status of all suspended exploratory drilling costs in light of ongoing exploration activities and determines whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated suspended exploratory well costs are recorded as dry hole expense and reported in exploration expense in the statement of consolidated operations. Otherwise, the costs of exploratory wells remain capitalized.
Long-Lived Assets
Long-lived assets used in operations, including proved oil and gas properties, are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows expected to be generated by an asset group. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. If there is an indication the carrying amount of an asset may not be recovered, the asset is assessed by management through an established process in which changes to significant assumptions such as prices, volumes, and future development plans are reviewed. If, upon review, the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants. The expected future cash flows used for impairment reviews and related fair value calculations are typically based on judgmental assessments of future production volumes, commodity prices, operating costs, and capital investment plans, considering all available information at the date of review.
During 2015, there was a substantial decline in commodity prices. The resulting change in future commodity price assumptions and impact to our future development plan was a triggering event which required us to reassess our long-lived assets for impairment. Based on the results of this assessment, we recorded impairments of certain proved oil and gas properties and gathering, transmission, and processing facilities. For discussion of these impairments, see “Fair Value Measurements” of Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements.
Asset Retirement Obligation (ARO)
The Company has significant obligations to remove tangible equipment and restore land or seabed at the end of oil and gas production operations. Apache’s removal and restoration obligations are primarily associated with plugging and abandoning wells and removing and disposing of offshore oil and gas platforms in the North Sea and Gulf of Mexico. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety, and public relations considerations.

ARO associated with retiring tangible long-lived assets is recognized as a liability in the period in which the legal obligation is incurred and becomes determinable. The liability is offset by a corresponding increase in the underlying asset. The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with Apache’s oil and gas properties. The Company utilizes current retirement costs to estimate the expected cash outflows for retirement obligations. Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.
Income Taxes
Our oil and gas exploration and production operations are subject to taxation on income in numerous jurisdictions worldwide. We record deferred tax assets and liabilities to account for the expected future tax consequences of events that have been recognized in our financial statements and our tax returns. We routinely assess the realizability of our deferred tax assets. If we conclude that it is more likely than not that some portion or all of the deferred tax assets will not be realized under accounting standards, the tax asset would be reduced by a valuation allowance. Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions (particularly as related to prevailing oil and gas prices).
The Company regularly assesses and, if required, establishes accruals for tax contingencies that could result from assessments of additional tax by taxing jurisdictions in countries where the Company operates. Tax reserves have been established and include any related interest, despite the belief by the Company that certain tax positions meet certain legislative, judicial, and regulatory requirements. These reserves are subject to a significant amount of judgment and are reviewed and adjusted on a periodic basis in light of changing facts and circumstances considering the progress of ongoing tax audits, case law, and any new legislation. The Company believes that the reserves established are adequate in relation to the potential for any additional tax assessments.
Purchase Price Allocation
Accounting for the acquisition of a business requires the allocation of the purchase price to the various assets and liabilities of the acquired business and recording deferred taxes for any differences between the allocated values and tax basis of assets and liabilities. Any excess of the purchase price over the amounts assigned to assets and liabilities is recorded as goodwill.
The purchase price allocation is accomplished by recording each asset and liability at its estimated fair value. Estimated deferred taxes are based on available information concerning the tax basis of the acquired company’s assets and liabilities and tax-related carryforwards at the merger date, although such estimates may change in the future as additional information becomes known. The amount of goodwill recorded in any particular business combination can vary significantly depending upon the values attributed to assets acquired and liabilities assumed relative to the total acquisition cost.
In estimating the fair values of assets acquired and liabilities assumed, we made various assumptions. The most significant assumptions relate to the estimated fair values assigned to proved and unproved crude oil and natural gas properties. To estimate the fair values of these properties, we prepared estimates of crude oil and natural gas reserves as described above in “Reserve Estimates” of this Item 7. Estimated fair values assigned to assets acquired can have a significant effect on results of operations in the future.

Goodwill
As of December 31, 2015, the Company’s consolidated balance sheet included $87 million of goodwill, all of which has been assigned to the Egypt reporting unit. Goodwill is assessed at least annually for impairment at the reporting unit level. We conduct a qualitative goodwill impairment assessment as of July 1st of each year, and whenever impairment indicators arise, by examining relevant events and circumstances which could have a negative impact on our goodwill such as macroeconomic conditions, industry and market conditions, cost factors that have a negative effect on earnings and cash flows, overall financial performance, acquisitions and divestitures, and other relevant entity-specific events.
The first step of the impairment test requires management to make estimates regarding the fair value of each reporting unit to which goodwill has been assigned. If it is necessary to determine the fair value of the reporting unit, we use a combination of the income approach and the market approach.
Under the income approach, the fair value of each reporting unit is estimated based on the present value of expected future cash flows. The income approach is dependent on a number of factors including estimates of forecasted revenue and operating costs, proved reserves, the success of future exploration for and development of unproved reserves, discount rates, and other variables. Negative revisions of estimated reserves quantities, increases in future cost estimates, divestiture of a significant component of the reporting unit, or sustained decreases in crude oil or natural gas prices could lead to a reduction in expected future cash flows and possibly an impairment of all or a portion of goodwill in future periods.
Key assumptions used in the discounted cash flow model described above include estimated quantities of crude oil and natural gas reserves, including both proved reserves and risk-adjusted unproved reserves; estimates of market prices considering forward commodity price curves as of the measurement date; and estimates of operating, administrative, and capital costs adjusted for inflation. We discount the resulting future cash flows using discount rates similar to those used by the Company in the valuation of acquisitions and divestitures.
To assess the reasonableness of our fair value estimate, we use a market approach to compare the fair value to similar businesses whose securities are actively traded in the public market. This requires management to make certain judgments about the selection of comparable companies, recent comparable asset transactions, and transaction premiums. Associated market multiples are applied to various financial metrics of the reporting unit to estimate fair value.

Although we base the fair value estimate of each reporting unit on assumptions we believe to be reasonable, those assumptions are inherently unpredictable and uncertain, and actual results could differ from the estimate. In the event of a prolonged global recession, commodity prices may stay depressed or decline further, thereby causing the fair value of the reporting unit to decline, which could result in an impairment of goodwill.

During the second quarter of 2015, the Company recognized a non-cash impairment of the entire amount of recorded goodwill in the North Sea reporting unit of $163 million. During the fourth quarter of 2014, the Company recognized non-cash impairments of the entire amount of recorded goodwill in the U.S. and Canada reporting units of $244 million and $103 million, respectively.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our exposure to market risk. The term market risk relates to the risk of loss arising from adverse changes in oil, gas, and NGL prices, interest rates, or foreign currency and adverse governmental actions. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. The forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.
Commodity Risk
The Company’s revenues, earnings, cash flow, capital investments and, ultimately, future rate of growth are highly dependent on the prices we receive for our crude oil, natural gas and NGLs, which have historically been very volatile because of unpredictable events such as economic growth or retraction, weather and political climate. In 2015, our average crude oil realizations decreased to $48.31 per barrel compared to $91.66 per barrel in 2014. Our average natural gas price realizations decreased 31 percent in 2015 to $2.80 per Mcf from $4.03 per Mcf in 2014.
We periodically enter into derivative positions on a portion of our projected oil and natural gas production through a variety of financial and physical arrangements intended to manage fluctuations in cash flows resulting from changes in commodity prices. Apache typically uses futures contracts, swaps, and options to mitigate commodity price risk. During 2015, the Company did not have any derivative positions. In 2014, approximately 9 percent of our natural gas production from continuing operations and approximately 39 percent of our crude oil production from continuing operations was subject to financial derivative hedges.
See Note 5—Derivative Instruments and Hedging Activities in the Notes to Consolidated Financial Statements set forth in Part IV, Item 15 of this Form 8-K.
Foreign Currency Risk
The Company’s cash flow stream relating to certain international operations is based on the U.S. dollar equivalent of cash flows measured in foreign currencies. In Canada, oil and gas prices and costs, such as equipment rentals and services, are generally denominated in Canadian dollars but are heavily influenced by U.S. markets. Our North Sea production is sold under U.S. dollar contracts, and the majority of costs incurred are paid in British pounds. In Egypt, all oil and gas production is sold under U.S. dollar contracts, and the majority of the costs incurred are denominated in U.S. dollars. Revenue and disbursement transactions denominated in Canadian dollars and British pounds are converted to U.S. dollar equivalents based on the average exchange rates during the period.

Foreign currency gains and losses also arise when monetary assets and monetary liabilities denominated in foreign currencies are translated at the end of each month. Currency gains and losses are included as either a component of “Other” under “Revenues and Other” or, as is the case when we re-measure our foreign tax liabilities, as a component of the Company’s provision for income tax expense on the statement of consolidated operations. A 10 percent strengthening or weakening of the Canadian dollar and British pound against the U.S. dollar as of December 31, 2015, would result in a foreign currency net loss or gain, respectively, of approximately $122 million.

PART IV

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Documents included in this report:

1.	Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders of Apache Corporation:
We have audited the accompanying consolidated balance sheets of Apache Corporation and subsidiaries as of December 31, 2015 and 2014, and the related statements of consolidated operations, comprehensive income (loss), cash flows, and changes in equity for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apache Corporation and subsidiaries at December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company has elected to change its method of accounting for its oil and gas exploration and development activities from the full-cost method of accounting to the successful-efforts method of accounting in 2016.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Apache Corporation’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 26, 2016, expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Houston, Texas
February 26, 2016, except for the effects of the retrospective application of a change in accounting principle as discussed in Note 1, as to which the date is August 4, 2016.

APACHE CORPORATION AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED OPERATIONS

	For the Year Ended December 31,
	2015*	2014*	2013*
	(In millions, except per common share data)
REVENUES AND OTHER:
Oil and gas production revenues:
Oil revenues	$5,107	$10,110	$11,870
Natural gas revenues	1,176	2,017	2,303
Natural gas liquids revenues	227	668	652
	6,510	12,795	14,825
Other	98	285	(315)
Gain (loss) on divestiture	281	(1,608)	(1,231)
	6,889	11,472	13,279
OPERATING EXPENSES:
Lease operating expenses	1,854	2,238	2,650
Gathering and transportation	211	273	288
Taxes other than income	282	577	772
Exploration	2,771	2,499	942
General and administrative	380	453	491
Depreciation, depletion, and amortization:
Oil and gas property and equipment	2,976	4,195	4,705
Other assets	324	331	352
Asset retirement obligation accretion	145	154	211
Impairments	9,472	7,102	1,443
Transaction, reorganization, and separation	132	67	33
Financing costs, net	511	413	445
	19,058	18,302	12,332
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(12,169)	(6,830)	947
Current income tax provision	435	1,281	1,673
Deferred income tax provision (benefit)	(1,445)	(1,799)	(732)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS
INCLUDING NONCONTROLLING INTEREST	(11,159)	(6,312)	6
Net income (loss) from discontinued operations, net of tax	492	(1,707)	438
NET INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	(10,667)	(8,019)	444
Preferred stock dividends	—	—	44
Net income (loss) attributable to noncontrolling interest	(315)	341	56
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(10,352)	$(8,360)	$344
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS:
Net income (loss) from continuing operations attributable to common shareholders	$(10,844)	$(6,653)	$(94)
Net income (loss) from discontinued operations	492	(1,707)	438
Net income (loss) attributable to common shareholders	$(10,352)	$(8,360)	$344
BASIC NET INCOME (LOSS) PER COMMON SHARE:
Basic net income (loss) from continuing operations per share	$(28.70)	$(17.32)	$(0.24)
Basic net income (loss) from discontinued operations per share	1.30	(4.44)	1.11
Basic net income (loss) per share	$(27.40)	$(21.76)	$0.87
DILUTED NET INCOME (LOSS) PER COMMON SHARE:
Diluted net income (loss) from continuing operations per share	$(28.70)	$(17.32)	$(0.24)
Diluted net income (loss) from discontinued operations per share	1.30	(4.44)	1.11
Diluted net income (loss) per share	$(27.40)	$(21.76)	$0.87
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	378	384	395
Diluted	378	384	395
DIVIDENDS DECLARED PER COMMON SHARE	$1.00	$1.00	$0.80
*Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1.
The accompanying notes to consolidated financial statements are an integral part of this statement.

APACHE CORPORATION AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31,
	2015*	2014*	2013*
	(In millions)
NET INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	$(10,667)	$(8,019)	$444
OTHER COMPREHENSIVE INCOME (LOSS):
Pension and postretirement benefit plan, net of tax	(3)	—	9
Commodity cash flow hedge activity, net of tax:
Reclassification of (gain) loss on settled derivative instruments	—	—	11
Change in fair value of derivative instruments	—	(1)	(5)
Derivative hedge ineffectiveness reclassified into earnings	—	—	1
	(3)	(1)	16
COMPREHENSIVE INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	(10,670)	(8,020)	460
Preferred stock dividends	—	—	44
Comprehensive income (loss) attributable to noncontrolling interest	(315)	341	56
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(10,355)	$(8,361)	$360
*Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1.
 The accompanying notes to consolidated financial statements are an integral part of this statement.

APACHE CORPORATION AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED CASH FLOWS

	For the Year Ended December 31,
	2015*	2014*	2013*
	(In millions)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) including noncontrolling interest	$(10,667)	$(8,019)	$444
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (income) from discontinued operations	(492)	1,707	(438)
Loss (gain) on divestitures	(281)	1,608	1,231
Exploratory dry hole expense and unproved leasehold impairments	2,595	2,294	729
Depreciation, depletion, and amortization	3,300	4,526	5,057
Asset retirement obligation accretion	145	154	211
Impairments	9,472	7,102	1,443
Provision for (benefit from) deferred income taxes	(1,445)	(1,799)	(732)
Other	7	(231)	300
Changes in operating assets and liabilities:
Receivables	663	757	105
Inventories	21	(31)	(65)
Drilling advances	138	107	269
Deferred charges and other	(345)	(301)	(148)
Accounts payable	(489)	(216)	286
Accrued expenses	(156)	(572)	(467)
Deferred credits and noncurrent liabilities	88	(73)	39
NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	2,554	7,013	8,264
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	113	944	1,164
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,667	7,957	9,428
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas property	(4,208)	(8,608)	(8,242)
Additions to gas gathering, transmission, and processing facilities	(233)	(881)	(464)
Leasehold and property acquisitions	(367)	(1,475)	(429)
Proceeds from sale of Kitimat LNG	854	—	—
Proceeds from sale of Yara Pilbara	391	—	—
Proceeds from sale of Deepwater Gulf of Mexico assets	—	1,360	—
Proceeds from sale of Anadarko basin and southern Louisiana assets	—	1,262	—
Proceeds from sale of Gulf of Mexico Shelf properties	—	—	3,702
Proceeds from Kitimat LNG transaction, net	—	—	396
Proceeds from sale of oil and gas properties, other	268	470	307
Other, net	6	(299)	(105)
NET CASH USED IN CONTINUING INVESTING ACTIVITIES	(3,289)	(8,171)	(4,835)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	4,372	(219)	(1,874)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,083	(8,390)	(6,709)
CASH FLOWS FROM FINANCING ACTIVITIES:
Commercial paper, credit facilities and bank notes, net	(1,570)	1,568	(509)
Payments on fixed rate debt	(939)	—	(2,072)
Distributions to noncontrolling interest	(129)	(140)	—
Proceeds from sale of noncontrolling interest	—	—	2,948
Dividends paid	(377)	(365)	(360)
Treasury stock activity, net	—	(1,864)	(997)
Other	53	49	21
NET CASH USED IN CONTINUING FINANCING ACTIVITIES	(2,962)	(752)	(969)
NET CASH USED IN DISCONTINUED OPERATIONS	—	(42)	(4)
NET CASH USED IN FINANCING ACTIVITIES	(2,962)	(794)	(973)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	788	(1,227)	1,746
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	679	1,906	160
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,467	$679	$1,906
SUPPLEMENTARY CASH FLOW DATA:
Interest paid, net of capitalized interest	$461	$260	$350
Income taxes paid, net of refunds	573	1,357	1,766
*Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1.
The accompanying notes to consolidated financial statements are an integral part of this statement.

APACHE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31,
	2015*	2014*
	(In millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,467	$679
Receivables, net of allowance	1,253	2,019
Inventories	570	681
Drilling advances	172	283
Assets held for sale	—	3,381
Deferred tax asset	—	890
Prepaid assets and other	290	129
	3,752	8,062
PROPERTY AND EQUIPMENT:
Oil and gas, on the basis of successful efforts accounting:
Proved properties	41,728	49,376
Unproved properties and properties under development, not being amortized	2,277	5,490
Gathering, transmission, and processing facilities	1,052	5,440
Other	1,093	1,152
	46,150	61,458
Less: Accumulated depreciation, depletion, and amortization	(25,312)	(26,813)
	20,838	34,645
OTHER ASSETS:
Deferred charges and other	910	1,557
	$25,500	$44,264
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$618	$1,110
Liabilities held for sale	—	428
Other current liabilities	1,223	2,240
	1,841	3,778
LONG-TERM DEBT	8,716	11,178
DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Income taxes	2,529	5,493
Asset retirement obligation	2,562	2,915
Other	362	359
	5,453	8,767
COMMITMENTS AND CONTINGENCIES (Note 10)
EQUITY:
Common stock, $0.625 par, 860,000,000 shares authorized, 411,218,105 and 409,706,347 shares issued, respectively	257	256
Paid-in capital	12,619	12,590
Retained earnings (accumulated deficit)	(1,980)	8,655
Treasury stock, at cost, 33,183,930 and 33,201,455 shares, respectively	(2,889)	(2,890)
Accumulated other comprehensive loss	(119)	(116)
APACHE SHAREHOLDERS’ EQUITY	7,888	18,495
Noncontrolling interest	1,602	2,046
TOTAL EQUITY	9,490	20,541
	$25,500	$44,264
*Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1.
The accompanying notes to consolidated financial statements are an integral part of this statement.

APACHE CORPORATION AND SUBSIDIARIES
STATEMENT OF CONSOLIDATED CHANGES IN EQUITY

	Series D Preferred Stock	Common Stock	Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Stock	Accumulated Other Comprehensive (Loss)	APACHE SHAREHOLDERS’ EQUITY	Non- Controlling Interest	TOTAL EQUITY
	(In millions)
BALANCE AT DECEMBER 31, 2012 previously reported	$1,227	$245	$9,859	$20,161	$(30)	$(131)	$31,331	$—	$31,331
Effect of change in accounting principle	—	—	—	(2,793)	—	—	(2,793)	—	(2,793)
BALANCE AT DECEMBER 31, 2012 as recast	$1,227	$245	$9,859	$17,368	$(30)	$(131)	$28,538	$—	$28,538
Net income	—	—	—	388	—	—	388	56	444
Postretirement, net of tax of $9	—	—	—	—	—	9	9	—	9
Commodity hedges, net of tax of $4	—	—	—	—	—	7	7	—	7
Preferred dividends	—	—	—	(44)	—	—	(44)	—	(44)
Common dividends ($0.80 per share)	—	—	—	(317)	—	—	(317)	—	(317)
Common stock activity, net	—	1	(22)	—	—	—	(21)	—	(21)
Treasury stock activity, net	—	—	—	—	(997)	—	(997)	—	(997)
Sale of noncontrolling interest	—	—	1,159	—	—	—	1,159	1,789	2,948
Conversion of Series D preferred stock	(1,227)	9	1,218	—	—	—	—	—	—
Compensation expense	—	—	189	—	—	—	189	—	189
BALANCE AT DECEMBER 31, 2013	$—	$255	$12,403	$17,395	$(1,027)	$(115)	$28,911	$1,845	$30,756
Net income (loss)	—	—	—	(8,360)	—	—	(8,360)	341	(8,019)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(140)	(140)
Commodity hedges, net of tax	—	—	—	—	—	(1)	(1)	—	(1)
Common dividends ($1.00 per share)	—	—	—	(380)	—	—	(380)	—	(380)
Common stock activity, net	—	1	(11)	—	—	—	(10)	—	(10)
Treasury stock activity, net	—	—	(1)	—	(1,863)	—	(1,864)	—	(1,864)
Compensation expense	—	—	202	—	—	—	202	—	202
Other	—	—	(3)	—	—	—	(3)	—	(3)
BALANCE AT DECEMBER 31, 2014	$—	$256	$12,590	$8,655	$(2,890)	$(116)	$18,495	$2,046	$20,541
Net loss	—	—	—	(10,352)	—	—	(10,352)	(315)	(10,667)
Distributions to noncontrolling interest	—	—	—	—	—	—	—	(129)	(129)
Postretirement, net of tax	—	—	—	—	—	(3)	(3)	—	(3)
Common dividends ($1.00 per share)	—	—	(95)	(283)	—	—	(378)	—	(378)
Common stock activity, net	—	1	(15)	—	—	—	(14)	—	(14)
Treasury stock activity, net	—	—	(1)	—	1	—	—	—	—
Compensation expense	—	—	140	—	—	—	140	—	140
BALANCE AT DECEMBER 31, 2015	$—	$257	$12,619	$(1,980)	$(2,889)	$(119)	$7,888	$1,602	$9,490
Financial information for all periods has been recast to reflect retrospective application of the successful efforts method of accounting. See Note 1.
The accompanying notes to consolidated financial statements are an integral part of this statement.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nature of Operations

Apache Corporation (Apache or the Company) is an independent energy company that explores for, develops, and produces natural gas, crude oil, and natural gas liquids. The Company has exploration and production interests in four geographic areas: the United States (U.S.), Canada, Egypt, and the United Kingdom (U.K.) North Sea (North Sea). Apache also pursues exploration interests in other areas that may over time result in reportable discoveries and development opportunities.
1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Accounting policies used by Apache and its subsidiaries reflect industry practices and conform to accounting principles generally accepted in the U.S. (GAAP). The Company’s financial statements for prior periods include reclassifications that were made to conform to the current-year presentation. During the second quarter of 2015, Apache completed the sale of its Australian LNG business and oil and gas assets. In March 2014, Apache completed the sale of all of its operations in Argentina. Results of operations and cash flows for the divested Australia assets and Argentina operations are reflected as discontinued operations in the Company’s financial statements for all periods presented. Significant policies are discussed below.
Recast Financial Information for Change in Accounting Principle
In the second quarter of 2016, Apache voluntarily changed its method of accounting for its oil and gas exploration and development activities from the full cost method to the successful efforts method of accounting. The financial information for prior periods has been recast to reflect retrospective application of the successful efforts method, as prescribed by the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 932 “Extractive Activities—Oil and Gas.” Although the full cost method of accounting for oil and gas exploration and development activities continues to be an accepted alternative, the successful efforts method of accounting is the generally preferred method of the U.S. Securities and Exchange Commission (SEC) and is more widely used in the industry such that the change will improve comparability of the Company's financial statements to its peers. The Company believes the successful efforts method provides a more representational depiction of assets and operating results. The successful efforts method also provides for the Company's investments in oil and gas properties to be assessed for impairment in accordance with ASC 360 "Property, Plant, and Equipment" rather than valuations based on prices and costs prescribed under the full cost method as of the balance sheet date. For more detailed information regarding the effects of the change to the successful efforts method, please refer to Note 2—Change in Accounting Principle. The Company has recast certain historical information for all periods presented, including the Statement of Consolidated Operations, Statement of Consolidated Comprehensive Income, Statement of Consolidated Cash Flows, Consolidated Balance Sheet, Statement of Consolidated Changes in Equity, and related information in Notes 1, 2, 3, 4, 6, 7, 8, 9, 12, 13, 15, 16, 17, and 18.
In addition, the Company retrospectively adopted a new accounting standard update for all periods presented which requires debt issuance costs to be presented as a direct deduction from the carrying value of the associated debt liability, consistent with debt discounts. For more information regarding this update, please refer to Note 8—Debt and Financing Costs.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Apache and its subsidiaries after elimination of intercompany balances and transactions. The Company’s undivided interests in oil and gas exploration and production ventures and partnerships are proportionately consolidated. The Company consolidates all other investments in which, either through direct or indirect ownership, Apache has more than a 50 percent voting interest or controls the financial and operating decisions. Noncontrolling interests represent third-party ownership in the net assets of a consolidated Apache subsidiary and are reflected separately in the Company’s financial statements. Investments in which Apache holds less than 50 percent of the voting interest are typically accounted for under the equity method of accounting, with the balance recorded as a component of “Deferred charges and other” in Apache’s consolidated balance sheet and results of operations recorded as a component of “Other” under “Revenues and Other” in the Company’s statement of consolidated operations.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Use of Estimates
Preparation of financial statements in conformity with GAAP and disclosure of contingent assets and liabilities requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Apache evaluates its estimates and assumptions on a regular basis. Actual results may differ from these estimates and assumptions used in preparation of its financial statements and changes in these estimates are recorded when known. Significant estimates with regard to these financial statements include the fair value determination of acquired assets and liabilities and assets held for sale at year-end (see Note 3—Acquisitions and Divestitures), the estimate of proved oil and gas reserves and related present value estimates of future net cash flows therefrom (see Note 16—Supplemental Oil and Gas Disclosures), the assessment of asset retirement obligations (see Note 7—Asset Retirement Obligation), the estimates of fair value for long-lived assets and goodwill (see “Fair Value Measurements,” “Property and Equipment,” and “Goodwill” sections in this Note 1 below), and the estimate of income taxes (see Note 9—Income Taxes).

Fair Value Measurements
Certain assets and liabilities are reported at fair value on a recurring basis in Apache’s consolidated balance sheet. ASC 820-10-35 provides a hierarchy that prioritizes and defines the types of inputs used to measure fair value. The fair value hierarchy gives the highest priority to Level 1 inputs, which consist of unadjusted quoted prices for identical instruments in active markets. Level 2 inputs consist of quoted prices for similar instruments. Level 3 valuations are derived from inputs that are significant and unobservable; hence, these valuations have the lowest priority.
The valuation techniques that may be used to measure fair value include a market approach, an income approach, and a cost approach. A market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. An income approach uses valuation techniques to convert future amounts to a single present amount based on current market expectations, including present value techniques, option-pricing models, and the excess earnings method. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).
Recurring fair value measurements are presented in further detail in Note 8—Debt and Note 11—Retirement and Deferred Compensation Plans.
Apache also uses fair value measurements on a nonrecurring basis when certain qualitative assessments of its assets indicate a potential impairment. For the year ended December 31, 2015, the Company recorded asset impairments totaling $11.9 billion in connection with fair value assessments in the current low commodity price environment. Impairments totaling $11.6 billion were recorded for certain property and equipment, which were written down to their fair values. These impairments are discussed in further detail below in “Property and Equipment.” Also in 2015, the Company recorded $163 million for the impairment of goodwill, $148 million for the impairment of an equity method investment sold in the fourth quarter, and $55 million for inventory write-downs. For a discussion of the equity method investment impairment, see Note 3—Acquisitions and Divestitures.
For the year ended December 31, 2014, the Company recorded asset impairments totaling $9.1 billion in connection with fair value assessments, including $8.0 billion for property and equipment, $347 million for the impairment of goodwill, $655 million for the impairment of assets held for sale, and $32 million for inventory write-downs. The Company also recorded $833 million in impairments related to the sale of the Company's Australian assets and an additional $271 million in impairment of proved properties and inventory in Australia. These impairments are classified as discontinued operations in 2014. For discussion of these impairments, see “Property and Equipment” and “Goodwill” below and Note 3—Acquisitions and Divestitures.
For the year ended December 31, 2013, the Company recorded asset impairments totaling $1.8 billion for property and equipment in connection with fair value assessments.
Cash Equivalents
The Company considers all highly liquid short-term investments with a maturity of three months or less at the time of purchase to be cash equivalents. These investments are carried at cost, which approximates fair value. As of December 31, 2015 and 2014, Apache had $1.5 billion and $679 million, respectively, of cash and cash equivalents.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated at the historical carrying amount net of write-offs and an allowance for doubtful accounts. The carrying amount of Apache’s accounts receivable approximates fair value because of the short-term nature of the instruments. The Company routinely assesses the collectability of all material trade and other receivables. Many of Apache’s receivables are from joint interest owners on properties Apache operates. The Company may have the ability to withhold future revenue disbursements to recover any non-payment of these joint interest billings. The Company accrues a reserve on a receivable when, based on the judgment of management, it is probable that a receivable will not be collected and the amount of any reserve may be reasonably estimated. As of December 31, 2015, 2014, and 2013, the Company had an allowance for doubtful accounts of $103 million, $98 million, and $78 million, respectively. During 2015, Apache’s allowance for doubtful accounts increased $5 million, reflecting additional provisions for the year of $40 million, partially offset by $35 million for uncollectible accounts written off net of recoveries.
Inventories
Inventories consist principally of tubular goods and equipment, stated at weighted-average cost, and oil produced but not sold, stated at the lower of cost or market.
Property and Equipment
The carrying value of Apache’s property and equipment represents the cost incurred to acquire the property and equipment, including capitalized interest, net of any impairments. For business combinations, property and equipment cost is based on the fair values at the acquisition date.
Oil and Gas Property
The Company follows the successful efforts method of accounting for its oil and gas property. Under this method of accounting, exploration costs such as exploratory dry holes, exploratory geological and geophysical costs, delay rentals, unproved impairments, and exploration overhead are expensed as incurred. All costs related to production, general corporate overhead, and similar activities are expensed as incurred. If an exploratory well provides evidence to justify potential development of reserves, drilling costs associated with the well are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. This determination may take longer than one year in certain areas depending on, among other things, the amount of hydrocarbons discovered, the outcome of planned geological and engineering studies, the need for additional appraisal drilling activities to determine whether the discovery is sufficient to support an economic development plan, and government sanctioning of development activities in certain international locations. At the end of each quarter, management reviews the status of all suspended exploratory well costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts or, in the case of discoveries requiring government sanctioning, whether development negotiations are underway and proceeding as planned. If management determines that future appraisal drilling or development activities are unlikely to occur, associated suspended exploratory well costs are expensed.
Acquisition costs of unproved properties are assessed for impairment at least annually and are transferred to proved oil and gas properties to the extent the costs are associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment based on the Company’s current exploration plans. Unproved oil and gas properties with individually insignificant lease acquisition costs are amortized on a group basis over the average lease term at rates that provide for full amortization of unsuccessful leases upon lease expiration or abandonment. Costs of expired or abandoned leases are charged to exploration expense, while costs of productive leases are transferred to proved oil and gas properties. Costs of maintaining and retaining unproved properties, as well as amortization of individually insignificant leases and impairment of unsuccessful leases, are included in exploration costs in the statement of consolidated operations.
Costs to develop proved reserves, including the costs of all development wells and related equipment used in the production of crude oil and natural gas, are capitalized. Depreciation of the cost of proved oil and gas properties is calculated using the unit-of-production (UOP) method. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the carrying value of those reserves. The reserve base used to calculate depreciation for leasehold acquisition costs and the cost to acquire proved properties is the sum of proved developed reserves and proved undeveloped reserves. With respect to lease and well equipment costs, which include development costs and successful exploration drilling costs, the reserve base includes only proved developed reserves. Estimated future dismantlement, restoration and abandonment costs, net of salvage values, are included in the depreciable cost.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Oil and gas properties are grouped for depreciation in accordance with ASC 932 “Extractive Activities - Oil and Gas.” The basis for grouping is a reasonable aggregation of properties with a common geological structural feature or stratigraphic condition, such as a reservoir or field.
When circumstances indicate that proved oil and gas properties may be impaired, the Company compares unamortized capitalized costs to the expected undiscounted pre-tax future cash flows for the associated assets grouped at the lowest level for which identifiable cash flows are independent of cash flows of other assets. If the expected undiscounted pre-tax future cash flows, based on Apache’s estimate of future crude oil and natural gas prices, operating costs, anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value. Fair value is generally estimated using the income approach described in the ASC 820 “Fair Value Measurement.” If applicable, the Company utilizes accepted bids as the basis for determining fair value. The expected future cash flows used for impairment reviews and related fair value calculations are typically based on judgmental assessments of future production volumes, commodity prices, operating costs, and capital investment plans, considering all available information at the date of review. These assumptions are applied to develop future cash flow projections that are then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants. Apache has classified these fair value measurements as Level 3 in the fair value hierarchy.
The following table represents non-cash impairments of the carrying value of the Company’s proved and unproved property and equipment for 2015, 2014 and 2013:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Oil and Gas Property:
Proved	$7,389	$6,068	$1,443
Unproved	2,462	1,976	319
The fair values of the impaired proved properties as of the most recent date of impairment were $3.9 billion, $4.8 billion, and $3.8 billion for 2015, 2014, and 2013, respectively.
On the consolidated statement of operations, unproved impairments are recorded in exploration expense, and proved impairments are recorded in impairments. Gains and losses on significant divestitures are recognized in the statement of consolidated operations. See Note 3—Acquisitions and Divestitures for more detail.
Gathering, Transmission, and Processing Facilities
GTP facilities totaled $1.1 billion and $5.4 billion at December 31, 2015 and 2014, respectively, with accumulated depreciation for these assets totaling $160 million and $1.7 billion for the respective periods. GTP facilities are depreciated on a straight-line basis over the estimated useful lives of the assets. The estimation of useful life takes into consideration anticipated production lives from the fields serviced by the GTP assets, whether Apache-operated or third party, as well as potential development plans by Apache for undeveloped acreage within or in close proximity to those fields.
The Company assesses the carrying amount of its GTP facilities whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the carrying amount of these facilities is more than the sum of the undiscounted cash flows, an impairment loss is recognized for the excess of the carrying value over its fair value. During 2015, the Company recorded impairments of $1.7 billion on certain GTP assets, including $1.1 billion in Egypt, $555 million in Canada, and $103 million in the U.S., which were written down to their fair values of $306 million in aggregate. The fair values of the impaired assets were determined using an income approach, which considered internal estimates of future throughput volumes, processing rates, and costs. These assumptions were applied to develop future cash flow projections that were then discounted to estimated fair value, using a discount rate believed to be consistent with those applied by market participants. Apache has classified these non-recurring fair value measurements as Level 3 in the fair value hierarchy. During 2014, the Company recorded impairments of $1.1 billion of its GTP assets related to the sale of Apache’s Wheatstone and Kitimat LNG projects, and the remaining carrying value of those assets was reclassified to “Assets held for sale” on the Company’s consolidated balance sheet as of December 31, 2014. The $430 million impairment of GTP assets related to Apache's Wheatstone LNG project is reflected in discontinued operations in the Company's statement of consolidated operations. No impairments of GTP facilities were recognized during 2013.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The costs of GTP facilities retired or otherwise disposed of and associated accumulated depreciation are removed from Apache’s consolidated financial statements, and the resulting gain or loss is reflected in “Gain (loss) on divestitures” under “Revenues and Other” in the Company’s statement of consolidated operations. During 2015, Apache recorded a gain on the sale of GTP facilities totaling $59 million associated with the Company’s divestitures of certain Permian Basin assets. During 2014, the Company recorded a loss totaling $180 million associated with divestitures of certain Anadarko basin and southern Louisiana assets. No gain or loss on the sales of GTP facilities was recognized during 2013.
Other Property and Equipment
Other property and equipment includes computer software and equipment, buildings, vehicles, furniture and fixtures, land, and other equipment. These assets are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 20 years. Accumulated depreciation for these assets totaled $693 million and $673 million at December 31, 2015 and 2014, respectively.
Asset Retirement Costs and Obligations
The initial estimated asset retirement obligation related to property and equipment is recorded as a liability at its fair value, with an offsetting asset retirement cost recorded as an increase to the associated property and equipment on the consolidated balance sheet. If the fair value of the recorded asset retirement obligation changes, a revision is recorded to both the asset retirement obligation and the asset retirement cost. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs and changes in the estimated timing of an asset’s retirement. Asset retirement costs are depreciated using a systematic and rational method similar to that used for the associated property and equipment. Accretion expense on the liability is recognized over the estimated productive life of the related assets.
Capitalized Interest
For significant projects, interest is capitalized as part of the historical cost of developing and constructing assets. Significant oil and gas investments in unproved properties actively being explored, significant exploration and development projects that have not commenced production, significant midstream development activities that are in progress, and investments in equity method affiliates that are undergoing the construction of assets that have not commenced principal operations qualify for interest capitalization. Interest is capitalized until the asset is ready for service. Capitalized interest is determined by multiplying the Company’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once an asset subject to interest capitalization is completed and placed in service, the associated capitalized interest is expensed through depreciation or impairment.
Goodwill
Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the assets acquired and liabilities assumed, and it is recorded in "Deferred charges and other" in the Company's consolidated balance sheet. The Company assesses the carrying amount of goodwill by testing for impairment annually and when impairment indicators arise. The impairment test requires allocating goodwill and all other assets and liabilities to assigned reporting units. As of December 31, 2015, Apache assesses each country as a reporting unit. The fair value of each unit is determined and compared to the book value of the reporting unit. If the fair value of the reporting unit is less than the book value, including goodwill, then goodwill is written down to the implied fair value of the goodwill through a charge to expense.
In order to determine the fair value of each reporting unit, the Company uses a combination of the income approach and the market approach. The income approach considers management views on current operating measures as well as assumptions pertaining to market forces in the oil and gas industry, such as future production, future commodity prices, and costs. These assumptions are applied to develop future cash flow projections that are then discounted to estimate fair value, using a discount rate similar to those used by the Company in the valuation of acquisitions and divestitures. To assess the reasonableness of its fair value estimate, the Company uses a market approach to compare the fair value to similar businesses whose securities are actively traded in the public market. This requires management to make certain judgments about the selection of comparable companies, recent comparable asset transactions, and transaction premiums. Associated market multiples are applied to various financial metrics of the reporting unit to estimate fair value. Apache has classified this reporting unit estimation as a non-recurring Level 3 fair value measurement.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

When there is a disposal of a reporting unit or a portion of a reporting unit that constitutes a business, goodwill associated with that business is included in the carrying amount to determine the gain or loss on disposal. The amount of goodwill allocated to the carrying amount of a business can significantly impact the amount of gain or loss recognized on the sale of that business. The amount of goodwill to be included in that carrying amount is based on the relative fair value of the business to be disposed of and the portion of the reporting unit that will be retained. The changes in goodwill in 2014 and 2013 represent amounts allocated to U.S. properties sold in each respective year.
The following presents the changes to goodwill for the years ended 2015, 2014, and 2013:

	United States	Canada	Egypt	North Sea	Total
	(In millions)
Goodwill at December 31, 2012	$1,016	$103	$87	$83	$1,289
Divested	(632)	—	—	—	(632)
Acquired	—	—	—	80	80
Impairments	—	—	—	—	—
Goodwill at December 31, 2013	384	103	87	163	737
Divested	(140)	—	—	—	(140)
Impairments	(244)	(103)	—	—	(347)
Goodwill at December 31, 2014	—	—	87	163	250
Divested	—	—	—	—	—
Impairments	—	—	—	(163)	(163)
Goodwill at December 31, 2015	$—	$—	$87	$—	$87
Reductions in estimated net present value of expected future cash flows from oil and gas properties resulted in implied fair values below the carrying values of Apache’s U.S., North Sea, and Canada reporting units. These goodwill impairments have been recorded in “Impairments” in the Company’s statement of consolidated operations.
Accounts Payable
Included in accounts payable at December 31, 2015 and 2014, are liabilities of approximately $129 million and $229 million, respectively, representing the amount by which checks issued but not presented to the Company’s banks for collection exceeded balances in applicable bank accounts.
Commitments and Contingencies
Accruals for loss contingencies arising from claims, assessments, litigation, environmental and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change.
Revenue Recognition and Imbalances
Oil and gas revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Cash received relating to future revenues is deferred and recognized when all revenue recognition criteria are met.
Apache uses the sales method of accounting for gas production imbalances. The volumes of gas sold may differ from the volumes to which Apache is entitled based on its interests in the properties. These differences create imbalances that are recognized as a liability only when the properties’ estimated remaining reserves net to Apache will not be sufficient to enable the under-produced owner to recoup its entitled share through production. The Company’s recorded liability is generally reflected in other non-current liabilities. No receivables are recorded for those wells where Apache has taken less than its share of production. Gas imbalances are reflected as adjustments to estimates of proved gas reserves and future cash flows in the unaudited supplemental oil and gas disclosures.
Apache markets its own North American natural gas production. Since the Company’s production fluctuates because of operational issues, it is occasionally necessary to purchase third-party oil and gas to fulfill sales obligations and commitments. The costs of third-party oil and gas purchases totaled $105 million, $70 million, and $39 million, for 2015, 2014, and 2013, respectively, which were netted against the related sales proceeds .

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company’s Egyptian operations are conducted pursuant to production sharing contracts under which contractor partners pay all operating and capital costs for exploring and developing the concessions. A percentage of the production, generally up to 40 percent, is available to contractor partners to recover these operating and capital costs over contractually defined periods. Cost recovery is reflected in revenue. The balance of the production is split among the contractor partners and the Egyptian General Petroleum Corporation (EGPC) on a contractually defined basis.
Derivative Instruments and Hedging Activities
Apache periodically enters into derivative contracts to manage its exposure to commodity price risk. These derivative contracts, which are generally placed with major financial institutions, may take the form of forward contracts, futures contracts, swaps, or options. The oil and gas reference prices upon which the commodity derivative contracts are based reflect various market indices that have a high degree of historical correlation with actual prices received by the Company for its oil and gas production. As of December 31, 2015, Apache had no open derivative positions.
When applicable, Apache records all derivative instruments, other than those that meet the normal purchases and sales exception, on the balance sheet as either an asset or liability measured at fair value. Changes in fair value are recognized currently in earnings unless specific hedge accounting criteria are met. Gains and losses from the change in fair value of derivative instruments that do not qualify for hedge accounting are reported in current-period income as “Derivative instrument gains (losses), net” under “Revenues and Other” in the statement of consolidated operations. Hedge accounting treatment allows unrealized gains and losses on cash flow hedges to be deferred in other comprehensive income. Realized gains and losses from the Company’s oil and gas cash flow hedges, including terminated contracts, are generally recognized in oil and gas production revenues when the forecasted transaction occurs. If at any time the likelihood of occurrence of a hedged forecasted transaction ceases to be “probable,” hedge accounting treatment will cease on a prospective basis, and all future changes in the fair value of the derivative will be recognized directly in earnings. Amounts recorded in other comprehensive income prior to the change in the likelihood of occurrence of the forecasted transaction will remain in other comprehensive income until such time as the forecasted transaction impacts earnings. If it becomes probable that the original forecasted production will not occur, then the derivative gain or loss would be reclassified from accumulated other comprehensive income into earnings immediately. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time, and any ineffectiveness is immediately reported as “Other” under “Revenues and Other” in the statement of consolidated operations.
Income Taxes
Apache records deferred tax assets and liabilities to account for the expected future tax consequences of events that have been recognized in the financial statements and tax returns. The Company routinely assesses the ability to realize its deferred tax assets. If the Company concludes that it is more likely than not that some or all of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. Numerous judgments and assumptions are inherent in the determination of future taxable income, including factors such as future operating conditions (particularly as related to prevailing oil and gas prices) and changing tax laws.
Apache does not record U.S. deferred income taxes on foreign subsidiaries that are deemed to be permanently reinvested. When such earnings are no longer deemed permanently reinvested, Apache will recognize the appropriate U.S. current or deferred income tax liabilities. For more information, please refer to Note 9—Income Taxes.
Foreign Currency Transaction Gains and Losses
The U.S. dollar is the functional currency for each of Apache’s international operations. The functional currency is determined country-by-country based on relevant facts and circumstances of the cash flows, commodity pricing environment and financing arrangements in each country. Foreign currency transaction gains and losses arise when monetary assets and liabilities denominated in foreign currencies are remeasured to their U.S. dollar equivalent at the exchange rate in effect at the end of each reporting period. Foreign currency gains and losses also arise when revenue and disbursement transactions denominated in a country’s local currency are converted to a U.S. dollar equivalent based on the average exchange rates during the reporting period.
Foreign currency transaction gains and losses related to current taxes payable and deferred tax assets and liabilities are recorded as components of the provision for income taxes. For further discussion, please refer to Note 9—Income Taxes. All other foreign currency transaction gains and losses are reflected in “Other” under “Revenues and Other” in the statement of consolidated operations. The Company’s other foreign currency gains and losses netted to a loss in 2015 of $11 million, a gain in 2014 of $8 million, and a loss in 2013 of $30 million.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Insurance Coverage
The Company recognizes an insurance receivable when collection of the receivable is deemed probable. Any recognition of an insurance receivable is recorded by crediting and offsetting the original charge. Any differential arising between insurance recoveries and insurance receivables is recorded as a capitalized cost or as an expense, consistent with its original treatment.
Earnings Per Share
The Company’s basic earnings per share (EPS) amounts have been computed based on the weighted-average number of shares of common stock outstanding for the period. Diluted EPS reflects potential dilution, using the treasury stock method, which assumes that options were exercised and restricted stock was fully vested. The diluted EPS calculations for the year ended December 31, 2013, includes weighted-average shares of common stock from the assumed conversion of Apache’s convertible preferred stock.
Stock-Based Compensation
The Company accounts for stock-based compensation under the fair value recognition provisions of ASC Topic 718, “Compensation – Stock Compensation.” The Company grants various types of stock-based awards including stock options, nonvested restricted stock units, and performance-based awards. Additionally, the Company also grants cash-based stock appreciation rights. These plans and related accounting policies are defined and described more fully in Note 12—Capital Stock. Stock compensation awards granted are valued on the date of grant and are expensed, net of estimated forfeitures, over the required service period.
ASC Topic 718 also requires that benefits of tax deductions in excess of recognized compensation cost be reported as financing cash flows rather than as operating cash flows. The Company classified $1 million, $35,000, and $1 million as financing cash inflows in 2015, 2014, and 2013, respectively.
Treasury Stock
The Company follows the weighted-average-cost method of accounting for treasury stock transactions.
New Pronouncements Issued But Not Yet Adopted
In September 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-16, which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment, including amounts it would have recorded in previous periods if the accounting had been completed at the acquisition date. ASU 2015-16 is effective for fiscal years beginning after December 15, 2016. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.
In July 2015, the FASB issued ASU 2015-11, which simplifies the subsequent measurement of inventory by requiring inventory to be measured at the lower of cost and net realizable value. Entities will continue to apply their existing impairment models to inventories that are accounted for using last-in first-out and the retail inventory method. Under current guidance, net realizable value is one of several calculations an entity needs to make to measure inventory at the lower of cost or market. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company does not expect the adoption of this amendment to have a material impact on its consolidated financial statements.
In May 2014, the FASB and the International Accounting Standards Board (IASB) issued a joint revenue recognition standard, ASU 2014-9. The new standard removes inconsistencies in existing standards, changes the way companies recognize revenue from contracts with customers, and increases disclosure requirements. The guidance requires companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. In July 2015, the FASB announced a delay in the effective date of the revenue standard by one year. The deferral results in the new revenue standard being effective for annual and interim periods beginning after December 15, 2017. The standard is required to be adopted using either the full retrospective approach, with all prior periods presented adjusted, or the modified retrospective approach, with a cumulative adjustment to retained earnings on the opening balance sheet. The Company is currently evaluating the level of effort needed to implement the standard, the impact of adopting this standard on its consolidated financial statements, and whether to use the full retrospective approach or the modified retrospective approach.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

2.   CHANGE IN ACCOUNTING PRINCIPLE
During the second quarter of 2016, the Company voluntarily changed its method of accounting for oil and gas exploration and development activities from the full cost method to the successful efforts method. Accordingly, financial information for prior periods has been recast to reflect retrospective application of the successful efforts method. In general, under successful efforts, exploration expenditures such as exploratory dry holes, exploratory geological and geophysical costs, delay rentals, unproved impairments, and exploration overhead are charged against earnings as incurred, versus being capitalized under the full cost method of accounting. Successful efforts also provides for the assessment of potential property impairments under ASC 360 by comparing the net carrying value of oil and gas properties with associated projected undiscounted pre-tax future net cash flows. If the expected undiscounted pre-tax future net cash flows are lower than the unamortized capitalized costs, the capitalized cost is reduced to fair value. Under the full cost method of accounting, a write-down would be required if the net carrying value of oil and gas properties exceeds a full cost “ceiling,” using an unweighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months. In addition, gains or losses, if applicable, are generally recognized on the dispositions of oil and gas property and equipment under the successful efforts method, as opposed to an adjustment to the net carrying value of the remaining assets under the full cost method. Apache’s consolidated financial statements have been recast to reflect these differences. The adjustments for the 2014 consolidated balance sheet also include assets classified as held-for-sale under the successful efforts method of accounting.
The following tables present the effects of the change to the successful efforts method in the statement of consolidated operations:

	Changes to the Statement of Consolidated Operations and Statement of Consolidated Comprehensive Income (Loss)
For the Year Ended December 31, 2015	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions, except per share data)
Oil revenues	$4,999	$108	$5,107
Natural gas revenues	1,157	19	1,176
NGL revenues	227	—	227
Oil and gas production revenues	6,383	127	6,510
Other	(76)	174	98
Gain (loss) on divestiture	59	222	281
Exploration	—	2,771	2,771
General and administrative	377	3	380
Depreciation, depletion, and amortization:
Oil and gas property and equipment
Recurring	3,531	(555)	2,976
Additional	25,517	(25,517)	—
Impairments	1,920	7,552	9,472
Financing costs, net	299	212	511
Current income tax provision	309	126	435
Deferred income tax provision (benefit)	(5,778)	4,333	(1,445)
NET LOSS FROM CONTINUING OPERATIONS INCLUDING NONCONTROLLING INTEREST	(22,757)	11,598	(11,159)
Net loss attributable to noncontrolling interest	(409)	94	(315)
NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(22,348)	11,504	(10,844)
Net income (loss) from discontinued operations, net of tax	(771)	1,263	492
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(23,119)	12,767	(10,352)

Per Common Share
Basic net loss from continuing operations per share	$(59.16)	$30.46	$(28.70)
Basic net income (loss) from discontinued operations per share	(2.04)	3.34	1.30
Basic net loss per share	$(61.20)	$33.80	$(27.40)

Diluted net loss from continuing operations per share	$(59.16)	$30.46	$(28.70)
Diluted net income (loss) from discontinued operations per share	(2.04)	3.34	1.30
Diluted net loss per share	$(61.20)	$33.80	$(27.40)

Other Comprehensive Income
Pension and postretirement benefit plan, net of tax	$—	$(3)	$(3)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	(23,119)	12,764	(10,355)

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Changes to the Statement of Consolidated Operations and Statement of Consolidated Comprehensive Income (Loss)
For the Year Ended December 31, 2014	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions, except per share data)
Oil revenues	$10,040	$70	$10,110
Natural gas revenues	1,983	34	2,017
NGL revenues	668	—	668
Oil and gas production revenues	12,691	104	12,795
Other	290	(5)	285
Gain (loss) on divestiture	(180)	(1,428)	(1,608)
Exploration	—	2,499	2,499
General and administrative	451	2	453
Depreciation, depletion, and amortization:
Oil and gas property and equipment
Recurring	4,388	(193)	4,195
Additional	5,001	(5,001)	—
Impairments	1,919	5,183	7,102
Financing costs, net	211	202	413
Current income tax provision	1,177	104	1,281
Deferred income tax provision (benefit)	(514)	(1,285)	(1,799)
NET LOSS FROM CONTINUING OPERATIONS INCLUDING NONCONTROLLING INTEREST	(3,472)	(2,840)	(6,312)
Net income attributable to noncontrolling interest	343	(2)	341
NET LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(3,815)	(2,838)	(6,653)
Net loss from discontinued operations, net of tax	(1,588)	(119)	(1,707)
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	(5,403)	(2,957)	(8,360)

Per Common Share
Basic net loss from continuing operations per share	$(9.93)	$(7.39)	$(17.32)
Basic net loss from discontinued operations per share	(4.13)	(0.31)	(4.44)
Basic net loss per share	$(14.06)	$(7.70)	$(21.76)

Diluted net loss from continuing operations per share	$(9.93)	$(7.39)	$(17.32)
Diluted net loss from discontinued operations per share	(4.13)	(0.31)	(4.44)
Diluted net loss per share	$(14.06)	$(7.70)	$(21.76)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(5,404)	$(2,957)	$(8,361)

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Changes to the Statement of Consolidated Operations and Statement of Consolidated Comprehensive Income (Loss)
For the Year Ended December 31, 2013	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions, except per share data)
Oil revenues	$11,853	$17	$11,870
Natural gas revenues	2,266	37	2,303
NGL revenues	652	—	652
Oil and gas production revenues	14,771	54	14,825
Other	(333)	18	(315)
Gain (loss) on divestiture	—	(1,231)	(1,231)
Exploration	—	942	942
General and administrative	481	10	491
Depreciation, depletion, and amortization:
Oil and gas property and equipment
Recurring	4,534	171	4,705
Additional	995	(995)	—
Other assets	337	15	352
Impairments	—	1,443	1,443
Financing costs, net	229	216	445
Current income tax provision	1,619	54	1,673
Deferred income tax provision (benefit)	309	(1,041)	(732)
NET INCOME FROM CONTINUING OPERATIONS INCLUDING NONCONTROLLING INTEREST	1,980	(1,974)	6
NET INCOME (LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREHOLDERS	1,880	(1,974)	(94)
Net income from discontinued operations, net of tax	308	130	438
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	2,188	(1,844)	344

Per Common Share
Basic net income (loss) from continuing operations per share	$4.75	$(4.99)	$(0.24)
Basic net income from discontinued operations per share	0.78	0.33	1.11
Basic net loss per share	$5.53	$(4.66)	$0.87

Diluted net income (loss) from continuing operations per share	$4.74	$(4.98)	$(0.24)
Diluted net income from discontinued operations per share	0.76	0.35	1.11
Diluted net income per share	$5.50	$(4.63)	$0.87

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$2,204	$(1,844)	$360

The following tables present the effects of the change to the successful efforts method in the statement of consolidated cash flows:

	Changes to the Statement of Consolidated Cash Flows
For the Year Ended December 31, 2015	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions)
Net income (loss) including noncontrolling interest	$(23,528)	$12,861	$(10,667)
Loss (income) from discontinued operations	771	(1,263)	(492)
Loss (gain) on divestitures, net	(59)	(222)	(281)
Exploratory dry hole expense and unproved leasehold impairments	—	2,595	2,595
Depreciation, depletion, and amortization	29,372	(26,072)	3,300
Impairments	1,920	7,552	9,472
Other noncash items, net	161	(154)	7
Provision for (benefit from) deferred income taxes	(5,778)	4,333	(1,445)
Changes in operating assets and liabilities	(170)	90	(80)
Net cash provided by operating activities - continuing operations	2,834	(280)	2,554
Net cash provided by operating activities - discontinued operations	150	(37)	113
Additions to oil and gas property	(4,578)	370	(4,208)
Net cash used in investing activities - continuing operations	(3,659)	370	(3,289)
Net cash provided by investing activities - discontinued operations	4,335	37	4,372
NET INCREASE (DECREASE) IN CASH	698	90	788
BEGINNING CASH BALANCE	769	(90)	679
ENDING CASH BALANCE	1,467	—	1,467

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Changes to the Statement of Consolidated Cash Flows
For the Year Ended December 31, 2014	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions)
Net income (loss) including noncontrolling interest	$(5,060)	$(2,959)	$(8,019)
Loss (income) from discontinued operations	1,588	119	1,707
Loss (gain) on divestitures, net	180	1,428	1,608
Exploratory dry hole expense and unproved leasehold impairments	—	2,294	2,294
Depreciation, depletion, and amortization	9,720	(5,194)	4,526
Impairments	1,919	5,183	7,102
Provision for (benefit from) deferred income taxes	(514)	(1,285)	(1,799)
Changes in operating assets and liabilities	(239)	(90)	(329)
Net cash provided by operating activities - continuing operations	7,517	(504)	7,013
Net cash provided by operating activities - discontinued operations	944	—	944
Additions to oil and gas property	(9,022)	414	(8,608)
Net cash used in investing activities - continuing operations	(8,585)	414	(8,171)
Net cash used in investing activities - discontinued operations	(219)	—	(219)
NET INCREASE (DECREASE) IN CASH	(1,137)	(90)	(1,227)
BEGINNING CASH BALANCE	1,906	—	1,906
ENDING CASH BALANCE	769	(90)	679

	Changes to the Statement of Consolidated Cash Flows
For the Year Ended December 31, 2013	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions)
Net income (loss) including noncontrolling interest	$2,288	$(1,844)	$444
Loss (income) from discontinued operations	(308)	(130)	(438)
Loss (gain) on divestitures, net	—	1,231	1,231
Exploratory dry hole expense and unproved leasehold impairments	—	729	729
Depreciation, depletion, and amortization	5,866	(809)	5,057
Impairments	—	1,443	1,443
Provision for (benefit from) deferred income taxes	309	(1,041)	(732)
Net cash provided by operating activities - continuing operations	8,685	(421)	8,264
Net cash provided by operating activities - discontinued operations	1,150	14	1,164
Additions to oil and gas property	(8,663)	421	(8,242)
Net cash used in investing activities - continuing operations	(5,256)	421	(4,835)
Net cash used in investing activities - discontinued operations	(1,860)	(14)	(1,874)
NET INCREASE (DECREASE) IN CASH	1,746	—	1,746
BEGINNING CASH BALANCE	160	—	160
ENDING CASH BALANCE	1,906	—	1,906

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following tables present the effects of the change to the successful efforts method in the consolidated balance sheet:

	Changes to the Consolidated Balance Sheet
December 31, 2015	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions)
PROPERTY AND EQUIPMENT:
Property and equipment - cost	$93,825	$(47,675)	$46,150
Less: Accumulated depreciation, depletion, and amortization	(79,706)	54,394	(25,312)
PROPERTY AND EQUIPMENT, NET	14,119	6,719	20,838
TOTAL ASSETS	18,781	6,719	25,500
Income taxes	1,072	1,457	2,529
Paid-in capital	12,467	152	12,619
Accumulated deficit (1)	(7,153)	5,173	(1,980)
Accumulated other comprehensive loss	(116)	(3)	(119)
Noncontrolling interest	1,662	(60)	1,602
TOTAL EQUITY	4,228	5,262	9,490

	Changes to the Consolidated Balance Sheet
December 31, 2014	Under Full Cost	Changes*	As Reported Under Successful Efforts
	(In millions)
Cash and cash equivalents	$769	$(90)	$679
Receivables, net of allowance	2,024	(5)	2,019
Inventories	708	(27)	681
Drilling advances	388	(105)	283
Current assets held for sale	1,628	1,753	3,381
Deferred tax asset	769	121	890
PROPERTY AND EQUIPMENT:
Property and equipment - cost	103,458	(42,000)	61,458
Less: Accumulated depreciation, depletion, and amortization	(55,382)	28,569	(26,813)
PROPERTY AND EQUIPMENT, NET	48,076	(13,431)	34,645
Deferred charges and other	1,394	163	1,557
TOTAL ASSETS	55,885	(11,621)	44,264
Accounts payable	1,210	(100)	1,110
Current liabilities held for sale	19	409	428
Other current liabilities	2,435	(195)	2,240
Income taxes	9,499	(4,006)	5,493
Noncurrent asset retirement obligations	3,048	(133)	2,915
Paid-in capital	12,438	152	12,590
Retained earnings (1)	16,249	(7,594)	8,655
Noncontrolling interest	2,200	(154)	2,046
TOTAL EQUITY	28,137	(7,596)	20,541
*In conjunction with recasting the financial information for the adoption of the successful efforts method of accounting, we corrected certain immaterial errors in the North Sea pertaining to the improper calculation of deferred tax liabilities associated with capitalized interest under the full cost method.
(1) The cumulative effect of the change to the successful efforts method on retained earnings (accumulated deficit) as of January 1, 2013 was a decrease of $2.8 billion.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

3.   ACQUISITIONS AND DIVESTITURES
2015 Activity
Yara Pilbara Holdings Pty Limited Sale
In October 2015, Apache sold its 49 percent interest in Yara Pilbara Holdings Pty Limited (YPHPL) for total cash proceeds of $391 million. The investment in YPHPL was accounted for under the equity method of accounting, with the balance recorded as a component of “Deferred charges and other” in Apache’s consolidated balance sheet and the results of operations recorded as a component of “Other” under “Revenue and other” in the Company’s statement of consolidated operations. As of September 30, 2015, Apache recognized an impairment of $148 million on the YPHPL equity investment based on negotiated sales proceeds. No additional gain or loss was recorded upon completion of the sale.

Canada Divestiture
In April 2015, Apache completed the sale of its 50 percent interest in the Kitimat LNG project and upstream acreage in the Horn River and Liard natural gas basins to Woodside Petroleum Limited (Woodside). Proceeds at closing were $854 million, of which approximately $344 million was associated with LNG assets and $510 million was associated with upstream assets. For additional details related to post-closing adjustments, please see Note 10—Commitments and Contingencies.
The Kitimat LNG assets classified as held for sale on the consolidated balance sheet as of December 31, 2014 were impaired $655 million in the fourth quarter of 2014. Apache recognized a $146 million gain on the sale of the upstream assets upon completion of the sale.
Australia Divestitures
Woodside Sale In April 2015, Apache completed the sale of the Wheatstone LNG project and associated upstream oil and gas assets to Woodside. Proceeds at closing were $2.8 billion, of which approximately $1.4 billion was associated with LNG assets and $1.4 billion was associated with the upstream assets. For additional details related to post-closing adjustments, please see Note 10—Commitments and Contingencies.
The Wheatstone LNG assets and associated upstream assets were impaired $833 million in the fourth quarter of 2014 and classified as held for sale on the consolidated balance sheet as of December 31, 2014. An additional impairment of approximately $49 million was recognized in the first quarter of 2015. No additional gain or loss was recognized on the ultimate disposal of the LNG project and upstream assets.
Consortium Sale In June 2015, Apache completed the sale of its Australian subsidiary Apache Energy Limited (AEL) to a consortium of private equity funds managed by Macquarie Capital Group Limited and Brookfield Asset Management Inc. Total proceeds of $1.9 billion include customary, post-closing adjustments for the period between the effective date, October 1, 2014, and closing. A loss of approximately $139 million was recognized for the sale of AEL.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Upon closing of the sale of substantially all Australian operations, the associated results of operations for the divested Australian assets and the losses on disposal were classified as discontinued operations in the Company’s financial statements for all periods presented. The carrying amounts of the major classes of consolidated assets and liabilities associated with the Australia dispositions were as follows:

December 31, 2014
(In millions)
ASSETS
Current assets held for sale	$3,019
Other current assets	590
Oil and gas assets, net	1,613
GTP and other assets, net	877
Total assets	$6,099

LIABILITIES
Current liabilities held for sale	$321
Other current liabilities	318
Asset retirement obligations	466
Non-current deferred tax liability	329
Other long-term liabilities	33
Total liabilities	$1,467
Sales and other operating revenues and loss from discontinued operations related to the Australia dispositions were as follows:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Revenues and other from discontinued operations	$288	$1,050	$1,121
Impairment on Woodside sale	$(49)	$(833)	$—
Loss on Consortium sale	(139)	—	—
Income (loss) from divested Australian operations	28	(12)	550
Income tax benefit (expense)	652	(231)	(22)
Income (loss) from Australian discontinued operations, net of tax	$492	$(1,076)	$528
2014 Activity
Anadarko Basin and Southern Louisiana Divestitures
In December 2014, Apache completed the sale of certain Anadarko basin and non-core southern Louisiana oil and gas assets for approximately $1.3 billion in two separate transactions. In the Anadarko basin, Apache sold approximately 115,000 net acres in Wheeler County, Texas, and western Oklahoma. In southern Louisiana, Apache sold its working interest in approximately 90,000 net acres. The effective date of both of these transactions is October 1, 2014. Apache recognized a net $823 million loss on these transactions, of which approximately $10 million was associated with goodwill and approximately $180 million was associated with GTP facilities.

Gulf of Mexico Deepwater Divestiture
On June 30, 2014, Apache completed the sale of non-operated interests in the Lucius and Heidelberg development projects and 11 primary-term deepwater exploration blocks in the Gulf of Mexico for $1.4 billion. The effective date of the transaction was May 1, 2014. Apache recognized a $332 million loss as a result of the transaction, of which approximately $130 million was associated with goodwill.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Canada Divestiture
On April 30, 2014, Apache completed the sale of primarily dry gas producing hydrocarbon assets in the Deep Basin area of western Alberta and British Columbia, Canada, for $374 million. The assets comprise 328,400 net acres in the Ojay, Noel, and Wapiti areas. Apache retained 100 percent of its working interest in horizons below the Cretaceous in the Wapiti area, including rights to the liquids-rich Montney and other deeper horizons. The effective date of the transaction was January 1, 2014. Apache recognized a $237 million loss related to the sale of the assets.
Argentina Divestiture
On March 12, 2014, Apache’s subsidiaries completed the sale of all of the Company’s operations in Argentina to YPF Sociedad Anónima for cash consideration of $800 million (subject to customary closing adjustments) plus the assumption of $52 million of bank debt as of June 30, 2013. The results of operations related to Argentina have been classified as discontinued operations in all periods presented.
Sales and other operating revenues and loss from discontinued operations related to the Argentina disposition were as follows:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Revenues and other from discontinued operations	$—	$87	$494
Loss from Argentina divestiture	—	(654)	—
Income (loss) from operations in Argentina	—	(1)	(90)
Income tax benefit	—	23	—
Income (loss) from discontinued operations, net of tax	$—	$(632)	$(90)
2013 Activity
Egypt Partnership
On November 14, 2013, Apache completed the sale of a one-third minority participation in its Egypt oil and gas business to a subsidiary of Sinopec International Petroleum Exploration and Production Corporation (Sinopec). Apache received cash consideration of $2.95 billion after customary closing adjustments. Apache continues to operate its Egypt upstream oil and gas business. Apache recorded $1.8 billion of the proceeds as a non-controlling interest, which is reflected as a separate component of equity in the Company’s consolidated balance sheet. This represents one-third of Apache’s net book value of its Egypt holdings at the time of the transaction.
Gulf of Mexico Shelf Divestiture
On September 30, 2013, Apache completed the sale of its Gulf of Mexico Shelf operations and properties to Fieldwood Energy LLC (Fieldwood), an affiliate of Riverstone Holdings. Under the terms of the agreement, Apache received cash consideration of $3.7 billion, and Fieldwood assumed $1.5 billion of discounted asset abandonment liabilities. Additionally, Apache retained 50 percent of its ownership interest in all exploration blocks and in horizons below production in developed blocks. The effective date of the agreement was July 1, 2013. Apache recognized a $1.6 billion loss as a result of this transaction, of which approximately $632 million was associated with goodwill.
Canada LNG Project
In February 2013, Apache completed a transaction with Chevron Canada Limited (Chevron Canada) under which each company became a 50 percent owner of the Kitimat LNG plant, the Pacific Trail Pipelines Limited Partnership (PTP), and 644,000 gross undeveloped acres in the Horn River and Liard basins. Under the terms of the transaction, Apache acquired additional interest in the LNG plant, PTP, and other related assets from Chevron, and Chevron separately purchased interests in Apache's undeveloped acreage and associated upstream assets. Apache received a net payment from the transaction of $396 million after post-closing adjustments. Proceeds associated with the divested undeveloped acreage and upstream assets were approximately $644 million, and the Company recognized a gain of $398 million.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Leasehold and Property Acquisitions
Apache completed $367 million, $1.5 billion, and $429 million of leasehold and property acquisitions during 2015, 2014, and 2013, respectively, substantially increasing its drilling opportunities in key focus areas in North America including the Eagle Ford and Canyon Lime plays.
Transaction, Reorganization, and Separation
Apache recorded $132 million, $67 million, and $33 million of expenses during 2015, 2014, and 2013, respectively, primarily related to various transactions, company reorganization, and employee separation.
Divestiture of Other Oil and Gas Properties
Apache recorded $268 million, $96 million, and $307 million of proceeds from the divestiture of other oil and gas properties during 2015, 2014, and 2013, respectively. An associated $135 million of gain, $216 million of loss, and $3 million of loss was recorded in 2015, 2014, and 2013, respectively.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4.   CAPITALIZED EXPLORATORY WELL COSTS
The following summarizes the changes in capitalized exploratory well costs for each of the last three years ended December 31, 2015, 2014, and 2013. Additions pending the determination of proved reserves excludes amounts capitalized and subsequently charged to expense within the same year.

	2015	2014	2013
	(In millions)
Balance at January 1	$849	$630	$546
Additions pending determination of proved reserves	382	622	549
Divestitures and other	(557)	(54)	(136)
Reclassifications to proved properties	(369)	(207)	(244)
Charged to exploration expense	(60)	(142)	(85)
Balance at December 31(1)	$245	$849	$630
(1) Includes $49 million of assets that were held for sale in Australia at December 31, 2014.
The following provides an aging of capitalized exploratory well costs and the number of projects for which exploratory well costs have been capitalized for a period greater than one year since the completion of drilling:

	2015	2014	2013
	(In millions)
Exploratory well costs capitalized for a period of one year or less	$184	$504	$350
Exploratory well costs capitalized for a period greater than one year	61	345	280
Balance at December 31(1)	$245	$849	$630

Number of projects with exploratory well costs capitalized for a period greater than one year	2	18	30
(1) Includes $49 million of assets that were held for sale in Australia at December 31, 2014.
The following summarizes a further aging by geographic area of those exploratory well costs that have been capitalized for a period greater than one year since the completion of drilling at December 31, 2015:

				2012 and
	Total	2014	2013	Prior

North Sea	$61	$3	$—	$58
	$61	$3	$—	$58
Projects with suspended exploratory well costs capitalized for a period greater than one year since the completion of drilling are those identified by management as exhibiting sufficient quantities of hydrocarbons to justify potential development. Management is actively pursuing efforts to assess whether reserves can be attributed to these projects.
Suspended exploratory well costs capitalized for a period greater than one year since the completion of drilling at December 31, 2015, primarily relate to the Aviat discovery in the North Sea. The projects associated with the Aviat discovery are comprised of exploration and appraisal drilling activities. The suspended exploratory well costs are pending as additional costs are being incurred to execute a development plan designed to deliver fuel gas to the Forties field, substantially reducing operating costs and extending field life by replacing diesel fuel usage.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

5.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Objectives and Strategies
The Company is exposed to fluctuations in crude oil and natural gas prices on the majority of its worldwide production. Apache manages the variability in its cash flows by occasionally entering into derivative transactions on a portion of its crude oil and natural gas production. When appropriate, the Company utilizes various types of derivative financial instruments, including swaps and options, to manage fluctuations in cash flows resulting from changes in commodity prices. As of December 31, 2015, Apache had no open commodity derivative positions.

Derivative Activity Recorded in the Statement of Consolidated Operations
The following table summarizes the effect of derivative instruments on the Company’s statement of consolidated operations:

	Gain (Loss) on Derivatives Recognized in Income	For the Year Ended December 31,
		2015	2014	2013
		(In millions)
Loss on cash flow hedges reclassified from accumulated other comprehensive loss	Oil and Gas Production Revenues	$—	$—	$(16)
Loss for ineffectiveness on cash flow hedges	Revenues and Other: Other	—	—	(1)
Derivatives not designated as cash flow hedges:
Realized loss		—	(16)	(178)
Unrealized gain (loss)		—	300	(221)
Gain (loss) on derivatives not designated as cash flow hedges	Revenues and Other: Other	$—	$284	$(399)
Unrealized gains and losses for derivative activity recorded in the statement of consolidated operations is reflected in the statement of consolidated cash flows as a component of “Other” in “Adjustments to reconcile net income (loss) to net cash provided by operating activities.”

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

6.    OTHER CURRENT LIABILITIES
The following table provides detail of the Company’s other current liabilities at December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In millions)
Accrued operating expenses	$139	$154
Accrued exploration and development	637	1,425
Accrued compensation and benefits	166	204
Accrued interest	144	160
Accrued income taxes	47	54
Current asset retirement obligation	36	37
Current debt	1	—
Other	53	206
Total Other current liabilities	$1,223	$2,240
7.    ASSET RETIREMENT OBLIGATION
The following table describes changes to the Company’s asset retirement obligation (ARO) liability for the years ended December 31, 2015 and 2014:

	2015	2014
	(In millions)
Asset retirement obligation at beginning of year	$2,952	$3,222
Liabilities incurred	68	171
Liabilities divested	(490)	(471)
Liabilities settled	(90)	(146)
Accretion expense	158	181
Revisions in estimated liabilities	—	128
Liabilities held for sale (1)	—	(133)
Asset retirement obligation at end of year	2,598	2,952
Less current portion	(36)	(37)
Asset retirement obligation, long-term	$2,562	$2,915
(1) As of December 31, 2014, the Company classified $133 million of ARO related to liabilities held for sale on the consolidated balance sheet. The sale was completed in the second quarter of 2015.
The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with Apache’s oil and gas properties. The Company utilizes current retirement costs to estimate the expected cash outflows for retirement obligations. The Company estimates the ultimate productive life of the properties, a risk-adjusted discount rate, and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance.
Accretion expense for 2015 and 2014 includes discontinued operations of $13 million and $27 million, respectively, which are included in “Net income (loss) from discontinued operations, net of tax” in the statement of consolidated operations.

During 2015 and 2014, the Company recorded $68 million and $171 million, respectively, in abandonment liabilities resulting from Apache’s active exploration and development capital program. Liabilities settled primarily relate to individual properties, platforms, and facilities plugged and abandoned during the period.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

8.    DEBT
Overview
All of the Company’s debt is senior unsecured debt and has equal priority with respect to the payment of both principal and interest. The indentures for the notes described below place certain restrictions on the Company, including limits on Apache’s ability to incur debt secured by certain liens and its ability to enter into certain sale and leaseback transactions. Upon certain changes in control, all of these debt instruments would be subject to mandatory repurchase, at the option of the holders. None of the indentures for the notes contain prepayment obligations in the event of a decline in credit ratings.
In September 2015, the Company fully redeemed its $500 million 5.625% notes due in 2017 and its $400 million 1.75% notes due in 2017. The notes were redeemed pursuant to the provisions of each respective note’s indenture. Apache paid the holders an aggregate of $939 million in cash reflecting principal and the premium to par, and an additional $8 million in accrued and unpaid interest.

The following table presents the carrying value of the Company’s debt at December 31, 2015 and 2014:

	December 31,
	2015	2014
	(In millions)
U.S.:
Commercial paper	$—	$1,570
5.625% notes due 2017(1)	—	500
1.75% notes due 2017(1)	—	400
6.9% notes due 2018(1)	400	400
7.0% notes due 2018	150	150
7.625% notes due 2019	150	150
3.625% notes due 2021(1)	500	500
3.25% notes due 2022(1)	919	919
2.625% notes due 2023(1)	531	531
7.7% notes due 2026	100	100
7.95% notes due 2026	180	180
6.0% notes due 2037(1)	1,000	1,000
5.1% notes due 2040(1)	1,500	1,500
5.25% notes due 2042(1)	500	500
4.75% notes due 2043(1)	1,500	1,500
4.25% notes due 2044(1)	800	800
7.375% debentures due 2047	150	150
7.625% debentures due 2096	150	150
	8,530	11,000
Subsidiary and other obligations:
Notes due in 2016 and 2017	1	1
Apache Finance Canada 7.75% notes due 2029	300	300
	301	301
Debt before unamortized discount and debt issuance costs	8,831	11,301
Unamortized discount	(53)	(56)
Debt issuance costs	(61)	(67)
Total debt	8,717	11,178
Current maturities	(1)	—
Long-term debt	$8,716	$11,178

(1)	These notes are redeemable, as a whole or in part, at Apache’s option, subject to a make-whole premium. The remaining notes and debentures are not redeemable.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Debt maturities as of December 31, 2015, excluding discounts and debt issuance costs, are as follows:

(In millions)
2016 and 2017	$1
2018	550
2019	150
Thereafter	8,130
Total Debt, excluding discounts and debt issuance costs	$8,831
Fair Value
The Company’s debt is recorded at the carrying amount, net of unamortized discount, on its consolidated balance sheet. The carrying amount of the Company’s commercial paper and uncommitted credit facilities and overdraft lines approximate fair value because the interest rates are variable and reflective of market rates. Apache uses a market approach to determine the fair value of its fixed-rate debt using estimates provided by an independent investment financial data services firm (a Level 2 fair value measurement).

	December 31, 2015		December 31, 2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In millions)
Commercial paper	$—	$—	$1,570	$1,570
Notes and debentures	8,717	8,330	9,608	9,944
Total Debt	$8,717	$8,330	$11,178	$11,514
In April 2015, the FASB issued ASU 2015-03 "Simplifying the Presentation of Debt Issuance Costs," which requires debt issuance costs to be presented as a direct deduction from the carrying value of the associated debt liability. The Company adopted this update in the first quarter of 2016 and applied the changes retrospectively for all periods presented. As of December 31, 2015 and 2014, the Company had debt issuance costs of $61 million and $67 million, respectively, classified as a long-term asset as a component of "deferred charges and other" on the balance sheet that have been netted against "long-term debt" in these financial statements.
Money Market and Overdraft Lines of Credit
The Company has certain uncommitted money market and overdraft lines of credit that are used from time to time for working capital purposes. As of December 31, 2015 and 2014, there was no outstanding balance on Apache’s lines of credit.
Unsecured Committed Bank Credit Facilities
In June 2015, the Company entered into a five-year revolving credit facility which matures in June 2020, subject to Apache’s two, one-year extension options. The facility provides for aggregate commitments of $3.5 billion (including a $750 million letter of credit subfacility), with rights to increase commitments up to an aggregate $4.5 billion. Proceeds from borrowings may be used for general corporate purposes. Apache’s available borrowing capacity under this facility supports its commercial paper program. In connection with entry into the $3.5 billion facility, Apache terminated $5.3 billion in commitments under existing credit facilities. As of December 31, 2015, aggregate available borrowing capacity under this credit facility was $3.5 billion.
At the Company’s option, the interest rate per annum for borrowings under the facility is either a base rate, as defined, plus a margin or the London Inter-bank Offered Rate (LIBOR), plus a margin. At December 31, 2015, the margin over LIBOR was 1.0 percent. The Company also pays quarterly a facility fee at per annum rate on total commitments, which at December 31, 2015 was 0.125 percent of the total $3.5 billion in commitments. The margins and the facility fee vary based upon the Company’s senior long-term debt rating.
The financial covenants of the credit facility require the Company to maintain an adjusted debt-to-capital ratio of not greater than 60 percent at the end of any fiscal quarter. For purposes of this calculation, capital excludes the effects of non-cash write-downs, impairments, and related charges occurring after June 30, 2015.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Negative covenants restrict the ability of the Company and its subsidiaries to create liens securing debt on its hydrocarbon-related assets, with exceptions for liens typically arising in the oil and gas industry, purchase money liens, liens on subsidiary assets located outside of the United States and Canada, and liens arising as a matter of law, such as tax and mechanics’ liens. The Company also may incur liens on assets if debt secured thereby does not exceed 5 percent of the Company’s consolidated assets, or approximately $1.3 billion as of December 31, 2015. Negative covenants also restrict Apache’s ability to merge with another entity unless it is the surviving entity, dispose of substantially all of its assets, and guarantee debt of non-consolidated entities in excess of the stated threshold.
There are no clauses in the facility that permit the lenders to accelerate payments or refuse to lend based on unspecified material adverse changes. The credit facility agreement does not have drawdown restrictions or prepayment obligations in the event of a decline in credit ratings. However, the agreement allows the lenders to accelerate payment maturity and terminate lending commitments for nonpayment and other breaches, and if the Company or any of its U.S. or Canadian subsidiaries defaults on other indebtedness in excess of the stated threshold, is insolvent, or has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold. Lenders may also accelerate payment maturity and terminate lending commitments if the Company undergoes a specified change in control or any borrower has specified pension plan liabilities in excess of the stated threshold.
The Company was in compliance with the terms of the credit facility as of December 31, 2015.
In February 2016, Apache entered into a three-year letter of credit facility providing £900 million in commitments, with options to increase commitments to £1.075 billion and extend the term by one year. The facility is available for letters of credit and loans to cash collateralize letter of credit obligations to the extent letters of credit are unavailable under the facility. The facility’s representations and warranties, covenants, and events of default are substantially similar to those in Apache’s $3.5 billion revolving credit facility. Commissions are payable on outstanding letters of credit and borrowings bear interest (at a base rate or LIBOR), plus a margin. Letter of credit commissions, the interest margin, and the facility fee vary depending on Apache’s senior unsecured long-term debt rating. The Company has not requested any letters of credit or borrowings under this facility as of the date of the Previously Filed Annual Report. This facility is available for the Company’s letter of credit needs, particularly those which may arise in respect of abandonment obligations assumed in various North Sea acquisitions.
Commercial Paper Program
The Company has available a $3.5 billion commercial paper program which generally enables Apache to borrow funds for up to 270 days at competitive interest rates. The commercial paper program is fully supported by available borrowing capacity under the Company’s 2015 committed credit facility. At December 31, 2015, the Company had no commercial paper outstanding. As of December 31, 2014, the Company had $1.6 billion in commercial paper outstanding.
Subsidiary Notes – Apache Finance Canada
Apache Finance Canada has approximately $300 million of publicly traded notes due in 2029 that are fully and unconditionally guaranteed by Apache. For further discussion of subsidiary debt, please see Note 18—Supplemental Guarantor Information.
Financing Costs, Net
The following table presents the components of Apache’s financing costs, net:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Interest expense	$486	$499	$560
Amortization of deferred loan costs	11	6	8
Capitalized interest	(15)	(85)	(99)
Loss (gain) on extinguishment of debt	39	—	(16)
Interest income	(10)	(7)	(8)
Financing costs, net	$511	$413	$445

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2015, the Company has $53 million of debt discounts, which will be charged to interest expense over the life of the related debt issuances. Discount amortization of $3 million was recorded as interest expense in each of 2015, 2014, and 2013.
9. INCOME TAXES
Income (loss) from continuing operations before income taxes is composed of the following:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
U.S.	$(9,386)	$(4,807)	$(1,166)
Foreign	(2,783)	(2,023)	2,113
Total	$(12,169)	$(6,830)	$947
The total provision for income taxes from continuing operations consists of the following:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Current taxes:
Federal	$363	$(10)	$(29)
State	41	1	—
Foreign	31	1,290	1,702
	435	1,281	1,673
Deferred taxes:
Federal	(1,123)	(671)	(83)
State	(51)	(45)	17
Foreign	(271)	(1,083)	(666)
	(1,445)	(1,799)	(732)
Total	$(1,010)	$(518)	$941

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The total provision for income taxes differs from the amounts computed by applying the U.S. statutory income tax rate to income (loss) before income taxes. A reconciliation of the tax on the Company’s income from continuing operations before income taxes and total tax expense is shown below:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Income tax expense (benefit) at U.S. statutory rate	$(4,259)	$(2,391)	$331
State income tax, less federal benefit	(7)	(28)	12
Taxes related to foreign operations	(662)	(147)	89
Tax credits	(6)	—	6
Tax on distributed foreign earnings	726	311	225
Foreign tax credit carryforwards	(2,090)	—	—
Deferred tax on undistributed foreign earnings	1,903	560	—
Tax impact of goodwill adjustments	82	161	221
Change in U.K. tax rate	(414)	—	—
Net change in tax contingencies	20	(3)	(10)
Valuation allowances	3,746	1,021	125
All other, net	(49)	(2)	(58)
	$(1,010)	$(518)	$941
The net deferred income tax liability reflects the net tax impact of timing differences between the assets and liability amounts carried on the books under the U.S. GAAP method of accounting and amounts utilized for income tax purposes. The net deferred income tax liability consists of the following:

	December 31,
	2015	2014
	(In millions)
Deferred tax assets:
Deferred income	$20	$—
U.S. and state net operating loss carryforwards	329	1,333
Foreign net operating loss carryforwards	1,507	366
Tax credits and other tax incentives	82	42
Foreign tax credit carryforwards	2,090	—
Accrued expenses and liabilities	136	68
Asset retirement obligation	1,037	1,202
Property and equipment	1,529	856
Total deferred tax assets	6,730	3,867
Valuation allowance	(5,434)	(1,564)
Net deferred tax assets	1,296	2,303
Deferred tax liabilities:
Other	4	19
Deferred income	140	24
Investment in foreign subsidiaries	1,903	1,119
Property and equipment	1,773	5,755
Total deferred tax liabilities	3,820	6,917
Net deferred income tax liability	$2,524	$4,614

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In November 2015, the FASB issued ASU 2015-17 “Balance Sheet Classification of Deferred Taxes,” which requires all companies to classify deferred tax assets, liabilities, and related valuation allowances as noncurrent on the balance sheet effective for annual periods beginning after December 15, 2016, with early adoption allowed. Apache has elected to adopt the accounting standard for the year ended December 31, 2015 and as a result, all deferred tax assets, liabilities, and related valuation allowances are classified as noncurrent on Apache Corporation’s December 31, 2015 consolidated balance sheet. Prior consolidated balance sheets were not retrospectively adjusted.
Net deferred tax assets and liabilities are included in the consolidated balance sheet as follows:

	December 31,
	2015	2014
	(In millions)
Assets:
Deferred tax asset	$—	$(890)
Deferred charges and other	(5)	(17)
Liabilities
Other current liabilities	—	28
Deferred income taxes	2,529	5,493
Net deferred income tax liability	$2,524	$4,614
In 2015, Apache repatriated the sales proceeds from the divestment of its interest in LNG projects and Australian upstream assets. Upon the repatriation of these proceeds, Apache recognized a U.S. current income tax liability of $560 million. Pursuant to its plan of divestiture of these assets, Apache recorded a deferred income tax liability of $560 million on undistributed foreign earnings in 2014.
In 2014, Apache evaluated its permanent reinvestment position and determined that undistributed earnings from certain foreign subsidiaries located in Apache’s Australia, Egypt, and North Sea regions will no longer be permanently reinvested. As a result of this change in position, the Company recorded $560 million of U.S. deferred income tax expense on undistributed earnings that were previously considered permanently reinvested as a component of continuing operations. In addition, the Company recorded $311 million and $225 million of U.S. deferred income tax expense on foreign earnings that were distributed to the U.S. in 2014 and 2013, respectively. The Company’s Canadian subsidiaries do not currently have undistributed earnings.
In 2015, the U.K. government enacted Finance Bill 2015 that provides tax relief to exploration and development (E&P) companies operating in the North Sea through a reduction of Supplementary Charge from 32 percent to 20 percent, effective January 1, 2015. As a result of the enacted legislation, in 2015, Apache recorded a deferred tax benefit of $414 million related to the remeasurement of the Company’s December 31, 2014 U.K. deferred income tax liability.
The Company has recorded an increase in valuation allowance against certain foreign deferred tax assets, primarily driven by asset impairments. The Company has assessed the future potential realization of these deferred tax assets and has concluded that it is more likely than not that these foreign deferred tax assets will not be realized based on current economic conditions and expectations for the future.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In 2015, 2014, and 2013, the Company increased its total valuation allowance by $3.9 billion, $966 million, and $223 million, respectively, as detailed in the table below:

	2015	2014	2013
	(In millions)
Balance at beginning of year	$1,564	$598	$375
State(1)	151	62	30
U.S.	2,159	—	—
Foreign(2)	1,560	1,021	125
Discontinued operations(3)	—	(117)	68
Balance at end of year	$5,434	$1,564	$598

(1)	Reported as a component of state income taxes in the rate reconciliation.

(2)
In 2015, Apache’s subsidiaries completed the sale of its interest in the Kitimat LNG project. As such, the deferred tax assets, liabilities, and valuation allowance related to the project were removed for 2015.

(3)
In 2014, Apache’s subsidiaries completed the sale of all of the Company’s operations in Argentina. As such, the deferred tax assets, liabilities, and valuation allowance related to Argentina were removed for 2014.

On December 31, 2015, the Company had net operating losses as follows:

	Amount	Expiration
	(In millions)
Net operating losses:
U.S.	$198	2018 - 2035
State	3,496	Various
Canada	60	2028 - 2035
The Company has a U.S. net operating loss carryforward of $198 million subject to annual limitation under Section 382 of the Internal Revenue Code. The Company also has $848 million of capital loss carryforwards in Canada, which have an indefinite carryover period. The Company has recorded a valuation allowance against the net operating losses listed above and the capital loss until there is sufficient evidence to support the reversal of all or some portion of this allowance.
On December 31, 2015, the Company had foreign tax credits as follows:

	Amount	Expiration
	(In millions)
Foreign Tax Credits	$2,090	2025-2026
The Company has a $2.1 billion U.S. foreign tax credit carryforward. The Company has recorded a valuation allowance against the U.S. foreign tax credits listed above until there is sufficient evidence to support the reversal of all or some portion of this allowance.
The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” which prescribes a minimum recognition threshold a tax position must meet before being recognized in the financial statements. Tax positions generally refer to a position taken in a previously filed income tax return or expected to be included in a tax return to be filed in the future that is reflected in the measurement of current and deferred income tax assets and liabilities. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	2015	2014	2013
	(In millions)
Balance at beginning of year	$—	$3	$3
Additions based on tax positions related to the current year	19	—	—
Reductions for tax positions of prior years	—	(3)	—
Balance at end of year	$19	$—	$3
The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense. Each quarter the Company assesses the amounts provided for and, as a result, may increase (expense) or reduce (benefit) the amount of interest and penalties. During the years ended December 31, 2015, 2014, and 2013 the Company recorded tax expense of $1 million, tax benefit of $1 million, and tax expense of $1 million, respectively, for interest and penalties. At December 31, 2015, 2014, and 2013 the Company had an accrued liability for interest and penalties of $1 million, $0, and $1 million, respectively.
In 2015, the Company recorded a $19 million reserve for uncertain tax positions related to the current year. In 2014, the Internal Revenue Service concluded its audit of the 2011 and 2012 tax years, and the Company reduced its unrecognized tax benefit by $3 million as a result of the conclusion of this audit. In 2013, the Company reached agreement with the IRS regarding an audit of the 2009 and 2010 tax years. There was no change in the Company’s unrecognized tax benefits as a result of this agreement. The resolution of unagreed tax issues in the Company’s open tax years cannot be predicted with absolute certainty, and differences between what has been recorded and the eventual outcomes may occur. The Company believes that it has adequately provided for income taxes and any related interest and penalties for all open tax years.
Apache and its subsidiaries are subject to U.S. federal income tax as well as income tax in various states and foreign jurisdictions. The Company’s uncertain tax positions are related to tax years that may be subject to examination by the relevant taxing authority. Apache’s earliest open tax years in its key jurisdictions are as follows:
Jurisdiction

U.S.	2011
Canada	2011
Egypt	1998
U.K.	2013

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

10.    COMMITMENTS AND CONTINGENCIES
Legal Matters
Apache is party to various legal actions arising in the ordinary course of business, including litigation and governmental and regulatory controls. The Company has an accrued liability of approximately $29 million for all legal contingencies that are deemed to be probable of occurring and can be reasonably estimated. Apache’s estimates are based on information known about the matters and its experience in contesting, litigating, and settling similar matters. Although actual amounts could differ from management’s estimate, none of the actions are believed by management to involve future amounts that would be material to Apache’s financial position, results of operations, or liquidity after consideration of recorded accruals. For material matters that Apache believes an unfavorable outcome is reasonably possible, the Company has disclosed the nature of the matter and a range of potential exposure, unless an estimate cannot be made at this time. It is management’s opinion that the loss for any other litigation matters and claims that are reasonably possible to occur will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.
Argentine Claims
On March 12, 2014, the Company and its subsidiaries completed the sale of all of the Company’s subsidiaries’ operations and properties in Argentina to YPF Sociedad Anonima (YPF). As part of that sale, YPF assumed responsibility for all of the past, present, and future litigation in Argentina involving Company subsidiaries, except that Company subsidiaries have agreed to indemnify YPF for certain environmental, tax, and royalty obligations capped at an aggregate of $100 million. The indemnity is subject to specific agreed conditions precedent, thresholds, contingencies, limitations, claim deadlines, loss sharing, and other terms and conditions. On April 11, 2014, YPF provided its first notice of claims pursuant to the indemnity. Company subsidiaries have not paid any amounts under the indemnity but will continue to review and consider claims presented by YPF. Further, Company subsidiaries retain the right to enforce certain Argentina-related indemnification obligations against Pioneer Natural Resources Company (Pioneer) in an amount up to $67.5 million pursuant to the terms and conditions of stock purchase agreements entered in 2006 between Company subsidiaries and subsidiaries of Pioneer.
Louisiana Restoration
Louisiana surface owners often file lawsuits or assert claims against oil and gas companies, including Apache, claiming that operators and working interest owners in the chain of title are liable for environmental damages on the leased premises, including damages measured by the cost of restoration of the leased premises to their original condition, regardless of the value of the underlying property. From time-to-time restoration lawsuits and claims are resolved by the Company for amounts that are not material to the Company, while new lawsuits and claims are asserted against the Company. With respect to each of the pending lawsuits and claims, the amount claimed is not currently determinable or is not material, except as noted. Further, the overall exposure related to these lawsuits and claims is not currently determinable. While an adverse judgment against Apache is possible, Apache intends to actively defend these lawsuits and claims.
On July 24, 2013, a lawsuit captioned Board of Commissioners of the Southeast Louisiana Flood Protection Authority – East v. Tennessee Gas Pipeline Company et al., Case No. 2013-6911 was filed in the Civil District Court for the Parish of Orleans, State of Louisiana, in which plaintiff on behalf of itself and as the board governing the levee districts of Orleans, Lake Borgne Basin, and East Jefferson alleges that Louisiana coastal lands have been damaged as a result of oil and gas industry activity, including a network of canals for access and pipelines. Plaintiff seeks unspecified damages and injunctive relief in the form of abatement and restoration based on claims of negligence, strict liability, natural servitude of drain, public nuisance, private nuisance, and breach of contract – third party beneficiary. Apache has been indiscriminately named as one of many defendants in the lawsuit. In 2014 the Louisiana state government passed a law (SB 469) clarifying that only entities authorized under the Coastal Zone Management Act may bring litigation to assert claims arising out of the permitted activities. Plaintiff is not one of those authorized entities. On February 13, 2015, the federal court entered judgment in favor of defendants dismissing all of plaintiff’s claims with prejudice on various grounds, and plaintiff has appealed. The overall exposure related to this lawsuit is not currently determinable. While an adverse judgment against Apache might be possible, Apache intends to continue to vigorously oppose the claims, including by defending against plaintiff’s appeal of the federal court’s judgment.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

On November 8, 2013, Plaquemines Parish filed three lawsuits against Apache and various other oil and gas producers in the Parish’s 25th Judicial District Court, captioned Parish of Plaquemines v. Rozel Operating Company et al., Docket No. 60-996; Parish of Plaquemines v. Apache Oil Corporation et al., Docket No. 610; and Parish of Plaquemines v. HHE Energy Company et al., Docket No. 60-983. On or about February 4, 2016, Cameron Parish filed six new lawsuits against Apache and various other oil and gas producers in the Parish’s 38th Judicial District Court, captioned Parish of Cameron v. BEPCO, L.P., et al., Docket No. 10-19572; Parish of Cameron v. BP America Production Company et al., Docket No. 10-19576; Parish of Cameron v. Apache Corporation (of Delaware) et al., Docket No. 10-19579; Parish of Cameron v. Atlantic Richfield Company et al., Docket No. 10-19577; Parish of Cameron v. Alpine Exploration Companies, Inc., et al., Docket No. 19580; and Parish of Cameron v. Auster Oil and Gas, Inc., et al, Docket No. 10-19582. Many similar lawsuits have been filed against other oil and gas producers in Parishes across south Louisiana. In these cases, the Parishes, as plaintiffs, allege that certain of defendants’ oil and gas exploration, production, and transportation operations in specified fields were conducted in violation of the State and Local Coastal Resources Management Act of 1978, as amended, and applicable regulations, rules, orders, and ordinances promulgated or adopted thereunder by the Parish or the State of Louisiana. Plaintiffs allege that defendants caused substantial damage to land and water bodies located in the coastal zone of Louisiana. Plaintiffs seek, among other things, unspecified damages for alleged violations of applicable state law within the coastal zone, the payment of costs necessary to clear, re-vegetate, detoxify, and otherwise restore the subject coastal zone as near as practicable to its original condition, and actual restoration of the coastal zone to its original condition. On November 21, 2015, the Plaquemines Parish Council voted to drop all of that Parish’s lawsuits, and as a result Apache anticipates that the Parish’s claims will be dismissed. The Cameron Parish lawsuits are pending. While an adverse judgment against Apache might be possible, Apache intends to vigorously oppose these claims.
In a case captioned State of Louisiana and the Cameron Parish School Board v. Apache Corporation et al., Docket No. 10-18672, in the 38th Judicial District Court, Parish of Cameron, State of Louisiana, plaintiffs alleged that defendants’ oil and gas exploration and production activities contaminated plaintiffs’ property. Plaintiffs sought damages in the range of $7 million to $96 million, plus exemplary damages, costs, and fees. Apache, a defendant in the case, acquired its interest in the oil and gas operations on plaintiffs’ property from the former operator, defendant Davis Oil Company, and subsequently sold the interest to defendant Wagner Oil Company (Wagner). Apache has settled with plaintiffs on confidential terms, including for an exchange of consideration that is not material to Apache. Apache claims indemnity from, and has reserved all of its rights against, Wagner.
Australia Gas Pipeline Force Majeure
In June 2008, Company subsidiaries reported a pipeline explosion in Western Australia that interrupted deliveries of natural gas to customers under various long-term contracts. The civil lawsuits concerning the pipeline explosion, all of which were filed in the Supreme Court of Western Australia, have been resolved fully and dismissed on confidential terms, including for an exchange of consideration that is not material to Apache. All matters relating to the Australia gas pipeline force majeure are concluded.
Apollo Exploration Lawsuit
In a case captioned Apollo Exploration, LLC, Cogent Exploration, Ltd. Co. & SellmoCo, LLC v. Apache Corporation, Cause No. CV50538 in the 385th Judicial District Court, Midland County, Texas, in a Second Amended Petition on February 27, 2015, plaintiffs allege damages in excess of $1.1 billion relating to certain purchase and sale agreements, mineral leases, and areas of mutual interest agreements concerning properties located in Hartley, Moore, Potter, and Oldham Counties, Texas. Apache believes that plaintiffs’ claims lack merit, and further that plaintiffs’ alleged damages are grossly inflated. Apache will vigorously oppose the claims.

Escheat Audits
In September 2010, the State of Delaware, Department of Finance, Division of Revenue (Unclaimed Property) (Delaware), notified Apache Corporation that Delaware’s consultant, Kelmar Associates (Kelmar), will examine Apache’s books and records and those of its subsidiaries and related entities to determine compliance with Delaware Escheat Laws. After more than five years of review, on January 13, 2016, Delaware confirmed that the Company has no liability for the disbursements property category for transaction years 2004 through 2009, which is a change in the Company’s favor from Delaware’s September 2015 assessment in the amount of $237,000. Delaware has advised the Company that Kelmar’s review for this property category is not complete for transaction years 1986 through 2003, and is still in process for other property types and years as well. While reserving all rights, the Company will continue to cooperate fully with Delaware until the review is complete. The Company’s exposure for the remainder of the Delaware audit is not currently determinable. At least 30 other states have retained their own consultants and have sent similar audit notifications. The scope of each state’s audit varies. It is possible that one or more of the audits could extend to all 50 states.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Burrup-Related Gas Supply Lawsuits
In a case captioned Pankaj Oswal v. Apache Corporation, No. WAD 389/2013, in the Federal Court of Australia, District of Western Australia, plaintiff asserted claims against the Company under the Australian Trade Practices Act alleging, among other things, that the Company induced him to make investments covering construction cost overruns on the Burrup Fertilisers ammonia plant in Western Australia (the Burrup plant), which was completed in 2006. Plaintiff sought damages in the amount of $491 million USD. On the eve of a trial that was to commence on February 9, 2015, plaintiff decided to discontinue his lawsuit. On March 18, 2015, the court entered a final order dismissing the case. The lawsuit is concluded in the Company’s favor.
The Western Australia lawsuit is one of a number of legal actions involving the Burrup plant. Pankaj Oswal’s shares, and those of his wife Radhika Oswal, together representing 65 percent of Burrup Holdings Limited (BHL, as it was then known, which owns Burrup Fertilisers), were offered for sale by externally-appointed administrators in Australia as a result of events of default on loans made to the Oswals and associated entities by the Australia and New Zealand Banking Group Ltd (ANZ). As part of the sale process, on January 31, 2012, a Company affiliate, Apache Fertilisers Pty Ltd (AFPL), acquired a 49 percent interest in BHL (now known as Yara Pilbara Holdings Pty Ltd, YPHPL), while Yara Australia Pty Ltd (Yara) increased its interest in YPHPL from 35 percent to 51 percent. On October 28, 2015, Yara and its related bodies corporate acquired all of the shares of AFPL. Yara operates the ammonia plant and is proceeding with development of a technical ammonium nitrate (TAN) plant in the Burrup Peninsula region of Western Australia to be developed by a consortium including YPHPL. The old gas sale agreement to supply natural gas to the ammonia plant, and to which a former Company subsidiary was a party, has been modified with, among other things, new pricing, delivery quantities, and term.
YPHPL share ownership and the modified gas sale agreement continue to be the subject of ongoing litigation in Australia. In cases captioned Radhika Oswal v. Australia and New Zealand Banking Group Limited & Ors, No. SCI 2011 4653, and Pankaj Oswal v. Australia and New Zealand Banking Group Limited & Ors, No. SCI 2012 1995, in the Supreme Court of Victoria, the Oswal plaintiffs seek to set aside the YPHPL share sales, void the modified gas sale agreement, and recover damages in the range of $833 million to $2.274 billion (plus interest, costs, and fees) allegedly resulting from the sale of their shares at undervalue. The cases are presently set for trial commencing May 2016. The Company is a named defendant and is also defending Apache Energy Limited (now known as Quadrant Energy Australia Limited) and Apache Northwest Pty Ltd (now known as Quadrant Northwest Pty Ltd). Yara has assumed full conduct and control of the defense of AFPL (now known as Chemical Holdings Pty Ltd). Apache believes that plaintiffs’ claims lack merit, and further that plaintiffs’ alleged damages are grossly inflated. Apache will vigorously oppose the claims.

Environmental Matters
The Company, as an owner or lessee and operator of oil and gas properties, is subject to various federal, provincial, state, local, and foreign country laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. We maintain insurance coverage, which we believe is customary in the industry, although we are not fully insured against all environmental risks.
Apache manages its exposure to environmental liabilities on properties to be acquired by identifying existing problems and assessing the potential liability. The Company also conducts periodic reviews, on a Company-wide basis, to identify changes in its environmental risk profile. These reviews evaluate whether there is a probable liability, the amount, and the likelihood that the liability will be incurred. The amount of any potential liability is determined by considering, among other matters, incremental direct costs of any likely remediation and the proportionate cost of employees who are expected to devote a significant amount of time directly to any possible remediation effort. As it relates to evaluations of purchased properties, depending on the extent of an identified environmental problem, the Company may exclude a property from the acquisition, require the seller to remediate the property to Apache’s satisfaction, or agree to assume liability for the remediation of the property. The Company’s general policy is to limit any reserve additions to any incidents or sites that are considered probable to result in an expected remediation cost exceeding $300,000. Any environmental costs and liabilities that are not reserved for are treated as an expense when actually incurred. In Apache’s estimation, neither these expenses nor expenses related to training and compliance programs are likely to have a material impact on its financial condition.
As of December 31, 2015, the Company had an undiscounted reserve for environmental remediation of approximately $52 million. Apache is not aware of any environmental claims existing as of December 31, 2015 that have not been provided for or would otherwise have a material impact on its financial position or results of operations. There can be no assurance however, that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered on the Company’s properties.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

With respect to the leak of produced water discovered on June 1, 2013, from a below ground pipeline in the Zama Operations area in northern Alberta, the Alberta Energy Regulator completed its investigation of the incident and issued an administrative penalty to Apache Canada Ltd. (ACL) in the amount of $16,500 CAD. The June 2013 leak resulted from a pinhole feature in the outer polyethylene liner of the composite flex line.
On October 19, 2015, the Crown served ACL with a summons and information containing charges relating to a leak of produced water in the Zama area that occurred on or between October 3 and October 25, 2013. The October 2013 leak occurred following damage to a riser by an independent external force. The seven-count charge could result in the levying of a fine. On January 18, 2016, the Crown served ACL with a summons and information containing charges relating to a separate leak of produced water in the Belloy Field operating area that occurred on or about January 20, 2014. The January 2014 leak occurred following the collapse and failure of an internal polyethylene liner on a water injection pipeline. The five-count charge could result in the levying of a fine. ACL will respond to the charges in due course. While the exposure related to these incidents is not currently determinable, the Company does not expect the economic impact of these incidents to have a material effect on the Company’s financial position, results of operations, or liquidity.

LNG Divestiture Dispute
In respect of the purchase by Woodside of the Company’s interest in the Wheatstone and Kitimat LNG projects and accompanying upstream oil and gas reserves from the Company and its subsidiaries, the base purchase price is subject to adjustment in accordance with the terms of the applicable sale and purchase agreement. Woodside has notified the Company and its subsidiaries that it seeks purchase price adjustments in the net amounts of $175 million (for working capital adjustments), which the Company and its subsidiaries believe is time-barred, and $214 million (for all other adjustments). To the extent the parties are unable to resolve their differences, the disputes will be referred to an independent accounting expert and/or court proceedings for final determination under the terms of the applicable sale and purchase agreement. The Company believes that under the terms of the sale and purchase agreements, Woodside’s requests for payment of purchase price adjustments lack merit; therefore, the Company has not recorded a liability associated with this dispute.
Contractual Obligations
At December 31, 2015, contractual obligations for drilling rigs, purchase obligations, firm transportation agreements, and long-term operating leases are as follows:

Net Minimum Commitments	Total	2016	2017-2018	2019-2020	2021 & Beyond
	(In millions)
Drilling rig commitments	$405	$194	$211	$—	$—
Purchase obligations(1)	354	28	115	139	72
Firm transportation agreements	363	96	125	83	59
Office and related equipment	342	43	87	72	140
Other operating lease obligations(2)	64	22	35	6	1
Total Net Minimum Commitments	$1,528	$383	$573	$300	$272

(1)	Includes contractual obligations under take-or-pay contracts, NGL processing agreements, and drilling work program commitments.

(2)	Includes commitments associated with supply and standby vessels, and gas pipeline and land leases.
The table above includes leases for buildings, facilities, and related equipment with varying expiration dates through 2035. Net rental expense, excluding discontinued operations in Argentina and Australia, was $57 million, $45 million, and $40 million for 2015, 2014, and 2013, respectively. Costs incurred under take-or-pay and throughput obligations were $92 million, $89 million, and $72 million for 2015, 2014, and 2013, respectively.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

11.    RETIREMENT AND DEFERRED COMPENSATION PLANS
Apache Corporation provides retirement benefits to its U.S. employees through the use of multiple plans: a 401(k) savings plan, a money purchase retirement plan, a non-qualified retirement/savings plan, and a non-qualified restorative retirement savings plan. The 401(k) savings plan provides participating employees the ability to elect to contribute up to 50 percent of eligible compensation, as defined, to the plan with the Company making matching contributions up to a maximum of 8 percent of each employee’s annual eligible compensation. In addition, the Company, at its discretion, annually contributes 6 percent of each participating employee’s annual eligible compensation to a money purchase retirement plan. The 401(k) savings plan and the money purchase retirement plan are subject to certain annually-adjusted, government-mandated restrictions that limit the amount of employee and Company contributions. For certain eligible employees, the Company also provides a non-qualified retirement/savings plan or a non-qualified restorative retirement savings plan. These plans allow the deferral of up to 50 percent of each employee’s base salary, up to 75 percent of each employee’s annual bonus (that accepts employee contributions) and the Company’s matching contributions in excess of the government mandated limitations imposed in the 401(k) savings plan and money purchase retirement plan.
Vesting in the Company’s contributions in the 401(k) savings plan, the money purchase retirement plan, the non-qualified retirement savings plan and the non-qualified restorative retirement savings plan occurs at the rate of 20 percent for every completed year of employment. Upon a change in control of ownership, immediate and full vesting occurs.
Additionally, Apache Canada Ltd. and Apache North Sea Limited maintain separate retirement plans, as required under the laws of Canada and the U.K., respectively.
The aggregate annual cost to Apache of all U.S. plans, the money purchase retirement plan, non-qualified retirement/savings plan, and non-qualified restorative retirement savings plan was $77 million, $107 million, and $123 million for 2015, 2014, and 2013, respectively.
Apache also provides a funded noncontributory defined benefit pension plan (U.K. Pension Plan) covering certain employees of the Company’s North Sea operations in the U.K. The plan provides defined pension benefits based on years of service and final salary. The plan applies only to employees who were part of BP North Sea’s pension plan as of April 2, 2003, prior to the acquisition of BP North Sea by the Company effective July 1, 2003.
Additionally, the Company offers postretirement medical benefits to U.S. employees who meet certain eligibility requirements. Eligible participants receive medical benefits up until the age of 65 or at the date they become eligible for Medicare, provided the participant remits the required portion of the cost of coverage. The plan is contributory with participants’ contributions adjusted annually. The postretirement benefit plan does not cover benefit expenses once a covered participant becomes eligible for Medicare.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following tables set forth the benefit obligation, fair value of plan assets and funded status as of December 31, 2015, 2014, and 2013, and the underlying weighted average actuarial assumptions used for the U.K. Pension Plan and U.S. postretirement benefit plan. Apache uses a measurement date of December 31 for its pension and postretirement benefit plans.

	2015		2014		2013
	Pension Benefits	Postretirement Benefits	Pension Benefits	Postretirement Benefits	Pension Benefits	Postretirement Benefits
	(In millions)
Change in Projected Benefit Obligation
Projected benefit obligation beginning of year	$216	$22	$189	$28	$177	$35
Service cost	5	2	5	3	5	4
Interest cost	8	1	9	1	7	1
Foreign currency exchange rate changes	(10)	—	(13)	—	4	—
Actuarial losses (gains)	(10)	—	31	(9)	—	(8)
Effect of curtailment and settlements	—	2	—	—	—	(3)
Benefits paid	(7)	(2)	(5)	(2)	(4)	(2)
Retiree contributions	—	1	—	1	—	1
Projected benefit obligation at end of year	202	26	216	22	189	28
Change in Plan Assets
Fair value of plan assets at beginning of year	206	—	191	—	170	—
Actual return on plan assets	1	—	25	—	15	—
Foreign currency exchange rates	(10)	—	(13)	—	4	—
Employer contributions	7	1	8	1	6	1
Benefits paid	(7)	(2)	(5)	(2)	(4)	(2)
Retiree contributions	—	1	—	1	—	1
Fair value of plan assets at end of year	197	—	206	—	191	—
Funded status at end of year	$(5)	$(26)	$(10)	$(22)	$2	$(28)
Amounts recognized in Consolidated Balance Sheet
Current liability	$—	$(2)	$—	$(1)	$—	$(1)
Non-current asset (liability)	(5)	(24)	(10)	(21)	2	(27)
	$(5)	$(26)	$(10)	$(22)	$2	$(28)
Pre-tax Amounts Recognized in Accumulated Other Comprehensive Income (Loss)
Accumulated gain (loss)	$(32)	$9	$(37)	$10	$(22)	$1

Weighted Average Assumptions used as of December 31
Discount rate	3.90%	3.95%	3.70%	3.62%	4.60%	4.33%
Salary increases	4.60%	N/A	4.60%	N/A	4.90%	N/A
Expected return on assets	4.10%	N/A	3.90%	N/A	5.60%	N/A
Healthcare cost trend
Initial	N/A	7.00%	N/A	7.00%	N/A	7.00%
Ultimate in 2025	N/A	5.00%	N/A	5.00%	N/A	5.00%

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

As of December 31, 2015, 2014, and 2013, the accumulated benefit obligation for the U.K. Pension Plan was $169 million, $183 million, and $160 million, respectively.
Apache’s defined benefit pension plan assets are held by a non-related trustee who has been instructed to invest the assets in a blend of equity securities and low-risk debt securities. The Company intends that this blend of investments will provide a reasonable rate of return such that the benefits promised to members are provided. The U.K. Pension Plan policy is to target an ongoing funding level of 100 percent through prudent investments and includes policies and strategies such as investment goals, risk management practices, and permitted and prohibited investments. A breakout of previous allocations for plan asset holdings and the target allocation for the Company’s plan assets are summarized below:

	Target Allocation	Percentage of Plan Assets at Year-End
	2015	2015	2014
Asset Category
Equity securities:
U.K. quoted equities	14%	14%	14%
Overseas quoted equities	26%	26%	26%
Total equity securities	40%	40%	40%
Debt securities:
U.K. Government bonds	48%	48%	48%
U.K. corporate bonds	12%	12%	12%
Debt securities	60%	60%	60%
Total	100%	100%	100%

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The plan’s assets do not include any direct ownership of equity or debt securities of Apache. The fair value of plan assets is based upon unadjusted quoted prices for identical instruments in active markets, which is a Level 1 fair value measurement. The following tables present the fair values of plan assets for each major asset category based on the nature and significant concentration of risks in plan assets at December 31, 2015 and December 31, 2014:

	Fair Value Measurements Using:
	Quoted Price in Active Markets (Level 1)	Significant Other Inputs (Level 2)	Unobservable Inputs (Level 3)	Total Fair Value
	(In millions)
December 31, 2015
Equity securities:
U.K. quoted equities(1)	$27	$—	$—	$27
Overseas quoted equities(2)	53	—	—	53
Total equity securities	80	—	—	80
Debt securities:
U.K. Government bonds(3)	93	—	—	93
U.K. corporate bonds(4)	24	—	—	24
Total debt securities	117	—	—	117
Fair value of plan assets	$197	$—	$—	$197
December 31, 2014
Equity securities:
U.K. quoted equities(1)	$28	$—	$—	$28
Overseas quoted equities(2)	54	—	—	54
Total equity securities	82	—	—	82
Debt securities:
U.K. Government bonds(3)	99	—	—	99
U.K. corporate bonds(4)	25	—	—	25
Total debt securities	124	—	—	124
Fair value of plan assets	$206	$—	$—	$206

(1)	This category comprises U.K. passive equities, which are benchmarked against the FTSE 350 Index.

(2)
This category includes overseas equities, which comprises 30.3 percent passive global equities benchmarked against the MSCI World (NDR) Index, 12.1 percent passive global equities (hedged) benchmarked against the MSCI World (NDR) Hedged Index, 30.3 percent fundamental indexation global equities benchmarked against the FTSE RAFI Developed 1000 index, 12.1 percent fundamental indexation global equities (hedged) benchmarked against the FTSE RAFI Developed 1000 Hedge Index, and 15.2 percent emerging markets benchmarked against the MSCI Emerging Markets (NDR) Index, which has a performance target of 2 percent per annum over the benchmark over a rolling three-year period.

(3)
This category includes U.K. Government bonds, which comprises 48 percent index-linked gilts benchmarked against the FTSE Actuaries Government Securities Index-Linked Over 5 Years Index, 37 percent sterling nominal LDI bonds, and 15 percent sterling inflation linked LDI bonds, both benchmarked against ILIM Custom Benchmark index.

(4)
This category comprises U.K. corporate bonds: 12 percent benchmarked against the BofAML Sterling Corporate & Collaterlised (excluding Subordinated) Index with a performance target of 0.75 percent per annum over the benchmark over a rolling five-year period.

The expected long-term rate of return on assets assumptions are derived relative to the yield on long-dated fixed-interest bonds issued by the U.K. government (gilts). For equities, outperformance relative to gilts is assumed to be 3.5 percent per year.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following tables set forth the components of the net periodic cost and the underlying weighted average actuarial assumptions used for the pension and postretirement benefit plans as of December 31, 2015, 2014, and 2013:

	2015		2014		2013
	Pension Benefits	Postretirement Benefits	Pension Benefits	Postretirement Benefits	Pension Benefits	Postretirement Benefits
	(In millions)
Component of Net Periodic Benefit Costs
Service cost	$5	$2	$5	$3	$5	$4
Interest cost	8	1	9	1	7	1
Expected return on assets	(8)	—	(11)	—	(8)	—
Amortization of actuarial (gain) loss	2	—	1	—	2	—
Curtailment (gain) loss	—	—	—	—	—	(3)
Net periodic benefit cost	$7	$3	$4	$4	$6	$2
Weighted Average Assumptions used to determine Net Period Benefit Cost for the Years ended December 31
Discount rate	3.70%	3.62%	4.60%	4.33%	4.30%	3.43%
Salary increases	4.60%	N/A	4.90%	N/A	4.60%	N/A
Expected return on assets	3.90%	N/A	5.60%	N/A	4.70%	N/A
Healthcare cost trend
Initial	N/A	7.00%	N/A	7.00%	N/A	7.25%
Ultimate in 2025	N/A	5.00%	N/A	5.00%	N/A	5.00%
Assumed health care cost trend rates affect amounts reported for postretirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Postretirement Benefits
	1% Increase	1% Decrease
	(In millions)
Effect on service and interest cost components	$1	$(1)
Effect on postretirement benefit obligation	4	(3)
Apache expects to contribute approximately $7 million to its pension plan and $2 million to its postretirement benefit plan in 2016. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Pension Benefits	Postretirement Benefits
	(In millions)
2016	$4	$2
2017	4	2
2018	4	2
2019	4	2
2020	4	2
Years 2021-2025	22	10

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

12.    CAPITAL STOCK
Common Stock Outstanding

	2015	2014	2013
Balance, beginning of year	376,504,892	395,772,908	391,640,770
Shares issued for stock-based compensation plans:
Treasury shares issued	17,525	17,454	25,214
Common shares issued	1,511,758	1,665,259	929,596
Common shares issued for conversion of preferred shares	—	—	14,399,247
Treasury shares acquired	—	(20,950,729)	(11,221,919)
Balance, end of year	378,034,175	376,504,892	395,772,908
Net Income (Loss) per Common Share
A reconciliation of the components of basic and diluted net income per common share for the years ended December 31, 2015, 2014, and 2013 is presented in the table below.

	2015			2014			2013
	Loss	Shares	Per Share	Loss	Shares	Per Share	Income (Loss)	Shares	Per Share
	(In millions, except per share amounts)
Basic:
Income (loss) from continuing operations	$(10,844)	378	$(28.70)	$(6,653)	384	$(17.32)	$(94)	395	$(0.24)
Income (loss) from discontinued operations	492	378	1.30	(1,707)	384	(4.44)	438	395	1.11
Income (loss) attributable to common stock	$(10,352)	378	$(27.40)	$(8,360)	384	$(21.76)	$344	395	$0.87
Effect of Dilutive Securities:
Mandatory Convertible Preferred Stock	$—	—		$—	—		$—	—
Stock options and other	—	—		—	—		—	—
Diluted:
Income (loss) from continuing operations	$(10,844)	378	$(28.70)	$(6,653)	384	$(17.32)	$(94)	395	$(0.24)
Income (loss) from discontinued operations	492	378	1.30	(1,707)	384	(4.44)	438	395	1.11
Income (loss) attributable to common stock	$(10,352)	378	$(27.40)	$(8,360)	384	$(21.76)	$344	395	$0.87
The diluted EPS calculation excludes options and restricted shares that were anti-dilutive totaling 7.0 million, 4.5 million, and 6.8 million for the years ended December 31, 2015, 2014, and 2013, respectively. For the year ended December 31, 2013, 8.3 million shares related to the assumed conversion of the Mandatory Convertible Preferred Stock were also anti-dilutive.
Stock Repurchase Program
Apache’s Board of Directors has authorized the purchase of up to 40 million shares of the Company’s common stock. Shares may be purchased either in the open market or through privately held negotiated transactions. The Company initiated the buyback program on June 10, 2013, and through December 31, 2014, had repurchased a total of 32.2 million shares at an average price of

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

$88.96 per share. The Company has not purchased any additional shares during 2015, and is not obligated to acquire any specific number of shares.
Common Stock Dividend
The Company paid common stock dividends of $1.00 per share in 2015, $0.95 per share in 2014, and $0.77 per share in 2013.
Stock Compensation Plans
The Company has several stock-based compensation plans, which include stock options, stock appreciation rights, restricted stock, and conditional restricted stock unit plans. On May 5, 2011, the Company’s shareholders approved the 2011 Omnibus Equity Compensation Plan (the 2011 Plan), which is intended to provide eligible employees with equity-based incentives. The 2011 Plan provides for the granting of Incentive Stock Options, Non-Qualified Stock Options, Performance Awards, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, or any combination of the foregoing. A total of 18.0 million shares were authorized and available for grant under the 2011 Plan as of December 31, 2015. Previously approved plans remain in effect solely for the purpose of governing grants still outstanding that were issued prior to approval of the 2011 Plan. All new grants are issued from the 2011 Plan.
For 2015, 2014, and 2013, stock-based compensation expensed was $100 million, $148 million, and $136 million ($65 million, $95 million, and $94 million after tax), respectively. Costs related to the plans are capitalized or expensed based on the nature of each employee’s activities. A description of the Company’s stock-based compensation plans and related costs follows:

	2015	2014	2013
	(In millions)
Stock-based compensation expensed:
General and administrative	$64	$107	$89
Lease operating expenses	36	41	47
Stock-based compensation for exploration and development activities	53	62	55
	$153	$210	$191
Stock Options
As of December 31, 2015, the Company had issued options to purchase shares of the Company’s common stock under one or more of the employee stock option plans adopted in 2000 and 2005 (collectively, the Stock Option Plans), as well as the 2007 Omnibus Equity Compensation Plan (the 2007 Plan), and the 2011 Plan discussed above (together, the Omnibus Plans). New shares of Company stock will be issued for employee stock option exercises; however, under the 2000 Stock Option Plan, shares of treasury stock are used for employee stock option exercises to the extent treasury stock is held. Under the Stock Option Plans and the Omnibus Plans, the exercise price of each option equals the closing price of Apache’s common stock on the date of grant. Prior to 2016, options generally become exercisable ratably over a four-year period and expire 10 years after granted. The Omnibus Plans and all of the Stock Option Plans, except for the 2000 Stock Option Plan, were submitted to and approved by the Company’s shareholders.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A summary of stock options issued and outstanding under the Stock Option Plans and the Omnibus Plans is presented in the table and narrative below:

	2015
	Shares Under Option	Weighted Average Exercise Price
	(In thousands)
Outstanding, beginning of year	6,445	$90.34
Granted	—	—
Exercised	(280)	56.72
Forfeited or expired	(1,234)	93.28
Outstanding, end of year(1)	4,931	91.52
Expected to vest(1)	566	81.77
Exercisable, end of year(1)	4,311	92.92

(1)
As of December 31, 2015, the weighted average remaining contractual life for options outstanding, expected to vest, and exercisable is 4.5 years, 6.9 years, and 4.1 years, respectively. The aggregate intrinsic value of options outstanding, expected to vest, and exercisable at year-end was nil.

The intrinsic value of options exercised during 2015, 2014, and 2013 was approximately $3 million, $13 million and $4 million, respectively. The cash received from exercise of options during 2015 was approximately $16 million. The Company realized an additional tax benefit of approximately $973,767 for the amount of intrinsic value in excess of compensation cost recognized in 2015. As of December 31, 2015, the total compensation cost related to non-vested options not yet recognized was $5 million, which will be recognized over the remaining vesting period of the options.
In February 2016, the Company issued 872,574 options to purchase shares of the Company’s common stock to eligible employees under the 2011 Plan. The total compensation cost of $9 million is estimated to be recognized over a three years vesting period of these options.
Restricted Stock and Restricted Stock Units
The Company has restricted stock and restricted stock unit plans for eligible employees including officers. The programs created under the Omnibus Plans have been approved by Apache’s Board of Directors. In 2015, the Company awarded 2,976,562 restricted stock units at a weighted-average per-share market price of $61.65. In 2014 and 2013, the Company awarded 3,046,744 and 3,098,029 restricted stock units at a weighted-average per-share market price of $86.87 and $82.95, respectively. The value of the stock issued was established by the market price on the date of grant and is being recorded as compensation expense ratably over the vesting terms. During 2015, 2014, and 2013, $90 million ($58 million after tax), $93 million ($60 million after tax), and $82 million ($53 million after tax), respectively, was charged to expense. In 2015, 2014, and 2013, $48 million, $43 million, and $30 million was for exploration and development activities, respectively. As of December 31, 2015, there was $217 million of total unrecognized compensation cost related to 4,570,203 unvested restricted stock units. The weighted-average remaining life of unvested restricted stock units is approximately 1.1 years.

The fair value of the awards vested during 2015, 2014 and 2013 was approximately $149 million, $138 million, and $88 million, respectively. A summary of restricted stock activity for the year ended December 31, 2015, is presented below.

	Shares	Weighted- Average Grant- Date Fair Value
	(In thousands)
Non-vested at January 1, 2015	4,784	$81.96
Granted	2,976	61.65
Vested	(1,839)	81.14
Forfeited	(1,351)	78.26
Non-vested at December 31, 2015	4,570	70.12

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In February 2016, the Company issued 2,881,924 shares of restricted stock units at a weighted-average per-share market price of $41.24 under the 2011 Plan to eligible employees. The total compensation cost of $119 million is estimated to be recognized over a three year vesting period of these restricted stock units.
Total Shareholder Return (TSR) Stock Units
To provide long-term incentives for Apache employees to deliver competitive returns to the Company’s stockholders, the Company has granted conditional restricted stock units to eligible employees. The ultimate number of shares awarded from these conditional restricted stock units is based upon measurement of total shareholder return of Apache common stock as compared to a designated peer group during a three-year performance period. Should any restricted stock units be awarded at the end of the three-year performance period, 50 percent of restricted stock units awarded will immediately vest, and an additional 25 percent will vest on succeeding anniversaries of the end of the performance period. Grants from the total shareholder return programs were outstanding at December 31, 2015, as described below:

•
In January 2013, the Company’s Board of Directors approved the 2013 TSR Program, pursuant to the 2011 Plan. In January 2013 eligible employees received initial conditional restricted stock unit awards totaling 1,232,176 units. In May 2013, the Company’s Board of Directors cancelled 918,016 awards under the 2013 Performance Program for nonexecutive employees. A total of 108,217 awards were outstanding at December 31, 2015, from which a minimum of zero and a maximum of 216,434 units could be awarded.

•
In January 2014, the Company’s Board of Directors approved the 2014 TSR Program, pursuant to the 2011 Plan. In January 2014 eligible employees received initial conditional restricted stock unit awards totaling 157,406 units. A total of 63,995 awards were outstanding at December 31, 2015, from which a minimum of zero and a maximum of 127,990 units could be awarded.

The fair value cost of the awards was estimated on the date of grant and is being recorded as compensation expense ratably over the vesting terms. During 2015, 2014, and 2013, $648,000 ($418,000 after tax), $18 million ($11 million after tax), and $27 million ($17 million after tax), respectively, was charged to expense. During 2015, 2014, and 2013, $267,000, $7 million, and $13 million was for exploration and development activities, respectively. As of December 31, 2015, there was $4.7 million of total unrecognized compensation cost related to 172,212 unvested conditional restricted stock units. The weighted-average remaining life of the unvested conditional restricted stock units is approximately 1.8 years.

	Shares	Weighted- Average Grant- Date Fair Value(1)
	(In thousands)
Non-vested at January 1, 2015	354	$78.13
Granted	—	—
Vested	—	—
Forfeited or expired	(182)	72.09
Non-vested at December 31, 2015	172	78.22

(1)
The fair value of each conditional restricted stock unit award is estimated as of the date of grant using a Monte Carlo simulation with the following assumptions used for all grants made under the plan: (i) a three-year continuous risk-free interest rate; (ii) a constant volatility assumption based on the historical realized stock price volatility of the Company and the designated peer group; and (iii) the historical stock prices and expected dividends of the common stock of the Company and its designated peer group.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Business Performance Restricted Stock Units
Beginning in 2015, Apache issued a new business performance program to certain eligible employees with 50 percent of the shares payout based upon the TSR program payout model as described above, and the remaining 50 percent of the shares based on performance and financial objectives as defined in the plan. The overall results of the objectives will be calculated at the end of the award’s stated performance period and, if a payout is warranted, applied to the target number of restricted stock units awarded. The actual amount of shares awarded will be between zero and 150 percent of target. The business performance shares will immediately vest 50 percent at the end of the three-year performance period, with the remaining 50 percent vesting at the end of the following year.
In February 2015, the Company’s Board of Directors approved the 2015 Business Performance Program, pursuant to the 2011 Plan. Eligible employees received initial conditional restricted stock unit awards totaling 602,304 units. A total of 500,972 units were outstanding as of December 31, 2015, from which a minimum of zero and a maximum of 751,458 shares could be awarded. The fair value cost of the awards was estimated on the date of grant and is being recorded as compensation expense ratably over the vesting terms. During 2015, $3.4 million ($2.2 million after tax) and $1.4 million were charged to expense and for exploration and development activities, respectively. As of December 31, 2015, there was $29 million of total unrecognized compensation cost related to 500,972 unvested conditional restricted stock units. The weighted-average remaining life of the unvested conditional restricted stock units is approximately 2.4 years.

	Shares	Weighted Average Grant- Date Fair Value(1)
	(In thousands)
Non-vested at January 1, 2015	—	$—
Granted	602	66.63
Vested	—	—
Forfeited or expired	(101)	66.63
Non-vested at December 31, 2015	501	66.63

(1)
The fair value of each conditional restricted stock unit award is estimated as of the date of grant using a Monte Carlo simulation with the following assumptions used for all grants made under the plan: (i) a three-year continuous risk-free interest rate; (ii) a constant volatility assumption based on the historical realized stock price volatility of the Company and the designated peer group; and (iii) the historical stock prices and expected dividends of the common stock of the Company and its designated peer group.

In January 2016, the Company’s Board of Directors approved the 2016 Performance Program, pursuant to the 2011 Plan, with terms similar to the 2015 Performance Program described above. Eligible employees received the initial conditional restricted stock unit totaling 855,263, with the ultimate number of restricted stock units to be awarded ranging from zero to a maximum of 1,710,526 units. The grant date fair value per award was $36.55.
13.    ACCUMULATED OTHER COMPREHENSIVE LOSS
Components of accumulated other comprehensive loss include the following:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Currency translation adjustment(1)	$(109)	$(109)	$(109)
Unrealized gain (loss) on derivatives (Note 5)	—	—	1
Unfunded pension and postretirement benefit plan (Note 11)	(10)	(7)	(7)
Accumulated other comprehensive loss	$(119)	$(116)	$(115)

(1)
Currency translation adjustments resulting from translating the Canadian subsidiaries’ financial statements into U.S. dollar equivalents, prior to adoption of the U.S. dollar as their functional currency, were reported separately and accumulated in other comprehensive income (loss).

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

14.    MAJOR CUSTOMERS
In 2015, 2014, and 2013, purchases by Royal Dutch Shell plc and its subsidiaries accounted for 11 percent, 19 percent, and 24 percent, respectively, of the Company’s worldwide oil and gas production revenues.
15.    BUSINESS SEGMENT INFORMATION
Apache is engaged in a single line of business. Both domestically and internationally, the Company explores for, develops, and produces natural gas, crude oil and natural gas liquids. At December 31, 2015, the Company had production in four reporting segments: the United States, Canada, Egypt, and the U.K. North Sea. Apache also pursues exploration interests in other areas that may over time result in reportable discoveries and development opportunities. Financial information for each area is presented below:

	United States	Canada	Egypt(1)	North Sea	Other International	Total(1)
	(In millions)
2015
Oil and gas production revenues	$2,637	$498	$2,095	$1,280	$—	$6,510
Operating Expenses:
Depreciation, depletion, and amortization	1,558	301	927	514	—	3,300
Exploration	2,145	231	154	237	4	2,771
Asset retirement obligation accretion	28	43	—	74	—	145
Lease operating expenses	739	244	522	349	—	1,854
Gathering and transportation	68	89	45	9	—	211
Taxes other than income	184	26	9	63	—	282
Impairments	6,266	1,593	1,255	211	147	9,472
Operating Income (Loss)	$(8,351)	$(2,029)	$(817)	$(177)	$(151)	(11,525)
Other Income (Expense):
Gain (loss) on divestitures, net						281
Other						98
General and administrative						(380)
Transaction, reorganization, and separation						(132)
Financing costs, net						(511)
Net Loss From Continuing Operations Before Income Taxes						$(12,169)
Net Property and Equipment	$11,753	$2,074	$3,712	$3,263	$36	$20,838
Total Assets	$12,782	$2,225	$6,165	$4,280	$48	$25,500
Additions to Net Property and Equipment	$2,099	$403	$862	$715	$27	$4,106

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	United States	Canada	Egypt(1)	North Sea	Other International	Total(1)
	(In millions)
2014
Oil and gas production revenues(2)	$5,744	$1,092	$3,643	$2,316	$—	$12,795
Operating Expenses:
Depreciation, depletion, and amortization	2,408	439	872	807	—	4,526
Exploration	2,113	162	112	119	(7)	2,499
Asset retirement obligation accretion	43	39	—	72	—	154
Lease operating expenses	921	384	499	434	—	2,238
Gathering and transportation	93	123	40	17	—	273
Taxes other than income	350	31	11	185	—	577
Impairments	2,622	2,412	173	1,895	—	7,102
Operating Income (Loss)(2)	$(2,806)	$(2,498)	$1,936	$(1,213)	$7	(4,574)
Other Income (Expense):
Gain (loss) on divestitures, net						(1,608)
Other						285
General and administrative						(453)
Transaction, reorganization, and separation						(67)
Financing costs, net						(413)
Net Income From Continuing Operations Before Income Taxes(2)						$(6,830)
Net Property and Equipment(2)	$19,507	$4,197	$5,141	$3,300	$9	$32,154
Total Assets(2)	$21,487	$4,728	$6,926	$4,480	$544	$38,165
Additions to Net Property and Equipment(2)	$7,006	$1,358	$1,293	$1,060	$8	$10,725

2013
Oil and gas production revenues(2)	$6,902	$1,224	$3,971	$2,728	$—	$14,825
Operating Expenses:
Depreciation, depletion, and amortization	2,690	510	880	976	1	5,057
Exploration	629	86	86	58	83	942
Asset retirement obligation accretion	94	49	—	68	—	211
Lease operating expenses	1,320	459	471	400	—	2,650
Gathering and transportation	84	155	42	7	—	288
Taxes other than income	335	45	8	384	—	772
Impairments	96	274	12	1,061	—	1,443
Operating Income (Loss)(2)	$1,654	$(354)	$2,472	$(226)	$(84)	3,462
Other Income (Expense):
Gain (loss) on divestitures, net						(1,231)
Other						(315)
General and administrative						(491)
Transaction, reorganization, and separation						(33)
Financing costs, net						(445)
Net Income From Continuing Operations Before Income Taxes(2)						$947
Net Property and Equipment(2)	$23,440	$6,300	$4,908	$5,064	$1	$39,713
Total Assets(2)	$25,488	$7,191	$7,761	$6,334	$487	$47,261
Additions to Net Property and Equipment(2)	$6,159	$1,065	$1,226	$1,078	$1	$9,529

(1)	Includes a noncontrolling interest in Egypt.

(2)	Prior year amounts have been recast to exclude discontinued operations.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

16.    SUPPLEMENTAL OIL AND GAS DISCLOSURES (Unaudited)
Oil and Gas Operations
The following table sets forth revenue and direct cost information relating to the Company’s oil and gas exploration and production activities. Apache has no long-term agreements to purchase oil or gas production from foreign governments or authorities. In the second quarter of 2015, Apache completed the sale of its Australian LNG business and oil and gas assets, and as such the results of Australia oil and gas assets have been classified as discontinued operations.

	United States	Canada	Egypt(3)	North Sea	Other International	Total(3)(4)
	(In millions, except per boe)
2015
Oil and gas production revenues	$2,637	$498	$2,095	$1,280	$—	$6,510
Operating cost:
Depreciation, depletion, and amortization(1)	1,455	251	780	490	—	2,976
Asset retirement obligation accretion	28	43	—	74	—	145
Lease operating expenses	739	244	522	349	—	1,854
Gathering and transportation	68	89	45	9	—	211
Exploration expenses	2,145	231	154	237	4	2,771
Impairments related to oil and gas properties	6,154	1,031	193	11	—	7,389
Production taxes(2)	178	23	—	58	—	259
Income tax	(2,886)	(369)	180	26	—	(3,049)
	7,881	1,543	1,874	1,254	4	12,556
Results of operation	$(5,244)	$(1,045)	$221	$26	$(4)	$(6,046)
2014
Oil and gas production revenues	$5,744	$1,092	$3,643	$2,316	$—	$12,795
Operating cost:
Depreciation, depletion, and amortization(1)	2,294	382	735	784	—	4,195
Asset retirement obligation accretion	43	39	—	72	—	154
Lease operating expenses	921	384	499	434	—	2,238
Gathering and transportation	93	123	40	17	—	273
Exploration expenses	2,113	162	112	119	(7)	2,499
Impairments related to oil and gas properties	2,372	1,645	173	1,878	—	6,068
Production taxes(2)	342	27	—	177	—	546
Income tax	(864)	(421)	938	(723)	—	(1,070)
	7,314	2,341	2,497	2,758	(7)	14,903
Results of operation	$(1,570)	$(1,249)	$1,146	$(442)	$7	$(2,108)
2013
Oil and gas production revenues	$6,902	$1,224	$3,971	$2,728	$—	$14,825
Operating cost:
Depreciation, depletion, and amortization(1)	2,579	417	756	953	—	4,705
Asset retirement obligation accretion	94	49	—	68	—	211
Lease operating expenses	1,320	459	471	400	—	2,650
Gathering and transportation	84	155	42	7	—	288
Exploration expenses	629	86	86	58	83	942
Impairments related to oil and gas properties	96	274	12	1,061	—	1,443
Production taxes(2)	324	40	—	382	—	746
Income tax	630	(63)	1,198	(125)	—	1,640
	5,756	1,417	2,565	2,804	83	12,625
Results of operation	$1,146	$(193)	$1,406	$(76)	$(83)	$2,200

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

(1)	This amount only reflects DD&A of capitalized costs of oil and gas properties and, therefore, does not agree with DD&A reflected on Note 15—Business Segment Information.

(2)	Only reflects amounts directly related to oil and gas producing properties and, therefore, does not agree with taxes other than income reflected on Note 15—Business Segment Information.

(3)	Includes noncontrolling interest in Egypt.

(4)	Prior year amounts have been recast to exclude discontinued operations.

Costs Incurred in Oil and Gas Property Acquisitions, Exploration, and Development Activities

	United States	Canada	Egypt(2)	Australia	North Sea	Argentina	Other International	Total(2)
	(In millions)
2015
Acquisitions:
Proved	$1	$8	$29	$—	$—	$—	$—	$38
Unproved	313	23	—	—	—	—	—	336
Exploration	194	51	125	32	246	—	29	677
Development	1,729	151	741	98	479	—	—	3,198
Costs incurred(1)	$2,237	$233	$895	$130	$725	$—	$29	$4,249
(1) Includes capitalized interest and asset retirement costs as follows:
Capitalized interest	$—	$—	$8	$6	$7	$—	$—	$21
Asset retirement costs	123	8	—	—	(66)	—	—	65
2014
Acquisitions:
Proved	$102	$—	$11	$—	$—	$—	$—	$113
Unproved	1,221	141	—	16	—	—	—	1,378
Exploration	505	93	207	131	103	9	1	1,049
Development	5,078	789	1,122	990	956	6	—	8,941
Costs incurred(1)	$6,906	$1,023	$1,340	$1,137	$1,059	$15	$1	$11,481
(1) Includes capitalized interest and asset retirement costs as follows:
Capitalized interest	$17	$—	$9	$90	$29	$3	$—	$148
Asset retirement costs	43	175	—	55	34	—	—	307
2013
Acquisitions:
Proved	$17	$—	$39	$—	$125	$—	$—	$181
Unproved	195	151	11	—	17	11	—	385
Exploration	617	35	565	168	259	42	22	1,708
Development	5,188	681	599	1,055	661	142	—	8,326
Costs incurred(1)	$6,017	$867	$1,214	$1,223	$1,062	$195	$22	$10,600
(1) Includes capitalized interest and asset retirement costs as follows:
Capitalized interest	$50	$—	$2	$74	$32	$10	$—	$168
Asset retirement costs	480	17	—	(30)	67	3	—	537
(2) Includes a noncontrolling interest in Egypt.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Capitalized Costs
The following table sets forth the capitalized costs and associated accumulated depreciation, depletion, and amortization relating to the Company’s oil and gas production, exploration, and development activities:

	United States	Canada	Egypt(1)	Australia	North Sea	Other International	Total(1)
	(In millions)
2015
Proved properties	$18,692	$5,812	$9,798	$—	$7,426	$—	$41,728
Unproved properties	1,615	172	25	—	429	36	2,277
	20,307	5,984	9,823	—	7,855	36	44,005
Accumulated DD&A	(9,027)	(3,958)	(6,559)	—	(4,913)	—	(24,457)
	$11,280	$2,026	$3,264	$—	$2,942	$36	$19,548
2014
Proved properties	$22,791	$6,659	$9,096	$3,919	$6,911	$—	$49,376
Unproved properties	3,610	675	179	438	579	9	5,490
	26,401	7,334	9,275	4,357	7,490	9	54,866
Accumulated DD&A	(7,572)	(3,803)	(5,779)	(2,744)	(4,533)	—	(24,431)
	$18,829	$3,531	$3,496	$1,613	$2,957	$9	$30,435
(1) Includes a noncontrolling interest in Egypt.
Oil and Gas Reserve Information
Proved oil and gas reserves are the estimated quantities of natural gas, crude oil, condensate, and natural gas liquids (NGLs) that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing conditions, operating conditions, and government regulations. Estimated proved developed oil and gas reserves can be expected to be recovered through existing wells with existing equipment and operating methods. The Company reports all estimated proved reserves held under production-sharing arrangements utilizing the “economic interest” method, which excludes the host country’s share of reserves.

Estimated reserves that can be produced economically through application of improved recovery techniques are included in the “proved” classification when successful testing by a pilot project or the operation of an active, improved recovery program using reliable technology establishes the reasonable certainty for the engineering analysis on which the project or program is based. Economically producible means a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation. Reasonable certainty means a high degree of confidence that the quantities will be recovered. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field-tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. In estimating its proved reserves, Apache uses several different traditional methods that can be classified in three general categories: 1) performance-based methods; 2) volumetric-based methods; and 3) analogy with similar properties. Apache will, at times, utilize additional technical analysis such as computer reservoir models, petrophysical techniques, and proprietary 3-D seismic interpretation methods to provide additional support for more complex reservoirs. Information from this additional analysis is combined with traditional methods outlined above to enhance the certainty of our reserve estimates.

There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The reserve data in the following tables only represent estimates and should not be construed as being exact.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Crude Oil and Condensate
	(Thousands of barrels)
	United States	Canada	Egypt(1)	Australia	North Sea	Argentina	Total(1)
Proved developed reserves:
December 31, 2012	474,837	79,695	106,746	29,053	119,635	15,845	825,811
December 31, 2013	457,981	80,526	119,242	22,524	100,327	14,195	794,795
December 31, 2014	444,440	75,876	128,712	29,996	105,746	—	784,770
December 31, 2015	348,797	67,847	144,164	—	104,255	—	665,063
Proved undeveloped reserves:
December 31, 2012	203,068	70,650	17,288	34,808	28,019	2,981	356,814
December 31, 2013	195,835	56,366	16,302	36,703	29,253	2,231	336,690
December 31, 2014	170,125	59,923	14,617	25,775	19,059	—	289,499
December 31, 2015	60,505	38,326	17,856	—	11,309	—	127,996
Total proved reserves:
Balance December 31, 2012	677,905	150,345	124,034	63,861	147,654	18,826	1,182,625
Extensions, discoveries and other additions	133,227	10,177	43,738	2,539	1,543	998	192,222
Purchase of minerals in-place	85	—	5	—	3,623	—	3,713
Revisions of previous estimates	1,683	(531)	650	(118)	18	24	1,726
Production	(53,621)	(6,469)	(32,883)	(7,055)	(23,258)	(3,422)	(126,708)
Sale of properties	(105,463)	(16,630)	—	—	—	—	(122,093)
Balance December 31, 2013	653,816	136,892	135,544	59,227	129,580	16,426	1,131,485
Extensions, discoveries and other additions	57,011	9,657	38,074	4,254	17,386	5	126,387
Purchase of minerals in-place	15,240	—	—	—	—	—	15,240
Revisions of previous estimates	3,083	(812)	2,645	(216)	(7)	—	4,693
Production	(48,789)	(6,421)	(32,934)	(7,494)	(22,154)	(620)	(118,412)
Sale of properties	(65,796)	(3,517)	—	—	—	(15,811)	(85,124)
Balance December 31, 2014	614,565	135,799	143,329	55,771	124,805	—	1,074,269
Extensions, discoveries and other additions	13,903	4,550	24,524	—	16,579	—	59,556
Purchase of minerals in-place	—	1,763	—	—	—	—	1,763
Revisions of previous estimates	(173,907)	(27,966)	27,330	11,189	(2,255)	—	(165,609)
Production	(45,138)	(5,755)	(33,163)	(2,778)	(21,657)	—	(108,491)
Sale of properties	(121)	(2,218)	—	(64,182)	(1,908)	—	(68,429)
Balance December 31, 2015	409,302	106,173	162,020	—	115,564	—	793,059
(1)    2015, 2014, and 2013 includes proved reserves of 54 MMbbls, 48 MMbbls, and 45 MMbbls, respectively, attributable to a noncontrolling interest in Egypt.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Natural Gas Liquids
	(Thousands of barrels)
	United States	Canada	Egypt(1)	Australia	North Sea	Argentina	Total(1)
Proved developed reserves:
December 31, 2012	154,508	21,996	—	—	2,438	5,007	183,949
December 31, 2013	184,485	26,099	—	—	2,435	4,110	217,129
December 31, 2014	183,565	17,947	1,346	—	1,770	—	204,628
December 31, 2015	150,265	15,246	1,491	—	1,784	—	168,786
Proved undeveloped reserves:
December 31, 2012	60,889	12,258	—	—	380	876	74,403
December 31, 2013	63,538	9,970	—	—	215	1,009	74,732
December 31, 2014	69,828	7,168	212	—	371	—	77,579
December 31, 2015	24,939	4,839	78	—	295	—	30,151
Total proved reserves:
Balance December 31, 2012	215,397	34,254	—	—	2,818	5,883	258,352
Extensions, discoveries and other additions	69,231	4,014	—	—	—	—	73,245
Purchase of minerals in-place	45	—	—	—	295	—	340
Revisions of previous estimates	1,591	546	—	—	1	3	2,141
Production	(19,922)	(2,442)	—	—	(464)	(767)	(23,595)
Sale of properties	(18,319)	(303)	—	—	—	—	(18,622)
Balance December 31, 2013	248,023	36,069	—	—	2,650	5,119	291,861
Extensions, discoveries and other additions	47,516	1,163	1,820	—	1	—	50,500
Purchase of minerals in-place	2,916	—	—	—	—	—	2,916
Revisions of previous estimates	2,594	116	(11)	—	(2)	—	2,697
Production	(21,464)	(2,256)	(251)	—	(508)	(116)	(24,595)
Sale of properties	(26,192)	(9,977)	—	—	—	(5,003)	(41,172)
Balance December 31, 2014	253,393	25,115	1,558	—	2,141	—	282,207
Extensions, discoveries and other additions	5,768	1,473	144	—	689	—	8,074
Purchase of minerals in-place	—	976	—	—	—	—	976
Revisions of previous estimates	(64,226)	(4,886)	255	—	(321)	—	(69,178)
Production	(19,684)	(2,236)	(388)	—	(413)	—	(22,721)
Sale of properties	(47)	(357)	—	—	(17)	—	(421)
Balance December 31, 2015	175,204	20,085	1,569	—	2,079	—	198,937
(1)    2015 and 2014 includes proved reserves of 523 Mbbls and 519 Mbbls, respectively, attributable to a noncontrolling interest in Egypt.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Natural Gas
	(Millions of cubic feet)
	United States	Canada	Egypt(1)	Australia	North Sea	Argentina	Total(1)
Proved developed reserves:
December 31, 2012	2,353,587	1,734,657	690,436	596,052	93,319	365,054	5,833,105
December 31, 2013	2,005,966	1,294,420	621,825	626,543	88,177	289,133	4,926,064
December 31, 2014	1,616,504	990,145	637,187	640,265	87,259	—	3,971,360
December 31, 2015	1,364,174	759,321	776,263	—	85,532	—	2,985,290
Proved undeveloped reserves:
December 31, 2012	832,320	403,227	205,055	1,074,018	18,985	97,496	2,631,101
December 31, 2013	667,160	439,037	190,355	975,224	18,988	121,584	2,412,348
December 31, 2014	580,299	527,623	171,696	964,554	23,228	—	2,267,400
December 31, 2015	208,594	162,809	53,969	—	19,760	—	445,132
Total proved reserves:
Balance December 31, 2012	3,185,907	2,137,884	895,491	1,670,070	112,304	462,550	8,464,206
Extensions, discoveries and other additions	306,721	359,493	44,382	13,351	2,750	16,515	743,212
Purchase of minerals in-place	855	—	—	—	10,680	—	11,535
Revisions of previous estimates	61,247	109,551	14,824	(101)	32	49	185,602
Production	(285,187)	(181,593)	(142,517)	(81,553)	(18,601)	(68,397)	(777,848)
Sale of properties	(596,417)	(691,878)	—	—	—	—	(1,288,295)
Balance December 31, 2013	2,673,126	1,733,457	812,180	1,601,767	107,165	410,717	7,338,412
Extensions, discoveries and other additions	203,318	383,077	125,899	81,156	23,803	—	817,253
Purchase of minerals in-place	21,337	—	—	—	—	—	21,337
Revisions of previous estimates	35,910	(12,626)	17,326	—	(54)	—	40,556
Production	(215,829)	(117,816)	(146,522)	(78,104)	(20,427)	(12,722)	(591,420)
Sale of properties	(521,059)	(468,324)	—	—	—	(397,995)	(1,387,378)
Balance December 31, 2014	2,196,803	1,517,768	808,883	1,604,819	110,487	—	6,238,760
Extensions, discoveries and other additions	40,901	121,216	94,777	—	41,755	—	298,649
Purchase of minerals in-place	—	24,727	—	—	—	—	24,727
Revisions of previous estimates	(503,939)	(325,375)	61,442	8,162	(22,373)	—	(782,083)
Production	(160,614)	(100,289)	(134,870)	(34,352)	(23,647)	—	(453,772)
Sale of properties	(383)	(315,917)	—	(1,578,629)	(930)	—	(1,895,859)
Balance December 31, 2015	1,572,768	922,130	830,232	—	105,292	—	3,430,422
(1)    2015, 2014, and 2013 include proved reserves of 277 Bcf, 270 Bcf, and 271 Bcf, respectively, attributable to a noncontrolling interest in Egypt.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

	Total Equivalent Reserves
	(Thousands barrels of oil equivalent)
	United States	Canada	Egypt(1)	Australia	North Sea	Argentina	Total(1)
Proved developed reserves:
December 31, 2012	1,021,610	390,800	221,819	128,395	137,626	81,695	1,981,945
December 31, 2013	976,795	322,362	222,880	126,948	117,457	66,494	1,832,936
December 31, 2014	897,422	258,848	236,256	136,707	122,058	—	1,651,291
December 31, 2015	726,424	209,647	275,033	—	120,293	—	1,331,397
Proved undeveloped reserves:
December 31, 2012	402,677	150,113	51,464	213,811	31,563	20,106	869,734
December 31, 2013	370,566	139,509	48,028	199,240	32,633	23,504	813,480
December 31, 2014	336,670	155,028	43,446	186,534	23,301	—	744,979
December 31, 2015	120,210	70,300	26,929	—	14,897	—	232,336
Total proved reserves:
Balance December 31, 2012	1,424,287	540,913	273,283	342,206	169,189	101,801	2,851,679
Extensions, discoveries and other additions	253,578	74,107	51,135	4,764	2,001	3,751	389,336
Purchase of minerals in-place	273	—	5	—	5,698	—	5,976
Revisions of previous estimates	13,482	18,274	3,121	(135)	24	35	34,801
Production	(121,074)	(39,177)	(56,636)	(20,647)	(26,822)	(15,589)	(279,945)
Sale of properties	(223,185)	(132,246)	—	—	—	—	(355,431)
Balance December 31, 2013	1,347,361	461,871	270,908	326,188	150,090	89,998	2,646,416
Extensions, discoveries and other additions	138,413	74,666	60,877	17,780	21,354	5	313,095
Purchase of minerals in-place	21,712	—	—	—	—	—	21,712
Revisions of previous estimates	11,662	(2,800)	5,522	(216)	(18)	—	14,150
Production	(106,225)	(28,313)	(57,605)	(20,511)	(26,067)	(2,856)	(241,577)
Sale of properties	(178,831)	(91,548)	—	—	—	(87,147)	(357,526)
Balance December 31, 2014	1,234,092	413,876	279,702	323,241	145,359	—	2,396,270
Extensions, discoveries and other additions	26,488	26,226	40,464	—	24,227	—	117,405
Purchase of minerals in-place	—	6,860	—	—	—	—	6,860
Revisions of previous estimates	(322,123)	(87,081)	37,825	12,549	(6,305)	—	(365,135)
Production	(91,591)	(24,706)	(56,029)	(8,503)	(26,011)	—	(206,840)
Sale of properties	(232)	(55,228)	—	(327,287)	(2,080)	—	(384,827)
Balance December 31, 2015	846,634	279,947	301,962	—	135,190	—	1,563,733
(1)    2015, 2014, and 2013 include total proved reserves of 101 MMboe, 93 MMboe, and 90 MMboe, respectively, attributable to a noncontrolling interest in Egypt.

During 2015, Apache sold a combined 385 MMboe through several divestiture transactions: 55 MMboe in Canada, 328 MMboe in Australia, and 2 MMboe in the North Sea. The Company added 7 MMboe of estimated proved reserves through purchases of minerals in-place and 117 MMboe from extensions, discoveries, and other additions. The Company recorded 53 MMboe in North America, primarily associated with our drilling programs in the Canadian liquid-rich gas targets of Duvernay and Montney formations and Permian Basin drilling for Wolfcamp, Yeso, Lower Spraberry, and Bone Spring formations. The Company also had additional drilling success in the Woodford, Canyon Lime, Marmaton, and Eagle Ford formations in the MidContinent/Gulf Coast region.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The international regions contributed 64 MMboe of exploration and development adds with Egypt contributing 40 MMboe from onshore exploration and appraisal activity in the West Kalabsha, Shushan, and Khalda concessions. Egypt also continued development of the Ptah, Berenice, and Razzak fields during 2015. The North Sea offshore region contributed 24 MMboe from exploration success in the Callater discovery and continued development in the Beryl, Forties, and Nevis fields.
During 2015, Apache also had combined downward revisions of previously estimated reserves of 365 MMboe. Changes in product prices accounted for 339 MMboe, lease ownership changes accounted for 16 MMboe, and engineering and performance revisions totaled 10 MMboe.
Approximately 9 percent of Apache’s year-end 2015 estimated proved developed reserves are classified as proved not producing. These reserves relate to zones that are either behind pipe, or that have been completed but not yet produced, or zones that have been produced in the past, but are not now producing because of mechanical reasons. These reserves are considered to be a lower tier of reserves than producing reserves because they are frequently based on volumetric calculations rather than performance data. Future production associated with behind pipe reserves is scheduled to follow depletion of the currently producing zones in the same wellbores. Additional capital may have to be spent to access these reserves. The capital and economic impact of production timing are reflected in this Note 16, under “Future Net Cash Flows.”

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Future Net Cash Flows
Future cash inflows as of December 31, 2015 and 2014 were calculated using an unweighted arithmetic average of oil and gas prices in effect on the first day of each month in the respective year, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

The following table sets forth unaudited information concerning future net cash flows for proved oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and gas producing activities. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

	United States	Canada	Egypt(2)	Australia	North Sea	Argentina	Total(2)
	(In millions)
2015
Cash inflows	$26,610	$7,345	$11,124	$—	$6,994	$—	$52,073
Production costs	(12,178)	(3,841)	(2,185)	—	(3,209)	—	(21,413)
Development costs	(2,255)	(1,939)	(1,515)	—	(2,346)	—	(8,055)
Income tax expense	(63)	—	(2,326)	—	(691)	—	(3,080)
Net cash flows	12,114	1,565	5,098	—	748	—	19,525
10 percent discount rate	(6,876)	(868)	(1,330)	—	143	—	(8,931)
Discounted future net cash flows(1)	$5,238	$697	$3,768	$—	$891	$—	$10,594
2014
Cash inflows	73,859	18,966	16,802	19,391	13,916	—	142,934
Production costs	(25,875)	(7,537)	(2,924)	(4,105)	(7,121)	—	(47,562)
Development costs	(4,422)	(2,453)	(1,683)	(1,173)	(2,776)	—	(12,507)
Income tax expense	(10,657)	(1,070)	(4,091)	(3,202)	(2,445)	—	(21,465)
Net cash flows	32,905	7,906	8,104	10,911	1,574	—	61,400
10 percent discount rate	(17,639)	(3,983)	(2,099)	(5,875)	(146)	—	(29,742)
Discounted future net cash flows(1)	$15,266	$3,923	$6,005	$5,036	$1,428	$—	$31,658

(1)	Estimated future net cash flows before income tax expense, discounted at 10 percent per annum, totaled approximately $13.1 billion and $43.0 billion as of December 31, 2015 and 2014, respectively.

(2)	Includes discounted future net cash flows of approximately $1.3 billion and $2.0 billion in 2015 and 2014, respectively, attributable to a noncontrolling interest in Egypt.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table sets forth the principal sources of change in the discounted future net cash flows:

	For the Year Ended December 31,
	2015	2014	2013
	(In millions)
Sales, net of production costs	$(4,056)	$(10,350)	$(12,271)
Net change in prices and production costs	(21,710)	(1,029)	1,438
Discoveries and improved recovery, net of related costs	1,953	6,297	6,892
Change in future development costs	705	(1,136)	(2,017)
Previously estimated development costs incurred during the period	1,991	4,462	4,654
Revision of quantities	(2,292)	256	500
Purchases of minerals in-place	22	508	227
Accretion of discount	3,642	4,442	4,823
Change in income taxes	7,264	836	855
Sales of properties	(5,240)	(4,780)	(6,232)
Change in production rates and other	(3,343)	(442)	(828)
	$(21,064)	$(936)	$(1,959)

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

17.    SUPPLEMENTAL QUARTERLY FINANCIAL DATA (Unaudited)

	First	Second	Third	Fourth	Total
	(In millions, except per share amounts)
2015
Revenues and other	$1,653	$2,019	$1,531	$1,405	$6,608
Gain (loss) on divestitures	(18)	227	(5)	77	281
Expenses(1)	2,703	3,163	5,645	6,537	18,048
Net income (loss) from continuing operations including noncontrolling interest	(1,068)	(917)	(4,119)	(5,055)	(11,159)
Net income (loss) from discontinued operations, net of tax	(238)	120	(17)	627	492
Net income (loss) including noncontrolling interest	$(1,306)	$(797)	$(4,136)	$(4,428)	$(10,667)
Net income (loss) attributable to common stock	$(1,334)	$(860)	$(4,143)	$(4,015)	$(10,352)
Basic net income (loss) per common share(2):
Net income (loss) from continuing operations	$(2.91)	$(2.60)	$(10.91)	$(12.28)	$(28.70)
Net income (loss) from discontinued operations	(0.63)	0.32	(0.04)	1.66	1.30
Net income (loss) per share	$(3.54)	$(2.28)	$(10.95)	$(10.62)	$(27.40)
Diluted net income (loss) per common share(2):
Net income (loss) from continuing operations	$(2.91)	$(2.60)	$(10.91)	$(12.28)	$(28.70)
Net income (loss) from discontinued operations	(0.63)	0.32	(0.04)	1.66	1.30
Net income (loss) per share	$(3.54)	$(2.28)	$(10.95)	$(10.62)	$(27.40)
2014
Revenues and other	$3,423	$3,323	$3,476	$2,858	$13,080
Gain (loss) on divestitures	3	(787)	—	(824)	(1,608)
Expenses(1)	2,786	2,839	3,817	8,342	17,784
Net income (loss) from continuing operations including noncontrolling interest	640	(303)	(341)	(6,308)	(6,312)
Net income (loss) from discontinued operations, net of tax	(545)	68	(247)	(983)	(1,707)
Net income (loss) including noncontrolling interest	$95	$(235)	$(588)	$(7,291)	$(8,019)
Net income (loss) attributable to common stock	$(18)	$(354)	$(691)	$(7,297)	$(8,360)
Basic net income (loss) per common share(2):
Net income (loss) from continuing operations	$1.35	$(1.10)	$(1.17)	$(16.77)	$(17.32)
Net income (loss) from discontinued operations	(1.38)	0.18	(0.65)	(2.61)	(4.44)
Net income (loss) per share	$(0.03)	$(0.92)	$(1.82)	$(19.38)	$(21.76)
Diluted net income (loss) per common share(2):
Net income (loss) from continuing operations	$1.35	$(1.10)	$(1.17)	$(16.77)	$(17.32)
Net income (loss) from discontinued operations	(1.38)	0.18	(0.65)	(2.61)	(4.44)
Net income (loss) per share	$(0.03)	$(0.92)	$(1.82)	$(19.38)	$(21.76)

(1)
Continuing operating expenses for 2015 include non-cash asset impairments totaling $2.1 billion, $660 million, $4.1 billion, and $5.1 billion in the first, second, third, and fourth quarters of 2015, respectively. Continuing operating expenses for 2014 include non-cash asset impairments totaling $115 million, $162 million, $123 million, and $8.7 billion in the first, second, third, and fourth quarters of 2014, respectively.

(2)
The sum of the individual quarterly net income per common share amounts may not agree with full-year net income per common share as each quarterly computation is based on the weighted-average number of common shares outstanding during that period.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

18.    SUPPLEMENTAL GUARANTOR INFORMATION
In December 1999, Apache Finance Canada issued approximately $300 million of publicly-traded notes due in 2029, which are fully and unconditionally guaranteed by Apache. The following condensed consolidating financial statements are provided as an alternative to filing separate financial statements.
Apache Finance Canada is 100 percent owned by Apache Corporation. As such, these condensed consolidating financial statements should be read in conjunction with Apache’s consolidated financial statements and notes thereto, of which this note is an integral part.

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
For the Year Ended December 31, 2015

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
	(In millions)
REVENUES AND OTHER:
Oil and gas production revenues	$1,446	$—	$5,064	$—	$6,510
Equity in net income (loss) of affiliates	(5,254)	(740)	57	5,937	—
Other	(71)	54	96	19	98
Gain (loss) on divestiture	36	—	245	—	281
	(3,843)	(686)	5,462	5,956	6,889
OPERATING EXPENSES:
Lease operating expenses	399	—	1,455	—	1,854
Gathering and transportation	35	—	176	—	211
Taxes other than income	103	—	179	—	282
Exploration	2,096	—	675	—	2,771
General and administrative	296	—	65	19	380
Depreciation, depletion, and amortization	966	—	2,334	—	3,300
Asset retirement obligation accretion	15	—	130	—	145
Impairments	3,885	—	5,587	—	9,472
Transaction, reorganization, and separation	132	—	—	—	132
Financing costs, net	475	(14)	50	—	511
	8,402	(14)	10,651	19	19,058
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(12,245)	(672)	(5,189)	5,937	(12,169)
Provision for income taxes	(2,065)	11	1,044	—	(1,010)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS
INCLUDING NONCONTROLLING INTEREST	(10,180)	(683)	(6,233)	5,937	(11,159)
Net loss from discontinued operations, net of tax	(172)	—	664	—	492
NET INCOME (LOSS) INCLUDING
NONCONTROLLING INTEREST	(10,352)	(683)	(5,569)	5,937	(10,667)
Net income attributable to noncontrolling interest	—	—	(315)	—	(315)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(10,352)	$(683)	$(5,254)	$5,937	$(10,352)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(10,355)	$(683)	$(5,254)	$5,937	$(10,355)

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
For the Year Ended December 31, 2014

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
	(In millions)
REVENUES AND OTHER:
Oil and gas production revenues	$3,399	$—	$9,396	$—	$12,795
Equity in net income (loss) of affiliates	(3,489)	(1,191)	73	4,607	—
Other	375	55	(150)	5	285
Gain (loss) on divestiture	(1,031)	—	(577)	—	(1,608)
	(746)	(1,136)	8,742	4,612	11,472
OPERATING EXPENSES:
Lease operating expenses	509	—	1,729	—	2,238
Gathering and transportation	58	—	215	—	273
Taxes other than income	206	—	371	—	577
Exploration	1,966	—	533	—	2,499
General and administrative	370	—	78	5	453
Depreciation, depletion, and amortization	1,493	—	3,033	—	4,526
Asset retirement obligation accretion	31	—	123	—	154
Impairments	1,626	—	5,476	—	7,102
Transaction, reorganization, and separation	67	—	—	—	67
Financing costs, net	372	(24)	65	—	413
	6,698	(24)	11,623	5	18,302
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(7,444)	(1,112)	(2,881)	4,607	(6,830)
Provision for income taxes	789	6	(1,313)	—	(518)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS
INCLUDING NONCONTROLLING INTEREST	(8,233)	(1,118)	(1,568)	4,607	(6,312)
Net income from discontinued operations, net of tax	(127)	—	(1,580)	—	(1,707)
NET INCOME (LOSS) INCLUDING
NONCONTROLLING INTEREST	(8,360)	(1,118)	(3,148)	4,607	(8,019)
Net income attributable to noncontrolling interest	—	—	341	—	341
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(8,360)	$(1,118)	$(3,489)	$4,607	$(8,360)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$(8,361)	$(1,118)	$(3,489)	$4,607	$(8,361)

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
For the Year Ended December 31, 2013

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
	(In millions)
REVENUES AND OTHER:
Oil and gas production revenues	$4,585	$—	$10,240	$—	$14,825
Equity in net income (loss) of affiliates	722	30	36	(788)	—
Other	(399)	61	27	(4)	(315)
Gain (loss) on divestiture	(670)	—	(561)	—	(1,231)
	4,238	91	9,742	(792)	13,279
OPERATING EXPENSES:
Lease operating expenses	939	—	1,711	—	2,650
Gathering and transportation	61	—	227	—	288
Taxes other than income	190	—	582	—	772
Exploration	332	—	610	—	942
General and administrative	411	—	84	(4)	491
Depreciation, depletion, and amortization	1,668	—	3,389	—	5,057
Asset retirement obligation accretion	67	—	144	—	211
Impairments	60	—	1,383	—	1,443
Transaction, reorganization, and separation	33	—	—	—	33
Financing costs, net	339	5	101	—	445
	4,100	5	8,231	(4)	12,332
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	138	86	1,511	(788)	947
Provision (benefit) for income taxes	(250)	20	1,171	—	941
NET INCOME (LOSS) FROM CONTINUING OPERATIONS INCLUDING NONCONTROLLING INTEREST	388	66	340	(788)	6
Net income from discontinued operations, net of tax	—	—	438	—	438
NET INCOME (LOSS) INCLUDING NONCONTROLLING INTEREST	388	66	778	(788)	444
Preferred stock dividends	44	—	—	—	44
Net income attributable to noncontrolling interest	—	—	56	—	56
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$344	$66	$722	$(788)	$344
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK	$360	$66	$722	$(788)	$360

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2015

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
			(In millions)
CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	$98	$18	$2,438	$—	$2,554
CASH PROVIDED BY DISCONTINUED OPERATIONS	—	—	113	—	113
CASH PROVIDED BY OPERATING ACTIVITIES	98	18	2,551	—	2,667
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas property	(1,500)	—	(2,708)	—	(4,208)
Additions to gas gathering, transmission, and processing facilities	(156)	—	(77)	—	(233)
Proceeds from sale of Kitimat LNG	—	—	854	—	854
Proceeds from sale of Yara Pilbara	—	—	391	—	391
Leasehold and property acquisitions	(313)	—	(54)	—	(367)
Proceeds from sale of oil and gas properties, other	163	—	105	—	268
Investment in subsidiaries, net	6,363	—	—	(6,363)	—
Other	(34)	—	40	—	6
NET CASH USED IN CONTINUING INVESTING ACTIVITIES	4,523	—	(1,449)	(6,363)	(3,289)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	—	4,372	—	4,372
NET CASH USED IN INVESTING ACTIVITIES	4,523	—	2,923	(6,363)	1,083
CASH FLOWS FROM FINANCING ACTIVITIES:
Commercial paper, credit facility, and bank notes, net	(1,570)	—	—	—	(1,570)
Intercompany borrowings	(1,621)	(18)	(4,724)	6,363	—
Payments on fixed rate debt	(939)	—	—	—	(939)
Dividends paid	(377)	—	—	—	(377)
Distributions to noncontrolling interest	—	—	(129)	—	(129)
Other	(3)	—	56	—	53
NET CASH USED IN CONTINUING FINANCING ACTIVITIES	(4,510)	(18)	(4,797)	6,363	(2,962)
NET CASH USED IN FINANCING ACTIVITIES	(4,510)	(18)	(4,797)	6,363	(2,962)
NET INCREASE IN CASH AND CASH
EQUIVALENTS	111	—	677	—	788
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	267	—	412	—	679
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$378	$—	$1,089	$—	$1,467

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2014

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
			(In millions)
CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	$3,104	$17	$3,892	$—	$7,013
CASH PROVIDED BY DISCONTINUED OPERATIONS	—	—	944	—	944
CASH PROVIDED BY OPERATING ACTIVITIES	3,104	17	4,836	—	7,957
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas property	(4,364)	—	(4,244)	—	(8,608)
Additions to gas gathering, transmission, and processing facilities	(9)	—	(872)	—	(881)
Proceeds from sale of Deepwater Gulf of Mexico assets	1,360	—	—	—	1,360
Proceeds from sale of Anadarko basin and southern Louisiana assets	1,262	—	—	—	1,262
Leasehold and property acquisitions	(1,475)	—	—	—	(1,475)
Proceeds from sale of oil and gas properties	15	—	455	—	470
Investment in subsidiaries, net	1,132	—	—	(1,132)	—
Other	(186)	—	(113)	—	(299)
NET CASH USED IN CONTINUING INVESTING ACTIVITIES	(2,265)	—	(4,774)	(1,132)	(8,171)
NET CASH PROVIDED BY DISCONTINUED OPERATIONS	—	—	(219)	—	(219)
NET CASH USED IN INVESTING ACTIVITIES	(2,265)	—	(4,993)	(1,132)	(8,390)
CASH FLOWS FROM FINANCING ACTIVITIES:
Commercial paper, credit facility, and bank notes, net	1,570	—	(2)	—	1,568
Intercompany borrowings	—	8	(1,152)	1,144	—
Dividends paid	(365)	—	—	—	(365)
Distributions to noncontrolling interest	—	—	(140)	—	(140)
Treasury stock activity, net	(1,864)	—	—	—	(1,864)
Other	(68)	(28)	157	(12)	49
NET CASH USED IN CONTINUING FINANCING ACTIVITIES	(727)	(20)	(1,137)	1,132	(752)
NET CASH USED IN DISCONTINUED OPERATIONS	—	—	(42)	—	(42)
NET CASH USED IN FINANCING ACTIVITIES	(727)	(20)	(1,179)	1,132	(794)
NET INCREASE (DECREAS) IN CASH AND CASH EQUIVALENTS	112	(3)	(1,336)	—	(1,227)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	155	3	1,748	—	1,906
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$267	$—	$412	$—	$679

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2013

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
			(In millions)
CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	$1,076	$315	$6,873	$—	$8,264
CASH PROVIDED BY DISCONTINUED OPERATIONS	—	—	1,164	—	1,164
CASH PROVIDED BY OPERATING ACTIVITIES	1,076	315	8,037	—	9,428
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas property	(3,751)	—	(4,491)	—	(8,242)
Additions to gas gathering, transmission, and processing facilities	(124)	—	(340)	—	(464)
Proceeds from divestiture of Gulf of Mexico Shelf properties	3,702	—	—	—	3,702
Leasehold and property acquisitions	(195)	—	(234)	—	(429)
Proceeds from Kitimat LNG transaction, net		—	396	—	396
Proceeds from sale of oil and gas properties	—	—	307	—	307
Other	(58)	—	(47)	—	(105)
NET CASH USED IN CONTINUING INVESTING ACTIVITIES	(426)	—	(4,409)	—	(4,835)
NET CASH USED IN DISCONTINUED OPERATIONS	—	—	(1,874)	—	(1,874)
NET CASH USED IN INVESTING ACTIVITIES	(426)	—	(6,283)	—	(6,709)
CASH FLOWS FROM FINANCING ACTIVITIES:
Commercial paper, credit facility, and bank notes, net	(501)	—	(8)	—	(509)
Intercompany borrowings	3,056	1	(3,057)	—	—
Payments on fixed rate debt	(1,722)	(350)	—	—	(2,072)
Dividends paid	(360)	—	—	—	(360)
Proceeds from sale of noncontrolling interest	—	—	2,948	—	2,948
Shares repurchased	(997)	—	—	—	(997)
Other	29	37	(45)	—	21
NET CASH USED IN CONTINUING FINANCING ACTIVITIES	(495)	(312)	(162)	—	(969)
NET CASH USED IN DISCONTINUED OPERATIONS	—	—	(4)	—	(4)
NET CASH USED IN FINANCING ACTIVITIES	(495)	(312)	(166)	—	(973)
NET INCREASE IN CASH AND CASH EQUIVALENTS	155	3	1,588	—	1,746
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	—	160	—	160
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$155	$3	$1,748	$—	$1,906

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2015

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
			(In millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$378	$—	$1,089	$—	$1,467
Receivables, net of allowance	314	—	939	—	1,253
Inventories	34	—	536	—	570
Drilling advances	16	—	156	—	172
Prepaid assets and other	102	—	188	—	290
Intercompany receivable	5,212	—	—	(5,212)	—
	6,056	—	2,908	(5,212)	3,752
PROPERTY AND EQUIPMENT, NET	6,546	—	14,292	—	20,838
OTHER ASSETS:
Intercompany receivable	—	—	10,744	(10,744)	—
Equity in affiliates	16,092	(807)	446	(15,731)	—
Deferred charges and other	96	1,001	813	(1,000)	910
	$28,790	$194	$29,203	$(32,687)	$25,500
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$409	$—	$209	$—	$618
Other current liabilities	539	3	681	—	1,223
Intercompany payable	—	—	5,212	(5,212)	—
	948	3	6,102	(5,212)	1,841
LONG-TERM DEBT	8,418	298	—	—	8,716
DEFERRED CREDITS AND OTHER
NONCURRENT LIABILITIES:
Intercompany payable	10,744	—	—	(10,744)	—
Income taxes	(412)	4	2,937	—	2,529
Asset retirement obligation	271	—	2,291	—	2,562
Other	933	250	179	(1,000)	362
	11,536	254	5,407	(11,744)	5,453
COMMITMENTS AND CONTINGENCIES APACHE SHAREHOLDERS’ EQUITY	7,888	(361)	16,092	(15,731)	7,888
Noncontrolling interest	—	—	1,602	—	1,602
TOTAL EQUITY	7,888	(361)	17,694	(15,731)	9,490
	$28,790	$194	$29,203	$(32,687)	$25,500

APACHE CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2014

	Apache Corporation	Apache Finance Canada	All Other Subsidiaries of Apache Corporation	Reclassifications & Eliminations	Consolidated
			(In millions)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$267	$—	$412	$—	$679
Receivables, net of allowance	837	—	1,182	—	2,019
Inventories	24	—	657	—	681
Drilling advances	34	1	248	—	283
Assets held for sale	—	—	3,381	—	3,381
Deferred tax asset	612	—	278	—	890
Prepaid assets and other	32	—	97	—	129
Intercompany receivable	4,939	—	—	(4,939)	—
	6,745	1	6,255	(4,939)	8,062
PROPERTY AND EQUIPMENT, NET	12,146	—	22,499	—	34,645
OTHER ASSETS:
Intercompany receivable	819	—	4,002	(4,821)	—
Equity in affiliates	21,346	(2)	324	(21,668)	—
Deferred charges and other	108	1,002	1,447	(1,000)	1,557
	$41,164	$1,001	$34,527	$(32,428)	$44,264
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$748	$10	$352	$—	$1,110
Liabilities held for sale	—	—	428	—	428
Other current liabilities	1,042	1	1,197	—	2,240
Intercompany payable	—	—	4,939	(4,939)	—
	1,790	11	6,916	(4,939)	3,778
LONG-TERM DEBT	10,880	298	—	—	11,178
DEFERRED CREDITS AND OTHER
NONCURRENT LIABILITIES:
Intercompany payable	3,882	120	819	(4,821)	—
Income taxes	3,824	—	1,669	—	5,493
Asset retirement obligation	211	—	2,704	—	2,915
Other	2,082	250	(973)	(1,000)	359
	9,999	370	4,219	(5,821)	8,767
COMMITMENTS AND CONTINGENCIES APACHE SHAREHOLDERS’ EQUITY	18,495	322	21,346	(21,668)	18,495
Noncontrolling interest	—	—	2,046	—	2,046
TOTAL EQUITY	18,495	322	23,392	(21,668)	20,541
	$41,164	$1,001	$34,527	$(32,428)	$44,264